   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1996


                                                      REGISTRATION NO. 333-15659

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            JDA SOFTWARE GROUP, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              7371                             86-0787377
  (State or other jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)        Classification Code Number)             Identification No.)

                      11811 NORTH TATUM BLVD., SUITE 2000
                               PHOENIX, AZ 85028
                                 (602) 404-5500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               JAMES D. ARMSTRONG

                            CHIEF EXECUTIVE OFFICER
                               FREDERICK M. PAKIS
                                   PRESIDENT
                            JDA SOFTWARE GROUP, INC.
                      11811 NORTH TATUM BLVD., SUITE 2000
                               PHOENIX, AZ 85028
                                 (602) 404-5500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

                PAUL E. HURDLOW, ESQ.                             ROBERT M. MATTSON, JR., ESQ.
               JEFFREY T. BAGLIO, ESQ.                              TAMARA POWELL TATE, ESQ.
                DAVID R. YOUNG, ESQ.                                 KRISTINA M. JODIS, ESQ.
            GRAY CARY WARE & FREIDENRICH                             MORRISON & FOERSTER LLP
             A PROFESSIONAL CORPORATION                         19900 MACARTHUR BLVD., STE. 1200
          4365 EXECUTIVE DRIVE, SUITE 1600                              IRVINE, CA 92612
                 SAN DIEGO, CA 92121                                     (714) 251-7500
                   (619) 677-1400

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1996


                                2,450,000 SHARES

                            JDA SOFTWARE GROUP, INC.

                                  COMMON STOCK

     Of the 2,450,000 shares of Common Stock offered hereby, 750,000 shares are being sold by the Company and 1,700,000 shares are being sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "JDAS." On November 4, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $34.00 per share. See "Price Range of Common Stock."


     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.


                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
                                           Price to      Underwriting    Proceeds to
                                            Public       Discount(1)      Company(2)     Proceeds to
                                                                                           Selling
                                                                                         Stockholders
-------------------------------------------------------------------------------------------------------
Per Share..............................        $              $               $               $
Total(3)...............................        $              $               $               $
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at $350,000.
(3) The Company and certain of the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 367,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters
    exercise this option in full, the Price to Public will total $          ,
    the Underwriting Discount will total $          , the Proceeds to the
    Company will total $          and the Proceeds to Selling Stockholders will
    total $          . See "Underwriting."

     The shares of Common Stock are offered by the several Underwriters named herein subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about             , 1996.
                            ------------------------

MONTGOMERY SECURITIES

                            HAMBRECHT & QUIST

                                                 PIPER JAFFRAY INC.

                               November   , 1996

       [COMPUSA LOGO]                                             [BED BATH & BEYOND LOGO]
                                   [WILLIAMS-SONOMA GRANDE
                                        CUISINE LOGO]
     [SUNGLASS HUT LOGO]                                               [WILSONS LOGO]
                               [JDA SOFTWARE GROUP INC. LOGO]
                  Comprehensive Solutions for the World's Leading Retailers
 [INCREDIBLE UNIVERSE LOGO]                                       [HMV GROUP LIMITED LOGO]
     [WEST MARINE LOGO]                 [SEIYU LOGO]                  [WOOLWORTHS LOGO]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

     The Company has filed domestic and foreign trademark applications for the symbols JDA, Distributed Store System, DSS, Merchandise Management System, MMS, Open Database Merchandising System, ODBMS, Win/Distributed Store System and WinDSS. This Prospectus also includes trade names and trademarks of companies other than JDA. The above trademarks are the trademarks and properties of their respective owners.

                               JDA Software Group
          Integrated Enterprise-Wide Software Solutions for Retailers

[Flowchart depicting information flow from corporate headquarters, distribution center and in-store.]

[Photograph of office building, photograph of forklift operating and photograph of customer and store clerk.]

[Computer screen shots of the Company's ODBMS, WinDSS, DSS and MMS products.]

[Text attached to computer screen shots: Open DataBase Merchandising System - ODBMS comprehensive retail enterprise solutions for open, client/server environment. In limited beta release.
                - Enterprise Database
                - Data Warehouse
                - Inventory Control and Reporting
                - Price and Cost Management
                - Store Data Interchange
                - Purchase Order Management and Merchandise Receiving
                - Automated Replenishment
                - Retail Stock Ledger
                - Warehouse/Distribution Center

WinDSS
   Point-of-sale, back office, transaction processing and customer analyzer applications for Windows in-store systems. In limited beta release.

Distributed Store System - DSS
   Point-of-sale, back office, and customer analyzer applications for traditional in-store systems.

Merchandise Management System - MMS
   Comprehensive Retail Enterprise Solution for IBM AS/400 Environments
                - Enterprise Database
                - Data Warehouse
                - Inventory Control and Reporting
                - Price and Cost Management
                - Store Data Interchange
                - Purchase Order Management and Merchandise Receiving
                - Automated Replenishment
                - Retail Stock Ledger
                - Warehouse/Distribution Center
                - Accounts Payable
                - General Ledger]

Automating the Mission Critical Business Information Requirements of the Retailing Enterprise

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

     JDA is a leading international provider of comprehensive enterprise-wide software solutions that address the mission-critical business information requirements of retailing organizations. The Company offers two enterprise product lines: Merchandise Management System ("MMS") for the IBM AS/400 platform and Open Database Management System ("ODBMS") for open, client/server environments. MMS is a feature-rich solution that integrates and distributes data throughout the retailing enterprise and enables management to make more informed and timely decisions, respond rapidly to changes in the competitive environment, monitor store-level activity and achieve operational efficiencies. ODBMS, currently in limited beta installations and recently released for general commercial availability, is designed as an open (multi-platform), client/server solution that incorporates the basic functionality of MMS with enhanced adaptability and scalability. The Company's in-store products, Distributed Store System ("DSS") and Windows-based WinDSS, currently in limited beta installations, can be licensed independently or as part of an integrated enterprise-wide system. These in-store systems capture data at the point of sale and leverage valuable enterprise-wide information by bringing it to the store level, the primary point of consumer contact.

     JDA's products have been licensed to over 215 customers, with the Company's consulting services group performing the substantial majority of the implementations. The Company's consulting services group provides system planning, design and implementation services to tailor the Company's solutions to each retailer's unique specifications and to ensure timely and successful implementation. The Company's solutions have been deployed by a broad range of retail enterprises worldwide including hard and soft line retailers, warehouse stores, superstores and grocery stores. The Company's customers include many of the world's leading specialty retailers such as Bed, Bath and Beyond, CompUSA, Incredible Universe, Kingfisher Group, Lenscrafters, Melville Corporation, Natural Wonders, Office Depot, Staples, Starbucks, Sunglass Hut, West Marine Products and Williams-Sonoma. Revenues from customers outside the U.S. comprised 39% and 43% of total revenues in 1995 and in the first nine months of 1996, respectively.

     Retailers are recognizing the strategic imperative of employing technology to cut costs, reduce inefficiencies and enhance sales in an environment dominated by intensifying competition and value conscious consumers. As a result, they are increasingly demanding highly functional, easy to use and scalable software applications that can be economically and rapidly adapted for changes in their mission-critical business functions. The Company's strategy is to strengthen its position as a leading supplier of comprehensive software solutions for the retailing marketplace worldwide. Key elements of the Company's strategy are to: leverage its retail application knowledge base; offer a broad line of modular, enterprise-wide solutions; extend its solutions to emerging technology platforms; grow its industry-specific consulting services; leverage its presence in international markets; and expand revenues and distribution through strategic relationships.

     The Company's principal executive offices are located at 11811 North Tatum Blvd., Suite 2000, Phoenix, AZ 85028, and the telephone number at that address is (602) 404-5500. Unless the context otherwise requires, the "Company" or "JDA" refers to JDA Software Group, Inc. and its consolidated subsidiaries.

                                  THE OFFERING

Common Stock offered by the Company..........  750,000 shares
Common Stock offered by the Selling
  Stockholders...............................  1,700,000 shares
Common Stock to be outstanding after the
  offering...................................  13,115,237 shares(1)
Use of proceeds..............................  General corporate purposes, including product development and working capital.
Nasdaq National Market symbol................  JDAS

---------------

(1) Excludes 1,236,242 shares of Common Stock issuable upon the exercise of outstanding options at September 30, 1996 at a weighted average exercise price of $6.98 per share, 532,708 of which were exercisable as of that date. As a result of a Redemption Agreement with certain of the Company's founders, exercise of up to 931,242 of these options outstanding under the Company's 1995 Stock Option Plan will not be dilutive. See "Capitalization," "Management -- Benefit Plans," "Certain Transactions" and
     Note 8 of Notes to Consolidated Financial Statements. Also excludes 504,000 unissued shares that are the subject of a pending arbitration claim. See "Risk Factors -- Pending Arbitrations" and "Business -- Legal Proceedings."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                        ----------------------------------------------   -----------------
                                         1991     1992      1993      1994      1995      1995      1996
                                        ------   -------   -------   -------   -------   -------   -------
STATEMENTS OF OPERATIONS DATA:
Total revenues........................  $9,649   $15,974   $20,321   $23,829   $30,084   $20,812   $32,354
Gross profit..........................   6,051    10,354    13,236    16,902    20,144    13,506    20,935
Tax related compensation to S
  Corporation stockholders(1).........   1,720     6,900     7,422         0         0         0         0
Income (loss) from operations.........   2,285    (1,262)     (401)    9,222     7,504     4,927     8,172
Net income (loss)(1)..................  $2,165   $  (951)  $(1,438)  $ 8,501   $ 5,573   $ 3,829   $ 5,074
PRO FORMA STATEMENTS OF OPERATIONS
  DATA:
Pro forma net income(2)...............                                         $ 4,401   $ 2,874        --
Pro forma net income per share........                                         $  0.42   $  0.27   $  0.43
Shares used in per share
  calculation(3)......................                                          10,952    10,952    11,884

                                                                                SEPTEMBER 30, 1996
                                                                             ------------------------
                                                                             ACTUAL    AS ADJUSTED(4)
                                                                             -------   --------------
BALANCE SHEET DATA:
Working capital............................................................  $23,128      $ 47,003
Total assets...............................................................   37,047        60,922
Long-term liabilities......................................................      224           224
Stockholders' equity.......................................................   28,582        52,457

---------------

(1) Prior to March 30, 1995, certain predecessor companies of the Company elected S Corporation status. The Company's historical statements of operations data, therefore, do not include a provision for U.S. federal income taxes for periods prior to March 30, 1995. In addition, in 1991, 1992 and 1993, these same companies charged to expense compensation paid to their founding stockholders in lieu of S Corporation dividends, in order to reduce state income tax liability. See "Reorganization and Prior S Corporation Status" and Note 1 of Notes to Consolidated Financial Statements. Pro forma net income excluding tax related compensation and including U.S. federal income tax provisions at statutory rates was $2,464, $3,424, $4,313 and $5,564 for 1991 through 1994, respectively.
(2) Includes U.S. federal income tax provision at statutory tax rates.
(3) Pro forma net income per share includes common and equivalent shares outstanding and the estimated number of shares that would be needed to be issued to repay certain stockholder notes issued in the Reorganization and to redeem the Series B Redeemable Preferred Stock. Pro forma net income has been adjusted for the interest applicable to such notes. See Notes 1 and 2 of Notes to Consolidated Financial Statements.
(4) Adjusted to reflect the sale of 750,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $34.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."

     Except as otherwise noted, information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

                                  RISK FACTORS


     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended. Discussion containing such forward-looking statements will be found in the material set forth under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in this Prospectus generally. The Company cautions the reader, however, that this list of factors may not be exhaustive. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby:


     Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have varied and are expected to continue to vary in the future. These fluctuations may be caused by many factors, including, among others: the size and timing of individual orders; competitive pricing pressures; customer order deferrals in anticipation of new products; variation of consulting, maintenance and other services as a percentage of total revenues; timing of introduction or enhancement of products by the Company or its competitors; market acceptance of new products; technological changes in platforms supporting the Company's products; changes in networking or communication technology; changes in the Company's operating expenses; personnel changes; foreign currency exchange rates; fluctuations in the level of warranty claims; and general industry and economic conditions.

     The Company's business has experienced and is expected to continue to experience some degree of seasonality due in large part to its retail customers' buying cycles, with license revenues typically higher in the fourth quarter and consulting revenues typically higher in the first quarter. Further, software license gross margin is significantly greater than consulting, maintenance and other services gross margin. As a result, overall gross margin has fluctuated significantly based on revenue mix, and the Company expects this trend to continue.

     Historically, a significant portion of the Company's quarterly revenues have been derived from relatively large licenses to a limited number of customers, and the Company currently anticipates that this trend will continue. Any significant cancellation or deferral of customer orders could have a material adverse effect on the Company's operating results in any particular quarter.

     The Company's expense levels are based, in part, on its expectations as to future revenues and to a large extent are fixed. Licenses of the Company's products are typically accompanied by a significant amount of systems implementation consulting. The Company's consulting resources must be managed to meet future sales, and additional consulting personnel must be hired and trained in advance of anticipated license revenues. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall and, accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse effect on the Company's operating results.

     As a result of the foregoing and other factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the shares of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Products" and "-- Professional Services."

     Dependence on Retail Industry. The Company has derived substantially all of its revenues to date from the license of software products and related services to the retail industry, and its future growth is critically dependent on increased sales to the retail industry. The success of the Company's customers is intrinsically linked to economic conditions in the retail industry, which in turn are subject to intense competitive pressures and are affected by overall economic conditions. In addition, the Company believes the license of its products is relatively discretionary and generally involves a significant commitment of capital, because the Company's products are often accompanied by large scale hardware purchases or commitments. As a result, although the Company believes its products can assist retailers in a competitive environment, demand for the Company's products and services could be disproportionately affected by instability or downturns in the retail industry which may cause customers to exit the industry or delay, cancel or reduce any planned expenditures for information management systems and software products. The Company also believes that the retail industry is experiencing a period of increased consolidation, which has in the past and may in the future affect the demand for the Company's products. Recent results in the overall retail industry have been disappointing, and the Company anticipates that existing or prospective customers may be experiencing or may in the future experience severe financial hardship. There can be no assurance that the Company will be able to continue its revenue growth or sustain its profitability on a quarterly or annual basis or that its results of operations will not be adversely affected by continuing or future downturns in the retail industry. Any resulting decline in demand for the Company's products and services would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Industry Background" and "-- Company Strategy."


     Management of Growth. The growth in the size and complexity of the Company's business and expansion of its product lines and its customer base have placed and are expected to continue to place a significant strain on the Company's management and operations. The Company anticipates that continued growth, if any, will require it to recruit and hire a substantial number of new employees, including consulting and product development personnel, both domestically and abroad. In particular, the Company's ability to undertake new projects and increase license revenues is substantially dependent on the availability of the Company's consulting personnel to assist in the licensing and implementation of the Company's solutions. The Company will not be able to continue to increase its business at historical rates without adding significant numbers of trained consulting personnel. Accordingly, the Company is currently attempting to significantly increase consulting capacity in anticipation of future revenues. In their first year of employment by the Company, new consulting personnel typically spend between two to ten weeks in training, during which period they do not generally generate revenues. To the extent anticipated revenues fail to materialize following the hiring and training of new personnel, the Company's operating results would be adversely affected. There can be no assurance that qualified personnel will be located, retained or trained in a timely manner. In the event the Company is unable to increase sufficiently its consulting capacity, the Company may be required to forego licensing opportunities or become increasingly dependent on systems integrators and professional consulting firms to provide implementation services for its products. The Company's ability to compete effectively and to manage future growth, if any, also will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. Accordingly, the Company's future operating results will depend on the ability of its management and other key employees to continue to implement and improve its systems for operations, financial control and information management, to recruit, train and manage its employee base, in particular its direct sales force and consulting services organization, and to deal effectively with third-party systems integrators and consultants. There can be no assurance that the Company will be able to manage or continue to manage its recent or any future growth, and any failure to do so would have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Company Strategy" and "-- Professional Services."


     Ability to Attract and Retain Technical Personnel. The Company is heavily dependent upon its ability to attract, retain and motivate skilled technical and managerial personnel, especially highly skilled engineers involved in ongoing product development and consulting personnel who assist in the license and implementation of the Company's solutions. In particular, the Company's ability to install, maintain and enhance its enterprise products is substantially dependent upon its ability to locate, hire and train qualified software engineers. The market for such individuals is intensely competitive, particularly in foreign markets. In this regard the Company, as part of its strategy, plans to significantly increase the number of consulting personnel in connection with the roll-out of its ODBMS and WinDSS products and to support continued development and implementation of its MMS product line. Given the critical role of the Company's product development and consulting staffs, the inability to recruit successfully or the loss of a significant part of its product development or consulting staffs would have a material adverse effect on the Company. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. There can be no assurance that the Company will be able to retain its current personnel, or that it will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract, hire or retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, operating results and financial condition. See
"Business -- Professional Services," "-- Employees" and "Management."


     Uncertain Market for ODBMS WinDSS. The Company has recently released ODBMS in limited commercial installations and WinDSS in limited beta installations. Both products are open, client/server solutions. The retail industry has only recently begun limited adoption of open, client/server information systems. The Company believes that retailers in general may be relatively cautious in adopting new technologies. In addition, many retailers do not have the personnel or staff required to implement, operate and maintain an open, client/server system, and the difficulties associated with implementing new technology may slow or prevent adoption of the Company's new products. Because the market for these products is new and evolving, it is difficult to assess or predict with any assurance the growth rate, if any, and size of this market. There also can be no assurance that the market for ODBMS or WinDSS will develop, or that either of these products or related services will be adopted or utilized. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if the Company's products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.


     The Company is directing a significant amount of its product development expenditures to the ongoing development of ODBMS and WinDSS and a significant amount of its sales and marketing resources to the full commercial introduction of ODBMS and WinDSS. A significant effort is still required to develop and release additional application modules for these products. The Company has limited experience in developing and marketing products for open system applications, and ODBMS and WinDSS have not yet been fully implemented in customers' environments. As a result, there can be no assurance that ODBMS and WinDSS will not require substantial software enhancements or modifications to satisfy performance requirements of customers or to fix design defects or previously undetected errors. It is common for complex software programs such as ODBMS and WinDSS to contain undetected errors when first released, which are discovered only after the product has been used over time with different computer systems and in varying applications and environments. While the Company is not aware of any significant technical problems with these products, there can be no assurance that errors will not be discovered, or if discovered, that they will be successfully corrected on a timely basis, if at all. The Company's future business growth is substantially dependent on the continued development, introduction and market acceptance of ODBMS and WinDSS. Should the Company fail to release a fully commercial version of WinDSS, if customers experience significant problems with implementation of ODBMS and WinDSS or are otherwise dissatisfied with the functionality or performance of ODBMS or WinDSS, or if either of these products fails to achieve market acceptance for any reason, the Company's business, operating results and financial condition will be materially adversely affected. See "Business -- Products" and "-- Product Development and JDA Technology."

     Product Concentration. The Company has derived substantially all of its revenues from the license of a limited number of information management software applications for the retail industry and consulting and maintenance services related to such applications. Software licenses and related consulting, maintenance and other services revenues from the Company's MMS product line represented over 90% of the Company's revenues in each of the three most recent fiscal years, and 86% for the nine months ended September 30, 1996. The Company expects that revenues related to this product will continue to account for a substantial but reduced percentage of total revenues as market acceptance of the Company's newer products increases. The life cycle of the MMS product line is difficult to estimate due in large measure to the potential effect of new products, applications and product enhancements, including those introduced by the Company, changes in the retail industry and future competition. The Company expects that revenues attributable to its MMS and ODBMS enterprise products will comprise the substantial majority of software license revenues for the forseeable future. Any decline in MMS revenues, to the extent not offset by increases in revenues from other products, would have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Products" and "-- Professional Services."

     International Operations. In 1993, 1994, 1995 and the nine months ended September 30, 1996, international revenues, which include revenues from international subsidiaries and export sales, comprised approximately 31%, 28%, 39% and 43%, respectively, of the Company's revenues. The Company expects that international revenues will continue to account for a significant percentage of the Company's revenues for the foreseeable future, and the Company intends to continue expansion of its international infrastructure. Although the Company maintains operations in the U.K., Singapore, Canada, Chile, Mexico and Germany, and is currently investing significant resources in its international operations, there can be no assurance that the Company will be successful in expanding its international operations. The Company anticipates that continued growth of its international operations will require the Company to recruit and hire a number of new consulting, sales and marketing and support personnel in the countries in which the Company has established or will establish operations. In addition, the Company has only limited experience in developing localized versions of its products and in marketing and distributing its products internationally. International rollout of the Company's products requires significant investment by the Company in advance of anticipated future revenues. The opening of new offices by the Company typically results in initial recruiting and training expenses and reduced labor efficiencies associated with the introduction of products to a new market. In particular, successful introduction of the Company's product into new markets requires the Company to locate and hire qualified local sales and consulting personnel and train them in the operation of the Company's products. There can be no assurance that the countries in which the Company operates will have a sufficient pool of qualified personnel for the Company to hire from, or that the Company will be successful at hiring, training or retaining such personnel. In addition, there can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to successfully expand its international operations in a timely manner could materially adversely affect the Company's business, operating results and financial condition.

     There are a number of other risks inherent in the Company's international business activities, including unexpected changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign countries, longer accounts receivable payment cycles, potentially adverse tax consequences, currency fluctuations, repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, consulting, maintenance and other services in support of international licenses typically have lower gross margins than those achieved domestically due to lower prevailing billing rates in certain of the Company's international markets. Therefore, planned growth in the Company's continued operations may result in further declines in gross margin on consulting, maintenance and other services. To the extent the Company's international operations expand, the Company expects that an increasing portion of its international license and consulting, maintenance and other services revenues will be denominated in foreign currencies, subjecting the Company to fluctuations in foreign currency exchange rates. The Company does not currently engage in foreign currency hedging transactions. However, as the Company continues to expand its international operations, exposures to gains and losses on foreign currency transactions may increase. The Company may choose to limit such exposure by entering into forward foreign exchange contracts or engaging in similar hedging strategies. There can be no assurance that any currency exchange strategy would be successful in avoiding exchange-related losses. In addition, revenues of the Company earned in various countries where the Company does business may be subject to taxation by more than one jurisdiction, thereby adversely affecting the Company's earnings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Company Strategy" and "-- Sales and Marketing."

     Competition. The market for retail information systems software is intensely competitive. The Company believes the principal competitive factors in such market are product quality, reliability, performance and price, vendor and product reputation, financial stability, features and functions, ease of use and quality of support. A number of companies offer competitive products addressing certain of the Company's target markets. In the enterprise systems market, the Company competes with in-house systems developed by the Company's targeted customers and with third-party developers such as Intrepid, Island Pacific, Radius PLC, Retek (which agreed in October 1996 to be acquired by HNC Software, Inc.), STS Systems and Richter Management Services, among others. In addition, the Company believes that new market entrants may attempt to develop fully integrated enterprise-level systems targeting the retail industry. In particular, SAP Aktiengesellschaft announced in August 1996 its intention to release an integrated client/server enterprise system competitive with the Company's products. In the in-store systems market, which is more fragmented than the enterprise market, the Company competes with major systems manufacturers such as AT&T/NCR, IBM and ICL, as well as software companies such as Applied Intelligence Group, CRS Business Computers, Inc., Post Software International, STS Systems, GERS Retail Systems and Gateway Data Sciences Corporation, among others. In the market for consulting services, the Company competes with major systems integrators such as Andersen Consulting, Deloitte & Touche LLP, Ernst & Young LLP and Price Waterhouse's Management Horizons Division, as well as independent consulting firms such as the ISSC Division of IBM. Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Competition."

     Technological Change; Market Acceptance of Evolving Standards. The computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing market or other markets that it may enter could be eroded rapidly by technological advancements not embraced by the Company. The life cycles of the Company's products are difficult to estimate. The products must keep pace with technological developments, conform to evolving industry standards and address increasingly sophisticated customer needs. In particular, the Company believes that it must continue to respond quickly to users' needs for broad functionality and multi-platform support and to advances in hardware and operating systems. Introduction of new products embodying new technologies and the emergence of new industry standards could render the Company's products obsolete and unmarketable. There can be no assurance that the Company will not experience future difficulties that could delay or prevent the successful development, introduction and marketing of new products, or that new products and product enhancements will meet the requirements of the marketplace and achieve market acceptance. If the Company is unable to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition would be materially adversely affected.

     In addition, the Company strives to achieve compatibility between the Company's products and retailing systems platforms the Company believes are or will become popular and widely adopted. The Company invests substantial resources in development efforts aimed at achieving such compatibility. Any failure by the Company to anticipate or respond adequately to technology or market developments could result in a loss of competitiveness or revenue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview," "Business -- Products," "-- Professional Services" and "-- Product Development and JDA Technology."

     Dependence on Key Personnel. The Company's performance is substantially dependent on the performance of its executive officers and key employees. In particular, the services of James D. Armstrong, the Company's Chief Executive Officer, and Frederick M. Pakis, the Company's President, would be difficult to replace. The Company does not have in place "key person" life insurance policies on any of its employees. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the business, operating results and financial condition of the Company. See "Management."

     Dependence on Proprietary Technology. The Company's success and ability to compete is dependent in part upon its proprietary technology, including its software source code. The Company relies on a combination of trade secret, nondisclosure and copyright law, which may afford only limited protection. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. The Company presently has no patents or patent applications pending. There can be no assurance that others will not develop technologies that are similar or superior to the Company's technology. Despite the Company's efforts to protect its proprietary rights, unauthorized parties, including customers who receive listings of the source code for the Company's products pursuant to the terms of their license agreements with the Company, may attempt to reverse engineer or copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. As a result, there can be no assurance that unauthorized use of the Company's technology may not occur.

     Certain technology used by the Company's products is licensed from third parties, generally on a non-exclusive basis. The termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources, and any required replacement licenses could prove costly. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all.

     In the future the Company may receive notices claiming that it is infringing the proprietary rights of third parties, and there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claim could be time consuming, result in costly litigation, cause product shipment delays or force the Company to enter into royalty or license agreements rather than dispute the merits of such claims and could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Proprietary Rights."

     Product Defects; Product Liability; Risk of Integration Difficulties. The Company's software products are highly complex and sophisticated and could, from time to time, contain design defects or software errors that could be difficult to detect and correct. In addition, implementation of the Company's products generally involves a significant amount of customer-specific customization, and may involve integration with systems developed by third parties. Despite extensive testing, the Company from time to time has discovered defects or errors in its products or custom modifications only after its systems have been used by many customers. The Company has also experienced delays in shipment of products during the period required to correct such errors. In addition, the Company or its customers may from time to time experience difficulties relating to the integration of the Company's products with other hardware or software in the customer's environment that are unrelated to defects in the Company's products. There can be no assurance that such defects, errors or difficulties will not cause future delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Company's products. Since the Company's products may be used by its customers to perform mission-critical functions, design defects, software errors, misuse of the Company's products, incorrect data from external sources or other potential problems within or out of the Company's control that may arise from the use of the Company's products could result in financial or other damages to the Company's customers. The Company does not maintain product liability insurance. Although the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, operating results and financial condition. The Company provides warranties for its products for a period of time (usually 6 or 12 months) after the software is installed and, if applicable, accepted by the licensee. The Company's license agreements generally do not permit product returns by the customer, and product returns and warranty expense for 1993, 1994, 1995 and the nine months ended September 30, 1996 represented less than two percent of total revenues during each of such periods. However, no assurance can be given that product returns will not increase as a percentage of total revenues in future periods. See "Business -- Product Development and JDA Technology."

     Pending Arbitrations. In February 1996, a dispute arose with one of the Company's customers. The Company initiated arbitration proceedings against the customer in an effort to collect approximately $100,000 in remaining amounts due pursuant to its contract with the customer. The customer counterclaimed for a full refund of the approximately $985,000 previously paid to the Company, and the Company is vigorously defending such counterclaim. The arbitration proceedings remain ongoing, and the parties are engaged in settlement negotiations. Although management believes, based upon information currently available, that a settlement can be reached upon terms acceptable to the Company, there can be no assurance that such will be the case or that any settlement can be reached in this matter. The Company does not believe that the ultimate outcome of this proceeding will have a material adverse effect on the Company.

     In May 1996, Niederhoffer and Niederhoffer, Inc. ("Niederhoffer") filed a demand for arbitration asserting a claim against JDA Software Services, Inc., a wholly owned subsidiary of the Company. Niederhoffer's claims are based upon an agreement between it and JDA Software Services, Inc. dated April 6, 1990 (the "Finder's Agreement"). Niederhoffer alleges entitlement to a finder's fee in connection with the purchase of convertible preferred stock in the Company in March 1995 by six investment funds advised by TA Associates, Inc. and its affiliates ("TA Investment"), and a claim for Common Stock arising from the related establishment of the Company and reorganization of the Company's wholly owned subsidiaries pursuant to which Company Common Stock was issued to such subsidiaries' stockholders (the "Reorganization"). In the arbitration, Niederhoffer claims damages of approximately $770,000 and asserts a right to 504,000 shares of the Company's Common Stock.

     The Company is contesting both the applicability of the Finder's Agreement to the TA Investment and the related Reorganization and the measurement of the damages as claimed by Niederhoffer. The arbitration is expected to be concluded in December 1996, with the arbitrators' decision rendered following conclusion of the arbitration.

     The Company and its counsel believe that the Company has meritorious defenses to Niederhoffer's claims, and the Company intends to vigorously defend its position in the arbitration. However, since the results of arbitration proceedings are inherently unpredictable, no assurance can be given with respect to the arbitration's outcome or the total expense or possible damages, if any, that may be incurred in the arbitration proceedings or as a result of a settlement or an arbitration award. In the event the arbitration panel concludes that the TA Investment and related Reorganization fell within the scope of the Finder's Agreement, and further agrees with Niederhoffer's assessment of damages, the Company could be required to make cash payments as well as issue to Niederhoffer up to 504,000 shares of the Company's Common Stock or make an additional cash payment to Niederhoffer based upon the arbitrators' determination of the value of such shares. The Company believes that an arbitrators' decision to award up to 504,000 shares of Common Stock to Niederhoffer based upon a determination that such shares are issuable as a result of the TA Investment would be treated as a charge to additional paid-in capital. Such charge would reduce additional paid-in capital by the amount of any cash paid plus the value of the Common Stock issued, valued as of the date of the TA Investment. However, any cash awarded in lieu of shares in excess of the value of such shares at the date of the TA Investment would be recorded as litigation expense and could have an immediate and material adverse effect on the Company's operating results. In addition, any cash awarded to Niederhoffer would reduce the Company's available liquidity. Any shares of Common Stock awarded to Niederhoffer would have a dilutive effect on the Company's earnings per share.

     Possible Volatility. Since the Company's initial public offering in March 1996, the price of the Company's Common Stock has experienced large fluctuations. Future announcements concerning the Company or its competitors, quarterly variations in operating results, announcements of technological innovations, the introduction of new products or changes in product pricing policies by the Company or its competitors, proprietary rights or other litigation (including without limitation the arbitration proceedings described in "-- Pending Arbitrations"), changes in earnings estimates by analysts or other factors could cause the market price of the Common Stock to fluctuate substantially. In addition, stock prices for many technology companies fluctuate widely for reasons which may be unrelated to operating results. These fluctuations, as well as general economic, market and political conditions such as recessions or military conflicts, may materially and adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock."

     Control by Existing Stockholders; Anti-takeover Effects. The Company's executive officers, directors and their affiliates will beneficially own approximately 54.9%, and Messrs. Armstrong and Pakis will collectively beneficially own 37.0%, of the outstanding shares of the Company's Common Stock immediately following this offering, assuming no exercise of the Underwriters' over-allotment option. As a result, these stockholders may be able to elect a majority of the Company's directors, and will continue to have significant influence over the affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control of the Company. Further, the Company's Board of Directors has the authority to issue up to 2,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares, including voting rights, without any further vote or action by the stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of the preferred stock that may be issued in the future. The ability of the Board of Directors to issue shares of preferred stock without further stockholder approval, as well as certain other provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law, could have the effect of delaying, deferring or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Description of Capital Stock."


     Broad Discretion over Use of Proceeds. Because all the net proceeds to the Company of this offering are allocated to general corporate purposes, including product development and working capital, the Company's management will have broad discretion over the application of these funds. There can be no assurance that management will make such application effectively or in a manner that will not result in a material adverse effect on the Company or its results of operations. See "Use of Proceeds."

     Shares Eligible for Future Sale; Registration Rights. Upon completion of this offering, the Company will have outstanding an aggregate of 13,115,237 shares of Common Stock. Immediately upon the effectiveness of this offering, the 2,450,000 shares offered hereby and approximately 3,713,928 additional shares already outstanding will be freely tradeable. Sale of substantial amounts of Common Stock in the public market following the offering made hereby could have an adverse effect on the price of the Common Stock. Of the remaining 6,932,824 shares currently issued and outstanding, 6,875,395 shares are subject to lock-up agreements that will expire 180 days from the effective date of this offering and 190,201 shares are subject to lock-up agreements that will expire 90 days from the effective date of this offering. Of the 6,875,395 shares subject to 180-day lock-up agreements, 981,242 shares are subject to redemption by the Company in connection with its 1995 Stock Option Plan. See
"Management -- Benefit Plans." The remaining 5,894,153 shares become eligible for sale following expiration of such 180-day lock-up agreements, subject to the limitations of Rule 144. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.


     As of the effective date of the Registration Statement, the holders of approximately 2,025,000 shares will be entitled to certain demand registration rights with respect to such shares. In addition, in connection with a pending claim in arbitration, registration rights are being sought and could be awarded with respect to 504,000 unissued shares of Common Stock. See "Risk
Factors -- Pending Arbitrations" and "Business -- Legal Proceedings." If such holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were required to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sale might have an adverse effect on the Company's ability to raise needed capital in the capital markets at a time and price favorable to the Company. See "Shares Eligible for Future Sale" and "Description of Capital Stock."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 750,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $34.00 per share, are estimated to be approximately $23,875,000 ($26,842,600 if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discount and offering expenses payable by the Company. The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

     The Company expects the net proceeds to be used for general corporate purposes including product development and working capital. Pending such uses, the proceeds will be invested in short-term, investment-grade, interest-bearing securities. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. While from time to time the Company evaluates potential acquisitions of such businesses, products or technologies, there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies.

                 REORGANIZATION AND PRIOR S CORPORATION STATUS

     Prior to March 30, 1995, the business currently conducted by the Company was conducted by five affiliated companies: JDA Software Services, Inc., a Delaware corporation ("JDA Services"); JDA International Ltd., a U.K. corporation ("JDA International"); JDA Software, Inc., an Arizona corporation ("JDA Software"); JDA Worldwide, Inc., an Arizona corporation ("JDA Worldwide"); and JDA Asia Pte Ltd., a Singapore corporation ("JDA Asia") (together, the "Predecessor Companies"). Effective March 30, 1995 (the "Effective Date"), the Predecessor Companies were consolidated under the Company in a holding company structure (the "Reorganization") in connection with an investment in the Company by six investment funds advised by TA Associates, Inc. and its affiliates (such funds defined as "TA Associates"). See "Principal and Selling Stockholders" and
Note 1 of Notes to Consolidated Financial Statements.

     From January 1991 to the Effective Date, certain of the Predecessor Companies elected to be treated as S Corporations under Subchapter S of the Internal Revenue Code and comparable state tax laws. As a result, until the Effective Date the earnings of the Predecessor Companies were attributable, with certain exceptions, for federal and certain state income tax purposes to their existing stockholders rather than to the companies.

     Dividends of approximately $2.7 million, $3.2 million and $3.9 million were paid to the S Corporations' stockholders in 1993, 1994 and 1995, respectively. In addition to these stockholder dividends, the S Corporations paid tax related compensation to their stockholders of $7.4 million in 1993. Further, on the Effective Date such stockholders received as part of the Reorganization distributions of cash and notes aggregating approximately $20 million, which notes were subsequently repaid from the proceeds of the Company's initial public offering in March 1996. Tax related dividends and tax related compensation paid to S Corporation stockholders were discontinued as of the Effective Date. See "Certain Transactions."

                                DIVIDEND POLICY

     The Company anticipates that all earnings subsequent to the closing of this offering, if any, will be retained to finance the growth and development of the business and, therefore, the Company does not anticipate paying cash dividends on its Common Stock in the foreseeable future. In the past certain of the Predecessor Companies paid dividends to their S Corporation stockholders. See "Reorganization and Prior S Corporation Status."

                          PRICE RANGE OF COMMON STOCK

     The Company effected its initial public offering on March 15, 1996 at a price of $13.00 per share. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "JDAS." The following table sets forth, for the periods indicated, the high and low sale prices per share of the Common Stock as reported by the Nasdaq National Market.

                                 CALENDAR 1996                                   HIGH   LOW
-------------------------------------------------------------------------------  ----   ----
1st Quarter (from March 15, 1996)..............................................  $13 1/4 $11 1/4
2nd Quarter....................................................................  $ 26   $11 7/8
3rd Quarter....................................................................  $ 29   $14 1/4
4th Quarter (through November 4, 1996).........................................  $39 3/8 $ 27

     On November 4, 1996, the last reported sales price of the Common Stock on the Nasdaq National Market was $34.00 per share. As of September 30, 1996, there were approximately 99 shareholders of record of the Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at September 30, 1996, and as adjusted to give effect to the receipt and application by the Company of the estimated net proceeds from the sale of 750,000 shares of Common Stock offered hereby at an assumed offering price of $34.00 per share after deducting the estimated underwriting discount and offering expenses payable by the Company. The table should be read in conjunction with the Consolidated Financial Statements of the Company and related Notes thereto included elsewhere in this Prospectus. See "Use of Proceeds."

                                                                            SEPTEMBER 30, 1996
                                                                          ----------------------
                                                                           ACTUAL    AS ADJUSTED
                                                                          --------   -----------
                                                                              (IN THOUSANDS)
Capital lease obligations, less current portion.........................  $    116    $     116
Stockholders' equity:
  Common stock, $.01 par value; 18,000,000 shares authorized; 12,365,237
     outstanding(1).....................................................       124          131
  Additional paid-in capital............................................    41,369       65,237
                                                                          --------     --------
  Retained earnings (deficit)...........................................   (12,955)     (12,955)
                                                                          --------     --------
  Foreign currency translation adjustment...............................        44           44
                                                                          --------     --------
          Total stockholders' equity....................................    28,582       52,457
                                                                          --------     --------
          Total capitalization..........................................  $ 28,698    $  52,573
                                                                          ========     ========

---------------

(1) Excludes (i) 1,236,242 shares of Common Stock issuable upon the exercise of stock options outstanding as of September 30, 1996, at a weighted average exercise price of $6.98 per share, the issuance of 931,242 of which will not cause further dilution, (ii) 50,000 shares of Common Stock reserved for issuance under the 1995 Stock Option Plan, (iii) 945,000 remaining shares of Common Stock reserved for issuance under the 1996 Employee Stock Option Plan, (iv) 150,000 shares of Common Stock reserved for issuance under the 1996 Outside Directors Stock Option Plan and (v) 161,555 remaining shares of Common Stock reserved for issuance under the 1996 Employee Stock Purchase Plan. Also excludes 504,000 unissued shares that are the subject of a pending arbitration claim. See "Risk Factors -- Pending Arbitrations," "Business -- Legal Proceedings," "Management -- Benefit Plans," "Certain Transactions" and Note 8 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below for the five years ended December 31, 1995 and as of December 31, 1991, 1992, 1993, 1994 and 1995
were derived from the audited Consolidated Financial Statements of the Company. The financial statements of the Company for the three years ended December 31, 1995 and as of December 31, 1994 and 1995 were audited by Deloitte & Touche LLP, independent certified public accountants, and are included elsewhere in this Prospectus. The selected consolidated financial data as of September 30, 1996 and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for the periods presented.

     The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.

                                                                                              NINE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                             ----------------------------------------------   -----------------
                                              1991     1992      1993      1994      1995      1995      1996
                                             ------   -------   -------   -------   -------   -------   -------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues:
  Software licenses........................  $4,136   $ 8,119   $ 9,620   $12,221   $15,253   $ 9,499   $16,153
  Consulting, maintenance and other
    services...............................   5,513     7,855    10,701    11,608    14,831    11,313    16,201
                                             ------   -------   -------   -------   -------   -------   -------
         Total revenues....................   9,649    15,974    20,321    23,829    30,084    20,812    32,354
Cost of revenues:
  Software licenses........................       0         0       305        57       159       148       266
  Consulting, maintenance and other
    services...............................   3,598     5,620     6,780     6,870     9,781     7,158    11,153
                                             ------   -------   -------   -------   -------   -------   -------
         Total cost of revenues............   3,598     5,620     7,085     6,927     9,940     7,306    11,419
                                             ------   -------   -------   -------   -------   -------   -------
Gross profit...............................   6,051    10,354    13,236    16,902    20,144    13,506    20,935
                                             ------   -------   -------   -------   -------   -------   -------
Operating expenses:
  Product development......................     343       953     1,345     1,923     3,512     2,384     4,593
  Sales and marketing......................     638     1,420     2,404     3,228     5,199     3,588     4,783
  General and administrative...............   1,065     2,343     2,466     2,529     3,929     2,607     3,387
  Tax related compensation to S Corporation
    stockholders(1)........................   1,720     6,900     7,422         0         0         0         0
                                             ------   -------   -------   -------   -------   -------   -------
         Total operating expenses..........   3,766    11,616    13,637     7,680    12,640     8,579    12,763
                                             ------   -------   -------   -------   -------   -------   -------
Income (loss) from operations..............   2,285    (1,262)     (401)    9,222     7,504     4,927     8,172
Other income (expense) -- net..............     106       143      (172)     (221)     (434)     (311)      277
                                             ------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes..........   2,391    (1,119)     (573)    9,001     7,070     4,616     8,449
Provision for income taxes(1)..............     226      (168)      865       500     1,497       787     3,375
                                             ------   -------   -------   -------   -------   -------   -------
Net income (loss)(1).......................  $2,165   $  (951)  $(1,438)  $ 8,501   $ 5,573   $ 3,829   $ 5,074
                                             ======   =======   =======   =======   =======   =======   =======
PRO FORMA STATEMENTS OF OPERATIONS DATA(2):
Pro forma net income.......................                                         $ 4,401   $ 2,874
                                                                                    =======   =======
Pro forma net income per share.............                                         $  0.42   $  0.27   $  0.43
                                                                                    =======   =======   =======
Shares used in per share calculation(3)....                                          10,952    10,952    11,884

                                                                                             SEPTEMBER 30, 1996
                                                            DECEMBER 31,                    --------------------
                                            ---------------------------------------------                 AS
                                             1991     1992     1993     1994       1995     ACTUAL     ADJUSTED
                                            ------   ------   ------   -------   --------   -------   ----------
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...........................  $1,687   $1,096   $2,088   $ 7,232   $    607   $23,128    $ 47,003
Total assets..............................   3,636    4,853    6,854    11,557     28,095    37,047      60,922
Long-term liabilities.....................       0       75    2,513     2,607        309       224         224
Redeemable convertible preferred stock....       0        0        0         0     15,000         0           0
Stockholders' equity (deficit)............   2,588    2,210      864     6,228    (12,292)   28,582      52,457

---------------

(1) Prior to March 30, 1995, certain Predecessor Companies elected S Corporation status. The Company's historical statements of operations data, therefore, do not include a provision for U.S. federal income taxes for periods prior to March 30, 1995. In addition, through 1993, these same companies charged to expense compensation paid to their founding stockholders in lieu of S Corporation dividends, in order to reduce state income tax liability. See "Reorganization and Prior S Corporation Status" and Note 1 of Notes to Consolidated Financial Statements.
(2) Pro forma net income includes a pro forma provision for income taxes at statutory rates. Pro forma net income excluding the tax related compensation and including U.S. federal income tax provisions at statutory rates was $2,464, $3,424, $4,313 and $5,564 for 1991 through 1994, respectively.
(3) Pro forma net income per share includes common and equivalent shares outstanding and the estimated number of shares that would be needed to be issued to repay certain stockholder notes issued in the Reorganization and to redeem the Series B Preferred Stock. Pro forma net income has been adjusted for the interest applicable to such notes. See Notes 1 and 2 of Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     JDA is an international provider of comprehensive enterprise-wide software solutions that address the mission-critical business information requirements of retailing organizations. Prior to the Company's formation in connection with the Reorganization in March 1995, the Company's operations were conducted by the Predecessor Companies, the first of which was formed in November 1985. Certain of these Predecessor Companies operated as S Corporations for tax purposes prior to the Reorganization. Thus, for periods prior to the Reorganization, the Company's historical statements of operations do not include a provision for U.S. federal income taxes and reflect certain tax strategies. See "Reorganization and Prior S Corporation Status" and Note 1 of Notes to Consolidated Financial Statements.

     In 1986 the Company introduced MMS, its first enterprise retail information solution, based on the IBM AS/400 platform. The Company's development efforts through 1993 were focused exclusively on enhancements, revisions and upgrades to MMS, which is currently in its fourth generation release. In 1994, the Company acquired DSS, an in-store system, from JDA Software Services Ltd. ("JDA Canada"), a then-unaffiliated Canadian company. Since 1994 the Company has significantly increased its product development expenditures to develop products for emerging, open platforms. The Company began limited beta installations of ODBMS, an open, client/server enterprise system, and WinDSS, a Windows-based in-store system, in 1995 and 1996, respectively. The commercial general availability of ODBMS was announced in September 1996. On August 15, 1996 the Company acquired JDA Canada in exchange for 143,926 shares of the Company's newly issued Common Stock. The acquisition was accounted for as a purchase, and the Company recorded $1.67 million in goodwill which it is amortizing over 15 years.

     The Company has historically derived substantially all of its revenues from software licenses and consulting, maintenance and other services relating to MMS. The Company expects that revenues related to MMS, which accounted for 93%, 95%, 91% and 86% of total revenues in 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively, will represent a smaller portion of the Company's total revenues as market acceptance of the Company's newer products, particularly ODBMS and WinDSS, increases. Revenues from MMS have grown in recent periods primarily as a result of the Company's increased international presence. The Company expects that revenues attributable to the license of MMS and ODBMS enterprise systems will continue to comprise the substantial majority of software licenses revenues for the foreseeable future.

     Consulting, maintenance and other services revenues are derived from a range of services, including system design and implementation and, to a lesser extent, software maintenance and support, and training. Historically, the level of consulting, maintenance and other services revenues has approximated on an annual basis the level of software license revenues. Consulting, maintenance and other services revenues were 53% of total revenues in 1993, 49% of total revenues in each of 1994 and 1995, and 50% of total revenues for the nine months ended September 30, 1996. Gross margin on consulting, maintenance and other services has historically been significantly lower than gross margin on software licenses and the Company expects this relationship to continue. Consulting, maintenance and other services in support of international licenses typically have lower gross margins than those achieved domestically due to generally lower prevailing billing rates in certain of the Company's international markets. Therefore, planned growth in the Company's international operations may result in further declines in gross margin on consulting, maintenance and other services.

     The Company is pursuing a strategy of addressing international markets by developing localized versions of its products and establishing international subsidiaries with direct sales and consulting capabilities. International revenues, which include revenues from international subsidiaries and export sales, comprised 31%, 28%, 39% and 43%, respectively, of total revenues in each of 1993, 1994, 1995 and the nine months ended September 30, 1996. The Company has operations in the U.K., Singapore, Canada, Chile, Mexico and Germany and plans to continue to expand its international infrastructure. The Company anticipates that international revenues will continue to increase as a percentage of total revenues. However, there can be no assurance that the Company's international expansion will be successful. In addition, the opening of new offices by the Company typically results in initial recruiting and training expenses and reduced labor efficiencies associated with the introduction of products to a new customer base. Other risks inherent in the Company's international business activities include changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products, longer accounts receivable payment cycles, potentially adverse tax consequences, currency fluctuations, repatriation of earnings and burdens of complying with a wide variety of local laws.

     To the extent the Company's international operations expand, the Company expects that an increasing portion of its international license and consulting, maintenance and other services revenues will be denominated in foreign currencies, subjecting the Company to fluctuations in foreign currency exchange rates. Historically, the Company has conducted a substantial majority of its business in currencies which have been relatively stable, and exposure to fluctuations in such currencies has been considered minimal. Accordingly, the Company does not currently engage in foreign currency hedging transactions. However, as the Company continues to expand its international operations, exposures to gains and losses on foreign currency transactions may increase. The Company may choose to limit such exposure by entering into forward foreign exchange contracts or engaging in similar hedging strategies. There can be no assurance that any currency exchange strategy would be successful in avoiding exchange-related losses.

     The Company's revenues are derived primarily from non-refundable license fees for its software products and from fees for services complementary to its products, including software consulting, maintenance and training. The Company recognizes revenues in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position No. 91-1, Software Revenue Recognition. Accordingly, software license revenue is recognized upon the shipment of a product to the customer if collection is probable and the Company's remaining obligations under the license agreement are insignificant. License revenues for licenses with remaining significant obligations are deferred until the Company's related obligations become insignificant. Consulting, maintenance and other services are performed and billed under separate agreements related to the implementation of the Company's software products, and such revenues generally are recorded when the services are performed. Maintenance revenues from ongoing customer support and product upgrades are billed on a monthly basis and are recorded as revenue in the applicable month.

RESULTS OF OPERATIONS

     The following table sets forth certain selected financial information expressed as a percentage of total revenues for the periods indicated:


                                                                                 NINE MONTHS
                                                        YEAR ENDED                  ENDED
                                                       DECEMBER 31,             SEPTEMBER 30,
                                                 -------------------------     ---------------
                                                 1993      1994      1995      1995      1996
                                                 -----     -----     -----     -----     -----
    Revenues:
      Software licenses........................   47.3%     51.3%     50.7%     45.6%     49.9%
      Consulting, maintenance and other
         services..............................   52.7      48.7      49.3      54.4      50.1
                                                   ---       ---       ---       ---       ---
              Total revenues...................  100.0     100.0     100.0     100.0     100.0
    Cost of revenues:
      Software licenses........................    1.4       0.2       0.4       0.7       0.8
      Consulting, maintenance and other
         services..............................   33.5      28.9      32.6      34.4      34.5
                                                   ---       ---       ---       ---       ---
              Total cost of revenues...........   34.9      29.1      33.0      35.1      35.3
                                                   ---       ---       ---       ---       ---
    Gross profit...............................   65.1      70.9      67.0      64.9      64.7
    Operating expenses:
      Product development......................    6.6       8.1      11.7      11.5      14.2
      Sales and marketing......................   11.8      13.4      17.3      17.2      14.8
      General and administrative...............   12.1      10.7      13.1      12.5      10.4
      Tax related compensation to S Corporation
         stockholders..........................   36.6       0.0       0.0       0.0       0.0
                                                   ---       ---       ---       ---       ---
              Total operating expenses.........   67.1      32.2      42.1      41.2      39.4
                                                   ---       ---       ---       ---       ---
    Income (loss) from operations..............   (2.0)     38.7      24.9      23.7      25.3
    Other income (expense) -- net..............   (0.8)     (0.9)     (1.4)     (1.5)      0.8
                                                   ---       ---       ---       ---       ---
    Income (loss) before income taxes..........   (2.8)     37.8      23.5      22.2      26.1
    Provision for income taxes.................    4.3       2.1       5.0       3.8      10.4
                                                   ---       ---       ---       ---       ---
    Net income (loss)..........................   (7.1)%    35.7%     18.5%     18.4%     15.7%
                                                   ===       ===       ===       ===       ===
    Pro Forma Statements of Operations Data:
    Historical net income......................                       18.5%     18.4%
    Pro forma adjustment to adjust income tax
      provision................................                       (3.9)     (4.6)
                                                                       ---       ---
    Pro forma net income.......................                       14.6%     13.8%
                                                                       ===       ===


  Nine Months Ended September 30, 1995 and 1996

     Revenues

     Total revenues increased by 55% from $20.8 million for the first nine months ended September 30, 1995 to $32.4 million in the comparable period of 1996. The increase is primarily due to increases in software licenses resulting from expanded sales and marketing efforts both domestically and internationally, combined with increases in consulting, maintenance and other services from associated implementations. International revenues comprised 39% and 43% of total revenues in the first nine months of 1995 and 1996, respectively.

     Software Licenses. Software license revenues increased by 70% from $9.5 million for the nine months ended September 30, 1995 to $16.2 million in the comparable period in 1996. The increase resulted from expanded sales and marketing efforts in both domestic and international markets, and was comprised of increases in software license revenues of 59% domestically and 81% internationally.

     Consulting, Maintenance and Other Services. Consulting, maintenance and other services revenues increased by 43% from $11.3 million for the nine months ended September 30, 1995 to $16.2 million in the comparable period in 1996. The increase was primarily attributable to increased software license revenues and associated implementations both domestically and internationally.

     Cost of Revenues

     Cost of Software Licenses. Cost of software licenses consists primarily of royalties payable for licensing of third-party software incorporated in the Company's products and commissions payable to third parties on sales of the Company's products. Cost of software licenses increased by 81% from $148,000 in the nine months ended September 30, 1995 to $266,000 in the comparable period in 1996, representing less than 2% of software license revenues in both years. The increase was primarily attributable to increased software license revenues.

     Cost of Consulting, Maintenance and Other Services. Cost of consulting, maintenance and other services consists primarily of consultant salaries and other personnel related expenses incurred in system implementation projects and software support services. These costs increased by 56% from $7.2 million in the nine months ended September 30, 1995 to $11.2 million in the comparable period in 1996. These costs represented 63% and 69%, respectively, of consulting, maintenance and other services revenues, for the nine months ended September 30, 1995 and 1996. The increase in the comparable period in 1996 was primarily due to expenditures associated with the Company's domestic and international growth and expansion. The Company anticipates that the costs of consulting, maintenance and other services will increase during 1997 both in absolute dollars and as a percentage of revenues due to the substantial increase in the number of consulting personnel the Company anticipates during that period. In their first year of employment by the Company, new consulting personnel typically spend between 2 and 10 weeks in training, during which period they do not generally generate revenues.

     Operating Expenses


     Product Development. Product development expenses increased by 93% from $2.4 million for the nine months ended September 30, 1995 to $4.6 million in the comparable period in 1996, representing 11% and 14% of total revenues, respectively. The increase in product development expenses was primarily a result of an increase in the number of product development personnel from 40 as of September 30, 1995 to 82 as of September 30, 1996. Significant product development efforts in 1996 included the continued development of ODBMS and WinDSS and expenditures of $1.5 million related to continued enhancements to MMS. The Company believes that a continued commitment to product development will be required for the Company to remain competitive. Accordingly, the Company intends to continue to allocate substantial resources to product development and product development expenses are expected to increase in absolute dollars in future periods. However, such expenses may fluctuate as a percentage of total revenues. Product development costs subsequent to the achievement of technological feasibility have not been significant during the period and, accordingly, all such costs have been expensed as incurred.


     Sales and Marketing. Sales and marketing expenses increased by 33% from $3.6 million for the nine months ended September 30, 1995 to $4.8 million for the comparable period in 1996, representing 17% and 15% of total revenues, respectively. The dollar increase was due to the addition of sales and marketing personnel and related expenses to implement the Company's strategy to increase its presence in international and domestic markets.

     General and Administrative. General and administrative expenses increased by 30% from $2.6 million for the nine months ended September 30, 1995 to $3.4 million for the comparable period in 1996, representing 13% and 10% of total revenues, respectively. The dollar increase was primarily due to increased staffing and associated expenses necessary to support the Company's increased scale of operations. The Company anticipates that general and administrative expenses may continue to increase in absolute dollars, but may fluctuate as a percent of total revenues, as the Company expands its operations.

     Provision for Income Taxes. Substantially all U.S. federal income through March 30, 1995 was attributed to the stockholders of the Predecessor Companies, reflecting the prior S Corporation status of certain Predecessor Companies. Accordingly, the Company's tax provisions do not include U.S. federal income taxes through that date. Pro forma income tax provisions have been presented for the nine months ended September 30, 1995 in order to indicate the tax provision that would have been recorded had all income been taxable to the Company. The income tax provisions include tax provisions for U.S. federal income taxes and reflect effective tax rates of 38% (pro forma) for the nine months ended September 30, 1995 and 40% for the comparable period in 1996. Such tax rates approximate statutory federal, state and foreign tax rates after a reduction for U.S. research and development expense tax credits.

  Years Ended December 31, 1993, 1994 and 1995

     Revenues

     Total revenues were $20.3 million, $23.8 million and $30.1 million in 1993, 1994 and 1995, respectively, representing increases of 17% from 1993 to 1994 and 26% from 1994 to 1995. International revenues comprised 31%, 28% and 39% of total revenues in each of 1993, 1994 and 1995, respectively. The increase in international revenues as a percentage of total revenues from 1994 to 1995 was primarily attributable to increased revenues in Latin America, Southeast Asia and the U.K. resulting from the Company's expanded sales and marketing efforts in those markets.

     Software Licenses. Software license revenues were $9.6 million, $12.2 million and $15.3 million in 1993, 1994 and 1995, respectively, representing increases of 27% from 1993 to 1994 and 25% from 1994 to 1995. The increase in 1994 was primarily attributable to the Company's expanded sales and marketing efforts in the U.S., Latin America and Asia, including the establishment of the Company's Singapore subsidiary. The increase in 1995 was primarily attributable to an increase in international revenues resulting from expanded sales and marketing efforts by the Company during that period, partially offset by a decline in domestic MMS license revenues due in part to competitive pricing pressures.

     Consulting, Maintenance and Other Services. Consulting, maintenance and other services revenues were $10.7 million, $11.6 million and $14.8 million in 1993, 1994 and 1995, respectively, representing increases of 8% from 1993 to 1994 and 28% from 1994 to 1995. The increases in both 1994 and 1995 were primarily attributable to increased international license revenues and associated implementations.

     Cost of Revenues

     Cost of Software Licenses. Cost of software licenses was $305,000, $57,000 and $159,000 in 1993, 1994 and 1995, respectively, representing 3%, 1% and 1% of software license revenues in these periods.

     Cost of Consulting, Maintenance and Other Services. These costs were $6.8 million, $6.9 million and $9.8 million, representing 63%, 59% and 66%, respectively, of consulting, maintenance and other services revenues in 1993, 1994 and 1995. The decrease in these costs as a percentage of consulting, maintenance and other services revenues from 1993 to 1994 was primarily due to more efficient utilization of consulting personnel and the increase from 1994 to 1995 was primarily due to expenditures associated with the Company's international expansion.

     Operating Expenses

     Product Development. Product development expenses increased by 43% from $1.3 million in 1993 to $1.9 million in 1994 and by 83% to $3.5 million in 1995, representing 7%, 8% and 12%, respectively, of total revenues in these periods. The increase in product development expenses in 1994 was primarily a result of an increase in the number of product development personnel from 11 as of December 31, 1993 to 21 at December 31, 1994. Significant product development efforts in 1994 included enhancements to MMS for international markets, modifications to MMS to take advantage of client/server enhancements to the IBM AS/400 platform and initial development of ODBMS. Increased product development expenses in 1995 were primarily a result of continued expansion in the number of product development personnel to 48 at December 31, 1995. Significant product development efforts in 1995 included the continued development and initial beta release of ODBMS, continued enhancements to MMS and initial development of WinDSS. Product development costs subsequent to the achievement of technological feasibility have not been significant during these periods and, accordingly, all such costs have been expensed as incurred.

     Sales and Marketing. Sales and marketing expenses increased 34% from $2.4 million in 1993 to $3.2 million in 1994 and by 61% to $5.2 million in 1995, representing 12%, 13% and 17%, respectively, of total revenues in these periods. The increase in sales and marketing expenses in 1994 was primarily due to the addition of sales and marketing personnel to implement the Company's strategy to increase its presence in international markets. Increased sales and marketing expenses in 1995 were due to continued additions to sales and marketing personnel and related expenses.

     General and Administrative. General and administrative expenses were $2.5 million in each of 1993 and 1994, and increased by 55% to $3.9 million in 1995, representing 12%, 11% and 13%, respectively, of total revenues. The increase in 1994 was primarily due to the addition of administrative personnel required to support the Company's growth. The increase in 1995 reflects the continued addition of personnel, increased legal and accounting expenses and increased bad debt allowance.

     Provision for Income Taxes. Substantially all U.S. federal taxable income through March 30, 1995 was attributed to Predecessor Companies' stockholders, reflecting the prior S Corporation status of certain Predecessor Companies. Accordingly, the Company's tax provisions do not include U.S. federal income taxes through that date. The pro forma income tax provisions reflected in Notes 1 and 9 of Notes to Consolidated Financial Statements include tax provisions for U.S. federal income taxes and reflect effective tax rates of 37%, 38% and 38% for the years 1993, 1994 and 1995, respectively. Such tax rates approximate statutory federal, state and foreign tax rates after a reduction for U.S. research and development expense tax credits.

     Pro Forma Statements of Operations Data

     Prior to the Reorganization, certain Predecessor Companies elected S Corporation status under Subchapter S of the Internal Revenue Code through March 30, 1995. In 1993 such Predecessor Companies paid tax related compensation of $7.4 million to their founding stockholders in lieu of S Corporation dividends so that such amounts could be charged to expense and deducted for state income tax purposes. Accordingly, the Company's statements of operations for 1993, 1994 and the first quarter of 1995 do not contain provisions for U.S. federal income taxes and for 1993 contain tax related compensation expense of $7.4 million. As a result, the historical statements of operations for 1993, 1994, 1995 and the nine months ended September 30, 1995 are not directly comparable, and such periods will not be comparable to future periods.

     In order to facilitate an understanding and a comparison of the Company's results of operations for the periods discussed below, pro forma statements of operations have been included to eliminate the tax related compensation paid to the Predecessor Companies' stockholders and include U.S. federal tax provision for all periods.

                                                      YEAR ENDED DECEMBER 31,     NINE MONTHS ENDED
                                                    ---------------------------     SEPTEMBER 30,
                                                     1993      1994      1995           1995
                                                    -------   -------   -------   -----------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA STATEMENTS OF OPERATIONS DATA:
Total revenues....................................  $20,321   $23,829   $30,084        $20,812
Gross profit......................................   13,236    16,902    20,144         13,506
Operating expenses:
  Product development.............................    1,345     1,923     3,512          2,384
  Sales and marketing.............................    2,404     3,228     5,199          3,588
  General and administrative .....................    2,466     2,529     3,929          2,607
Income from operations............................    7,021     9,222     7,504          4,927
Income before income taxes........................    6,849     9,001     7,070          4,616
Provision for income taxes........................    2,536     3,437     2,669          1,742
Pro forma net income..............................  $ 4,313   $ 5,564   $ 4,401        $ 2,874
Pro forma net income per share....................                      $  0.42        $  0.27
Shares used in per share calculation..............                       10,952         10,952

SELECTED QUARTERLY OPERATING RESULTS

     The following tables present unaudited quarterly financial information for the seven quarters ended September 30, 1996 as well as the percentage of the Company's total revenues represented by each item. Management believes this information, including the pro forma information, is consistent with the audited Consolidated Financial Statements appearing elsewhere in the Prospectus. In management's opinion, the information presented below includes all necessary adjustments (consisting only of normal recurring adjustments) to present fairly the unaudited quarterly results when read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus. These operating results are not necessarily indicative of results for any future period.

                                                                             QUARTER ENDED
                                       ------------------------------------------------------------------------------------------
                                       MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                         1995        1995         1995            1995         1996        1996         1996
                                       ---------   --------   -------------   ------------   ---------   --------   -------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Software licenses...................   $ 2,714     $2,628       $ 4,156         $5,755       $ 5,013     $5,042       $ 6,098
 Consulting, maintenance and other
   services..........................     3,289      3,974         4,050          3,518         4,391      5,394         6,416
                                         ------     ------        ------         ------        ------     ------        ------
       Total revenues................     6,003      6,602         8,206          9,273         9,404     10,436        12,514
Cost of revenues:
 Software licenses...................        14         70            63             12            25        220            21
 Consulting, maintenance and other
   services..........................     2,059      2,385         2,714          2,624         2,958      3,563         4,633
                                         ------     ------        ------         ------        ------     ------        ------
       Total cost of revenues........     2,073      2,455         2,777          2,636         2,983      3,783         4,654
                                         ------     ------        ------         ------        ------     ------        ------
Gross profit.........................     3,930      4,147         5,429          6,637         6,421      6,653         7,860
Operating expenses:
 Product development.................       636        733         1,015          1,128         1,220      1,645         1,728
 Sales and marketing.................     1,012      1,136         1,440          1,611         1,628      1,525         1,630
 General and administrative..........       780        756         1,071          1,322         1,140      1,055         1,191
                                         ------     ------        ------         ------        ------     ------        ------
       Total operating expenses......     2,428      2,625         3,526          4,061         3,988      4,225         4,549
                                         ------     ------        ------         ------        ------     ------        ------
Income from operations...............     1,502      1,522         1,903          2,576         2,433      2,428         3,311
Other income (expense) -- net........       (57)      (135)         (119)          (123)          (65)       169           173
                                         ------     ------        ------         ------        ------     ------        ------
Income before income taxes...........     1,445      1,387         1,784          2,453         2,368      2,597         3,484
Provision for income taxes...........        18        351           418            710           941      1,038         1,396
                                         ------     ------        ------         ------        ------     ------        ------
Net income...........................   $ 1,427     $1,036       $ 1,366         $1,743       $ 1,427     $1,559       $ 2,088
                                         ======     ======        ======         ======        ======     ======        ======
Pro Forma Statements of Operations
 Data:
 Income before income taxes..........     1,445      1,388         1,784          2,453
 Provision for income taxes..........       545        524           674            926
                                         ------     ------        ------         ------
 Pro forma net income................   $   900     $  864       $ 1,110         $1,527
                                         ======     ======        ======         ======
 Pro forma net income per share......   $  0.08     $ 0.08       $  0.11         $ 0.15       $  0.13     $ 0.13       $  0.17
                                         ======     ======        ======         ======        ======     ======        ======
 Shares used in per share
   calculation.......................    10,952     10,952        10,952         10,952        11,182     12,183        12,283

                                                                   AS A PERCENTAGE OF TOTAL REVENUES
                                       ------------------------------------------------------------------------------------------
Revenues:
 Software licenses...................        45%        40%           51%            62%           53%        48%           49%
 Consulting, maintenance and other
   services..........................        55         60            49             38            47         52            51
                                            ---        ---         -----          -----           ---        ---         -----
       Total revenues................       100        100           100            100           100        100           100
Cost of revenues:
 Software licenses...................         0          1             1              0             0          2             0
 Consulting, maintenance and other
   services..........................        35         36            33             28            32         34            37
                                            ---        ---         -----          -----           ---        ---         -----
       Total cost of revenues........        35         37            34             28            32         36            37
                                            ---        ---         -----          -----           ---        ---         -----
Gross profit.........................        65         63            66             72            68         64            63
Operating expenses:
 Product development.................        10         11            12             12            13         16            14
 Sales and marketing.................        17         17            18             18            17         15            13
 General and administrative..........        13         12            13             14            12         10             9
                                            ---        ---         -----          -----           ---        ---         -----
       Total operating expenses......        40         40            43             44            42         41            36
                                            ---        ---         -----          -----           ---        ---         -----
Income from operations...............        25         23            23             28            26         23            27
Other income (expense) -- net........        (1)        (2)           (1)            (1)           (1)         2             1
                                            ---        ---         -----          -----           ---        ---         -----
Income before income taxes...........        24         21            22             27            25         25            28
Provision for income taxes...........         0          5             5              8            10         10            11
                                            ---        ---         -----          -----           ---        ---         -----
Net income...........................        24%        16%           17%            19%           15%        15%           17%
                                            ---        ---         -----          -----           ---        ---         -----
                                            ---        ---         -----          -----           ---        ---         -----
Pro Forma Statements of Operations
 Data:
 Income before income taxes..........        24         21            22             27
 Provision for income taxes..........         9          8             8             11
                                            ---        ---         -----          -----
 Pro forma net income................        15%        13%           14%            16%
                                            ---        ---         -----          -----
                                            ---        ---         -----          -----

     The Company's business has experienced and is expected to continue to experience some degree of seasonality due in large part to its retail customers' buying cycles. In 1994 and 1995, the Company experienced increased license revenues in the fourth quarters, reflecting customers' budget cycles. Consulting, maintenance and other services were lower in the fourth quarter and higher in the succeeding first quarter, reflecting retailers' desire to minimize disruption during the holiday season as well as increased post-holiday demand for implementation services associated with the higher level of software licenses in the preceding fourth quarter. In addition, sales and marketing expenses may vary as a percentage of total revenues due to several factors, including start-up costs associated with the establishment of international operations and sales commission schedules associated with performance targets. For example, sales and marketing expenses as a percentage of total revenues increased in the quarter ended December 1994 due to start-up costs associated with the establishment of operations in Asia and sales commission bonuses associated with the achievement of annual performance targets.

     The Company's quarterly operating results have varied and are expected to continue to vary in the future. These fluctuations may be caused by many factors, including, among others: the size and timing of individual orders; competitive pricing pressures; customer order deferrals in anticipation of new products; variation of consulting, maintenance and other services as a percentage of total revenues; timing of introduction or enhancement of products by the Company or its competitors; market acceptance of new products; technological changes in platforms supporting the Company's products; changes in networking or communication technology; changes in the Company's operating expenses; personnel changes; currency exchange rates; fluctuations in the level of warranty claims; and general industry and economic conditions.

     A significant portion of the Company's historical revenues has been derived from relatively large licenses to a limited number of customers, and the Company currently anticipates that this trend will continue. Accordingly, any significant cancellation or deferral of customer orders could have a material adverse effect on the Company's operating results in any particular quarter.

     License revenues are also difficult to forecast because the market for the Company's next generation open systems products is uncertain and evolving. The Company's expense levels are based, in part, on its expectations as to future revenues and to a large extent are fixed. In particular, the Company is required to increase consulting services capacity, including hiring additional consulting personnel, in advance of anticipated license revenues. Therefore, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall and, accordingly, any significant shortfall of demand in relation to the Company's expectations or any material delay of customer orders would have an almost immediate adverse effect on the Company's operating results.

     The Company's ability to undertake new projects and increase license revenues is substantially dependent on the availability of the Company's consulting personnel to assist in the license and implementation of the Company's solutions. Growth in the Company's international operations is particularly dependent upon the ability of the Company to locate, hire and train qualified foreign personnel. The Company believes that supporting greater-than-anticipated growth in product licensing would require the Company to rapidly hire skilled additional personnel for the Company's consulting services group, and there can be no assurance that qualified personnel could be located or retained in a timely manner.

     As a result of the foregoing and other factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Fluctuations in operating results may also result in volatility in the price of the shares of the Company's Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations primarily through cash generated from operations and, to a lesser extent, borrowings under its bank lines of credit. As of September 30, 1996, the Company had $14.4 million in cash and cash equivalents and $5.2 million available under its bank lines of credit.

     The Company's operating activities provided cash in 1993 of $1.2 million after the payment of $5.0 million of tax related compensation to the Predecessor Companies' stockholders. The Company's operating activities provided cash of $7.4 million, $5.5 million and $2.9 million in 1994, 1995 and the nine months ended

September 30, 1996, respectively. Cash from operating activities arose principally from the Company's profitable operations and was utilized for working capital purposes, principally increases in accounts receivable.

     Cash used in investing activities in 1993, 1994 and 1995 was $405,000, $705,000 and $16.1 million, respectively, and cash of $12.7 million was provided by investing activities in the nine months ended September 30, 1996. Such investing activities principally consisted of purchases of property and equipment and, in 1995, the acquisition of $14.6 million of restricted short-term investments used for the repayment of stockholder notes and the redemption of such investments in 1996. See Note 1 of Notes to Consolidated Financial Statements.


     Cash used in financing activities was $722,000 and $4.0 million in 1993 and 1994, respectively, cash of $8.2 million was provided by financing activities in 1995, and cash of $1.7 million was used in financing activities in the nine months ended September 30, 1996. Such financing activities in 1993 and 1994 consisted of repayment of borrowings under the bank line of credit and dividends to and capital contributions by the stockholders. Financing activities in 1995 consisted of borrowings under the bank line of credit, dividends and other distributions made to the Predecessor Companies' stockholders and the sale of Series A Preferred Stock to the Company's stockholders as described in Note 1 of Notes to Consolidated Financial Statements. Financing activities in the nine months ended September 30, 1996 consisted of the issuance of 2,182,866 shares for the account of the Company in its initial public offering on March 15, 1996 and the repayment of shareholder notes therefrom.


     Borrowings under the Company's secured line of credit with Bank of America Arizona bear interest based upon the bank's publicly announced reference rate. At September 30, 1996 the Bank of America credit line bore interest at 8.25% and no borrowings were outstanding under the line of credit. This line of credit expires July 1, 1998 and the Company intends to seek renewal at that time. See
Note 3 of Notes to Consolidated Financial Statements. JDA Canada has a cdn$200,000 secured line of credit with the Hongkong Bank of Canada. This line of credit bears interest at the bank's prime rate plus 1%, and expires on February 28, 1997. At September 30, 1996, no borrowings were outstanding under this line of credit.

     Capital expenditures were approximately $405,000, $705,000, $1.4 million and $2.1 million in fiscal years 1993, 1994, 1995 and the nine months ended September 30, 1996, respectively. These expenditures were for property and equipment, primarily computer hardware and furniture and fixtures. Within the next nine to twelve months, the Company anticipates acquiring the building currently utilized in the U.K. and making necessary capital expenditures to support growth.

     The Company believes that the net proceeds from this offering, its bank lines of credit and funds generated from operations will provide adequate liquidity to meet the Company's planned capital and operating requirements for at least the twelve month period following this offering. Thereafter, if the Company's spending plans change, the Company may find it necessary to seek to obtain additional sources of financing to support its capital needs, but there can be no assurance that such financing will be available on commercially reasonable terms, if at all.

                                    BUSINESS


     JDA is a leading international provider of comprehensive enterprise-wide software solutions that address the mission-critical business information requirements of retailing organizations. The Company offers two enterprise product lines: MMS for the IBM AS/400 platform and ODBMS for open, client/server environments. MMS is a feature-rich solution that integrates and distributes data throughout the retailing enterprise and enables management to make more informed and timely decisions, respond rapidly to changes in the competitive environment, monitor store-level activity and achieve operational efficiencies. ODBMS, currently in limited beta installations and recently released for general commercial availability, is designed as an open (multi-platform), client/server solution that incorporates the basic functionality of MMS with enhanced adaptability and scalability. The Company's in-store products, DSS and Windows-based WinDSS, currently in limited beta installations, can be licensed independently or as part of an integrated enterprise-wide system. These in-store systems capture data at the point of sale and leverage valuable enterprise-wide information by bringing it to the store level, the primary point of consumer contact. The Company's consulting services group provides system planning, design and implementation services to tailor the Company's solutions to each retailer's unique specifications and to ensure timely and successful implementation.


     The Company's products and services are marketed and sold in the United States through the Company's direct sales force and a network of value-added implementors, systems integrators and consultants. International revenues, which comprised 39% of Company revenues in 1995 and 43% in the first nine months of 1996, are facilitated by an international direct sales force employed by the Company's subsidiaries and through a network of sales agents and distributors, including IBM. The Company's solutions have been deployed by a broad range of retail enterprises worldwide, including hard and soft lines retailers, warehouse stores, superstores and grocery stores. The Company's customers include many of the world's leading specialty retailers such as Bed, Bath and Beyond, CompUSA, Incredible Universe, Kingfisher Group, Lenscrafters, Melville Corporation, Natural Wonders, Office Depot, Staples, Starbucks, Sunglass Hut, West Marine Products and Williams-Sonoma.

INDUSTRY BACKGROUND

     The retailing industry has experienced rapid change during the 1990s, driven primarily by changing consumer preferences, intensifying competition and increased globalization. Economic uncertainty has caused a shift in consumer purchase patterns, with today's consumer choosing value -- in the form of lower prices, convenience and personalized service -- over brand and retailer loyalty. The result for many retailers has been less traffic in their stores, more markdowns and slimmer profits. Within this new competitive environment, a number of successful retail formats and concepts have emerged that are more reactive, cost-driven and responsive to consumers' demand for increased value. The "big box" or "category killer" format employed by, for example, Staples and Sunglass Hut, focus on offering a wide assortment of competitively priced products within a single product category. These new retail formats are setting the standard for lower prices and improved customer service and have enjoyed broad market acceptance. As a result, these formats have expanded to many categories formerly dominated by traditional department stores, such as home furnishings, apparel, toys and sporting goods, while traditional retailing formats are experiencing consolidation and shakeout. Many successful retailers are producing efficiencies and reducing operating costs by managing inventories precisely, decentralizing the decision making process while centralizing purchasing and other administrative functions, deploying state of the art information technology and pursuing aggressive roll-out strategies to achieve economies of scale. In addition, a number of these retailers are seeking to apply their concepts outside their domestic markets, certain of which markets are enjoying consumer expenditure growth rates significantly exceeding those of the U.S.

     To respond to today's competitive challenges, retailers must accelerate the rate at which they identify and respond to changing business conditions and consumer requirements. An organization's agility and ultimate success are dependent upon its ability to rapidly and cost-effectively collect, organize, analyze and disseminate data throughout the enterprise to make effective business decisions. Such analyses provide a basis for critical product, marketing, inventory, pricing and human resource decisions. In addition, inventory management has become more complicated as retailers seek to reduce costs and improve margins while replenishing inventory on a just-in-time basis. Accordingly, retailers are demanding more sophisticated purchasing, inventory management and merchandising tools that enable them to distribute goods efficiently. Retailers also are increasingly restructuring existing operations so that consumers effectively interact with the entire enterprise whenever they are in contact with any single store within the enterprise. This requires that store level personnel and corporate decision makers within an enterprise be empowered with a common base of readily available sales and inventory information and that in-store personnel have the ability to respond to consumers' immediate needs. To meet their increasing requirements for information, retailers seek information systems that are adept at handling large volumes of transactions, possess a high degree of reliability, accommodate peak load and seasonal requirements and are able to rapidly capture, analyze and distribute data throughout geographically dispersed parts of the enterprise. Moreover, global retailers require applications that support the specialized requirements of international business, including local language support, multiple currencies, import/export costing and foreign tax and regulatory requirements.

     At the headquarters, or enterprise, level retailers typically have utilized expensive mainframes and mid-range computers in highly centralized environments running customized, platform-specific legacy software developed internally or licensed from third-party suppliers. At the store level, retailers have utilized proprietary point-of-sale systems offered by large hardware manufacturers such as AT&T/NCR, IBM and ICL or one of many commercially available DOS-based systems. Enterprise legacy applications typically require large MIS departments to implement and support, generally are difficult and expensive to scale with growth and have limited interoperability with a variety of information resources and systems available in the market today. As a result, many retailers have not been able to effectively distribute information throughout the retail enterprise. Furthermore, retailers have historically been cautious in adopting new technologies due to the real-time, transaction-intensive nature of retailing and the economic consequences of disruptions to their point of sale operations.

     Despite their reservations, today's retailers are recognizing the strategic imperative of employing technology to cut costs, reduce inefficiencies and enhance sales in an environment dominated by intensifying competition and value conscious consumers. As a result, they are increasingly demanding highly functional, easy to use and scalable software applications that can be economically and rapidly adapted for changes in their mission-critical business functions. Recent advances in technology, including the improved hardware price/performance available on platforms such as the IBM AS/400 and the introduction of sophisticated relational databases such as DB/400, have improved the capabilities of the information systems available to retailers. In addition, a number of retailers are increasingly considering new platforms that incorporate open, client/server technology and adaptable, business process driven applications. The Company believes that the adoption of new information technologies by retailers will accelerate as competitive pressures increasingly necessitate the ability to change business practices quickly and to empower employees with the information and tools to respond to consumer requirements.

JDA SOLUTION

     JDA provides a suite of comprehensive enterprise-wide software solutions that address the mission-critical business information requirements of retailing organizations. Each of the Company's enterprise systems, MMS and ODBMS, is designed to serve as the primary merchandise information system for domestic and international retailers and to address their specific information management needs and operational considerations. The Company's in-store systems, DSS and WinDSS, are designed to capture data at the point of sale and leverage valuable enterprise-wide information by bringing it to the store level, the primary point of consumer contact. These products can be licensed independently or as part of an integrated enterprise-wide solution.

     The following chart depicts the typical information flow in retail enterprises supported by the Company's products:

                           see pn 500 for description

     The Company's solutions provide the following benefits to retailers:

     - Enhance decision making capabilities. By leveraging valuable enterprise-wide information throughout the retailing organization, the Company's solutions enable personnel to make more informed and timely decisions, to quickly adapt their products and operations to changes in competition and consumer preferences, and to maximize operational efficiencies. The Company's products are designed to filter and distill the information that is most meaningful and relevant to the retailer from large volumes of transaction and work flow data.

     - Provide fully integrated adaptable solutions. JDA offers fully integrated adaptable solutions that enable retailers to respond to consumer demand at the point of sale and channel that crucial information back throughout their organizations and supply chains. These solutions link store level point-of-sale information with the centralized merchandising and financial functions that ultimately drive replenishment communications with suppliers and vendors. JDA's integrated enterprise and in-store systems operate a range of applications and function seamlessly within their respective databases, promoting speed, data integrity and ease of modifications. The Company's new products, ODBMS and WinDSS, are designed to be tailored by customers to meet their specialized and evolving business requirements with minimal or no re-programming.

     - Streamline inventory planning and distribution logistics. The Company's enterprise-wide solutions are designed to help retailers achieve operating efficiencies by automating key functions such as the management of inventory, distribution and merchandising by providing decision makers with access to critical supply chain data. JDA provides retailers with tools for vendor analysis, monitoring stock status, sales capture and analysis, merchandise allocation and replenishment, purchase order management, distribution center management and other important activities that enable retailers to improve inventory gross margin return on investment through increased inventory turnover, reduced inventory investment, and more efficient management of ordering and distribution.

     - Promote responsiveness to consumer needs. The Company's solutions help retailers better understand and fulfill consumer needs. With the Company's enterprise systems, retailers can explore "what if" merchandising plans, track and analyze performance, and adjust quickly to market changes and consumer purchase patterns, all to ensure that the appropriate pricing and merchandise mix is available to the consumer at the store. The Company's in-store products automate store operations and gather, analyze and provide information at the level closest to the consumer. These products enable store level personnel to track the preferences of consumers and provide a higher level of personalized service.

     The Company believes its focus on retail industry requirements and trends has yielded significant applications depth and breadth relative to less established and non-retail focused competitors. Further, this history of responsiveness to industry requirements and trends has led to the development of software solutions that are interoperable with a wide variety of in-store systems and has also prompted development of open, client/server solutions for retailers. JDA's products have been licensed by over 215 customers, with the Company's consulting services group performing the substantial majority of the implementations. This experience has created a significant industry-specific knowledge base that the Company leverages in its product development and implementation efforts to facilitate product reliability and rapid deployment, generate customer satisfaction and create opportunities for future reputational sales.

COMPANY STRATEGY

     The Company's objective is to strengthen its position as a leading supplier of comprehensive software solutions for the retailing marketplace worldwide. To achieve this objective, the Company is pursuing the following strategies:

          Leverage Retail Application Knowledge Base. The Company intends to continue to leverage its retail industry knowledge base to provide comprehensive integrated solutions to retailers. The Company believes its in-depth understanding of retailers' requirements accumulated from its ten-year history, four generations of its MMS product line and over 200 implementations differentiates it from competitors and provides a significant advantage in securing new customers. The Company further augments its knowledge through on-going customer consulting engagements and interaction with its user group.

          Offer a Broad Line of Modular, Enterprise-Wide Solutions. The Company's strategy is to offer enterprise-wide solutions addressing a broad scope of operations within the retail enterprise. The Company sells its products as modules, enabling customers to select and incrementally implement the specific functionality that they require. The modularity of the Company's solutions offers enhanced reliability and protects the customers' investment because of the ease of integrating individual modules with all other modules, including previous releases, minimizing disruption to a customer's operations.

          Extend Solutions to Emerging Technology Platforms. The Company's early recognition of the benefits of client/server solutions in other industries, together with its understanding of the potential benefits of those solutions in the retail industry, led the Company in 1994 to begin extending its set of solutions to open, client/server platforms. The Company's design strategy is to create adaptable products that can be tailored by its customers to meet their specialized and evolving business requirements, with minimal or no re-programming. The Company believes its ODBMS product line will enable the Company to address an emerging market of retail enterprises seeking the scalability and adaptability of open, client/server solutions, particularly those larger, transaction intensive retailers such as grocery and convenience stores. Additionally, the Company believes that the enhanced functionality of its WinDSS product currently in limited beta release and the broad appeal of Windows platforms will position the Company to successfully market next generation in-store systems to customers who seek an industry standard operating system.

          Grow Industry-Specific Consulting Services. The Company plans to substantially increase its consulting services personnel to support its anticipated growth. The Company's strategy is to attract and retain experienced consulting personnel who use their retail industry knowledge and the modular architecture of the Company's products to provide customers with solutions tailored to their specific enterprise and in-store requirements. The Company believes that its consulting, implementation and support services distinguish it from its competitors and facilitate its customers' early success with its products, strengthen the relationship with the customer and generate valuable feedback for the Company. In addition, interaction between the Company's consulting and product development groups provides a high level of information exchange, thus facilitating efficiencies in implementation and product development.

          Leverage Presence in International Markets. The Company's international revenues were 28%, 39% and 43% of total revenues in 1994 and 1995 and the nine months ended September 30, 1996 respectively. The Company's strategy is to expand its international presence by developing localized versions of its products and investing directly in strategic markets through establishment of international subsidiaries with local direct sales and consulting personnel. The Company has established operations in the U.K., Singapore, Canada, Chile, Mexico and Germany and plans to continue to expand its worldwide infrastructure in order to provide localized products and implementation services. The Company believes its established international presence and localized product offerings position the Company to benefit from the globalization of successful retail concepts and favorable international industry dynamics, including, in certain markets, growth rates exceeding U.S. growth rates.

          Expand Sales and Distribution through Strategic Relationships. JDA has established relationships with leading systems integrators to provide implementation services for its products and intends to expand the number of such relationships. In pursuit of its strategy to strengthen its presence in Europe, the Company recently established a joint marketing relationship with Siemens Nixdorf. In addition, the Company has established informal working relationships with leading retail systems consulting groups of Andersen Consulting, Ernst & Young LLP, Price Waterhouse's Management Horizons Division and similar major systems integrators. In addition, in selected international markets the Company relies upon a network of sales agents and distributors, including IBM, to license, and in some cases implement, its software solutions. These relationships provide important product endorsements and valuable feedback as well as sales referrals.

PRODUCTS

     The Company offers enterprise and in-store software products designed to automate and integrate the flow of information throughout the retail organization. The Company's products are intended to improve retailers' financial performance, enhance consumer service and free management from operational details to enable increased focus on strategic issues and enhancing consumer satisfaction. JDA's product lines offer solutions for a wide range of multi-store retail enterprises, including hard and soft lines retailers, food and drug, convenience and grocery stores. Certain of the Company's product modules have been translated into Spanish, German and French.

  Enterprise Products

     The Company's enterprise products automate the full scope of retail operations from the planning and purchasing functions through the distribution and final sale of goods, and provide management with sophisticated tools for enhanced business planning and analysis. The Company's enterprise products can be integrated with in-store products designed by the Company or by third parties. The Company offers two enterprise product lines: MMS for the IBM AS/400 platform and ODBMS for open, client/server environments. These products are comprised of modules that are selected by the customer and can be configured to fit the customer's unique requirements. A typical installation of the Company's enterprise products would include the following seven core modules: Enterprise Database/Master Files, Merchandise Performance Analysis, Inventory Control and Reporting, Price and Cost Management, Store Data Interchange, Purchase Order Management and Merchandise Receiving, and Automated Replenishment. Customers may add supplementary modules such as Distribution Center Management and major accounting modules. The Company believes these modules embody functionality critically important to retailers, and enable the Company to provide the most advanced and comprehensive solutions available in its market.

     The following table describes the primary features and development status of the Company's enterprise systems:

MODULE                     DESCRIPTION                            MMS               ODBMS
  Enterprise               Defines the underlying            Commercially       Commercially
  Database/Master Files    organization, products and          released           available
                           business relationships
  Merchandise Performance  Executive-level analysis and      Commercially       Commercially
  Analysis                 decision support tools              released           available
  Inventory Control and    Perpetual inventory tracking      Commercially       Commercially
  Reporting                and analytical reporting            released           available
  Price and Cost           Central management of             Commercially       Commercially
  Management               permanent and promotional           released           available
                           pricing strategies
  Store Data Interchange   Common interface structure to     Commercially       Commercially
                           communicate data to and from        released           available
                           in-store systems
  Purchase Order           Creation, tracking and            Commercially       Commercially
  Management and           analysis of product purchase        released           available
  Merchandise Receiving    orders and online entry of
                           receipts at stores or
                           warehouses
  Automated Replenishment  Algorithms to automatically       Commercially       Commercially
                           calculate suggested order           released           available
                           quantities
  Retail Stock Ledger      Analysis and calculation of       Commercially      In beta release
                           gross margin and inventory          released
                           using the retail method of
                           accounting
  Warehouse/Distribution   Operational data and inventory    Commercially     Under development
  Center Management        management of a warehouse           released
                           distribution center including
                           resource scheduling, slot
                           location definition,
                           receiving, putaway, picking
                           and shipping
  Accounts Payable         Invoice capture, management       Commercially        Not planned
                           and analysis and automatic          released
                           interface to General Ledger
  General Ledger           Retail specific capture, audit    Commercially        Not planned
                           and reporting                       released

     In addition to the above modules, the Company recently announced the commercial availability of its Retail IDEAS data warehousing application, which was jointly developed by the Company and Silvon Software, Inc. Retail IDEAS incorporates a number of components of data warehousing into a packaged offering to provide retailers with enhanced ability to capture, store, manage and view business information on a timely basis. Retail IDEAS provides retailers with increased access to more current enterprise information to assist them in analyzing important areas such as sales and inventory, merchandise categories and items, open and suggested orders, and promotional and pricing events. Currently, Retail IDEAS is commercially available for use with the Company's MMS product.

     ODBMS is designed to offer an enterprise solution capable of supporting the information requirements of international, multi-format retail organizations. ODBMS offers the core functionality of MMS with enhanced adaptability and scalability enabled by its open, client/server architecture. ODBMS also offers certain additional functions relative to MMS, including embedded support for multiple languages and currencies, user-specific nomenclature, and user-defined data structures and hierarchies. Retailers seeking to move to ODBMS are able to ease their organizational transition by incrementally implementing selected ODBMS modules at their own pace. ODBMS is designed to be interoperable with MMS and other enterprise systems.

     The Company's strategy in designing ODBMS is to incorporate industry knowledge gained from over 200 MMS implementations with current generation tool sets and object oriented software design methodologies. ODBMS offers a broad inventory of common business objects that encapsulate rules, data structures and processes of mission-critical retailing functions. ODBMS can be configured by the retailer to adapt to changing strategies and prevailing competitive conditions. For example, the ODBMS Price and Cost Management module performs product price analysis based upon key data such as gross margin, sales velocity and competitive prices, and recommends and automates price changes based on the retailer's specifically defined pricing strategies. Thus, an international retailer can centrally establish a product margin objective and apply it to local market rules, including currency conversions, applicable taxation and rounding algorithms, to determine final pricing at each location. A change in pricing strategy based, for example, on intensified competition or promotional events can be implemented by the retailer with minimal or no re-programming.

     ODBMS is currently installed in Petro-Canada convenience stores and is scheduled to be fully operational at Wilsons' specialty clothing stores in the first quarter of 1997.

     In addition to MMS and ODBMS, the Company currently offers Sirus, a version of the Company's enterprise product with modules specifically modified for use by soft lines retailers. Sirus is currently available for use on the IBM AS/400 platform.

     License fees for the Company's enterprise systems vary depending upon the modules selected and the size and complexity of the retail operation, and generally range from $200,000 for smaller customers to in excess of $1.0 million for large, multi-site or multi-country licenses.

  In-Store Products

     The Company offers two in-store product lines: DSS for traditional in-store platforms and WinDSS, which is in limited beta release, for the Windows environment. The Company's in-store products are designed to enable a retailer to capture and analyze in-store operations information and transmit such information to enterprise-level systems for corporate analysis. These products also allow store level personnel to access valuable enterprise-wide information to enable more informed decisions at the closest point of consumer contact. WinDSS provides the functionality of DSS with the flexibility and ease of use of Windows platforms. As with the Company's enterprise products, DSS and WinDSS are comprised of modules that are selected by the customer and can be configured to fit the customer's unique requirements.

     The following table describes the primary features and development status of the Company's in-store products:

------------------------------------------------------------------------------------------------
     MODULES              DESCRIPTION                          DSS            WINDSS
------------------------------------------------------------------------------------------------
     Back Office          Cash balancing, perpetual inventory  Commercially   In beta release
                            management, purchasing,              released
                            receiving, reporting, time and
                            attendance, and product transfers
------------------------------------------------------------------------------------------------
     Transaction          Store schedule, query by example,    Not planned    In beta release
       Processor            daily/hourly sales graphs and
                            transaction logging
------------------------------------------------------------------------------------------------
     Customer Analyzer    Customer purchase history,           Commercially   In beta release
                            extensive customer information,      released
                            extensive reporting and multiple
                            profile information
------------------------------------------------------------------------------------------------
     Point of Sale        Credit authorization, foreign        Commercially   In beta release
                            tenders, layaway, multiple           released
                            discounting, multiple tenders,
                            payment processing, promotional
                            events and UPC scanning
------------------------------------------------------------------------------------------------

     DSS can be licensed independently and utilized with a customer's existing enterprise system, or it can work in concert with the Company's MMS enterprise system, to provide the retailer the ability to manage information through the full range of retail operations. A typical installation of DSS enables the retailer to perform a number of individual store level functions and support back office, store inventory and point-of-sale operations. For example, store managers can use DSS to measure the results of a store promotional event. In addition, DSS enables retailers to track the preferences of consumers and provide a higher level of personalized service.

     WinDSS is designed to incorporate the core store level functionality of DSS with the graphical user interface and multi-tasking and other enhanced capabilities of the Windows NT, Windows 95 and Windows 3.1 platforms. WinDSS incorporates an object-oriented software design that is capable of dynamically linking and arranging retail business processes to adapt to a retailer's specialized and evolving requirements.

     For example, a retailer can exploit WinDSS's multi-tasking capabilities by configuring its point-of-sale systems to simultaneously run credit authorizations, process transactions and update store inventory records. In contrast, to reflect a more service-oriented work flow, the customer service desk in the same store can be configured to provide ready access to consumer personal information and purchase histories. Business information process flows can be adapted to reflect changing store strategies during special promotions or periods of peak consumer traffic.

     WinDSS is currently in limited beta release. The Company licensed and installed the WinDSS product with SunTV, an electronics specialty retailer, in the first quarter of 1996. The Company recently completed initial beta installations of the WinDSS product with West Marine Products, a retailer and wholesaler of boating equipment and apparel, and Auto Palace, an auto parts specialty retailer.

     License fees for the Company's in-store products vary depending upon a variety of factors, including the modules selected and size and complexity of the retail operation, and generally range from $75,000 to $500,000.

PROFESSIONAL SERVICES

  Consulting

     The Company's consulting services provide retailers with expertise and assistance in planning, design and implementation of the Company's retail information solutions. To ensure a successful product implementation, consultants assist customers with the initial installation of a system, the conversion of the customer's historical data and ongoing training and education. With the help of the Company's consultants, the retailer can more easily enhance its existing systems and manage upgrades and conversions. The Company believes that its consulting services facilitate a customer's early success with its products, strengthen the relationship with the customer, and add to the Company's industry-specific knowledge base for use in future implementation and product development efforts.

     Although the Company's consulting services are optional, the Company has found that substantially all of its customers utilize its consulting services to some degree in connection with the implementation and on-going support of the Company's software products. The duration of consulting engagements has typically been between six months and one year for enterprise systems and between three and six months for in-store systems. The Company does not yet have sufficient experience implementing its ODBMS and WinDSS products to determine the degree of consulting services generally required in connection with these products. However, given the complexity of platforms on which these products operate and the increased ability of the customer to configure these new products to its work flows and processes, the Company believes their implementation will require increased levels of consulting services. Accordingly, the Company plans to substantially increase its consulting services personnel to support anticipated growth in product implementations. To the extent anticipated revenues fail to materialize following the hiring and training of such personnel, the Company's operating results would be adversely affected. In August 1996, the Company acquired JDA Canada which resulted in the addition of over 30 consultants trained in the implementation of the Company's products.

     The Company's consulting services group consists of business consultants, systems analysts and technical personnel devoted to assisting retailers in all phases of systems development, including systems planning and design, customer-specific configuring of application modules, and on-site implementation or conversion from existing systems. Managers in the Company's consulting organization typically have extensive retail industry experience, and consulting personnel undergo extensive training in both retail operations and the Company's products. In order to enhance and improve this training process, the Company plans to establish JDA University, an in-house training program designed to offer standardized instruction for its consultants, customers and certain third-party integrators. The Company may increasingly utilize third-party consultants, such as those from major systems integrators, to assist in certain large scale implementations and for extensive business process re-engineering projects. As of September 30, 1996, the Company had 182 employees providing consulting services. Consulting services are billed on a time and materials basis.

  Maintenance

     The Company also offers comprehensive maintenance support, which has historically been purchased by the majority of its customers. The Company offers remote accessibility to the customer's system in order to perform quick diagnostics and provide on-line assistance. In addition, the Company provides assistance through its telephone help line. The annual maintenance option is typically priced at 12% of the software license fee and entitles the customer to product upgrades and telephone support. As of September 30, 1996 the Company had 11 employees providing maintenance services. Of the 41 new customers who first licensed the Company's systems in 1995, over 70% purchased the maintenance option. Of those customers who licensed the Company's systems and purchased the maintenance option in 1994, over 90% renewed the maintenance option in 1995.

CUSTOMERS

     As of September 30, 1996, the Company's products had been licensed to more than 215 retail enterprises addressing a wide variety of retail markets. No customer accounted for 10% or more of total revenues in 1993, 1994, 1995 or the first nine months of 1996. The following is a partial list of the Company's customers that have purchased at least $100,000 of the Company's products and services as of September 30, 1996. The number of stores operated by the Company's targeted customers generally ranges from 50 to over 500, with annual sales generally ranging from $100 million to, in certain cases, over $1 billion. The Company believes that its recently released products, including ODBMS and WinDSS, will enable the Company to market to retailers outside of its historical customer base.

APPAREL & DEPARTMENT STORES
American Retail Group
Bradley Specialty Retailing
Calvin Klein Jeanswear Co.
CHANEL, Inc.
Designs, Inc.
Mohamed Mahmoud (Egypt)
Mothercare (UK)
Seiyu (Singapore)
Stride Rite
The Limited

CATALOG SHOWROOM
Argos (UK)
Brand Names Sales
L. Luria & Son

CRAFTS & TOYS
Early Learning Centres (UK)
Old America Stores
Rag Shop

FOOD, DRUG & COSMETICS
Cosmetic Centers
Cosmetics Plus
Delray Farms, Inc.
Duane Reade
Food Pantry
Fred W. Albrecht Grocery Co.
Genuardi Super Markets
Hickory Farms
Perfumania
Petro-Canada (Canada)
Starbucks
Superdrug (Kingfisher) (UK)
FURNITURE, APPLIANCES &
COMPUTERS

ABC Carpet & Home
The Bombay Company
Comet (Kingfisher) (UK)
CompUSA
Grupo Elektra (Mexico)
Grupo K-2 (Mexico)
Heilig-Meyers
Incredible Universe
Inter'Tan (Tandy) (UK)
Sun TV
GENERAL MERCHANDISE
Globus Office World (UK)
Gramex
Office Depot
Penn-Daniels
Pet Food Warehouse
Pic 'N Save
Staples
Woolworth (Kingfisher) (UK)
HOME IMPROVEMENT
B&Q (Kingfisher) (UK)
Color Tile
Eagle Hardware & Garden
Handy Andy
Quality Stores
TSC Stores
HOUSEWARES
Bed, Bath & Beyond
Kitchens, Etc.
Lenox, Inc.
Linens 'n Things (Melville)
Royal Doulton
Strouds
Westpoint Stevens
Williams-Sonoma
JEWELRY
Helzberg Diamonds
Henry Silverman's Factory Jewelers
Jan Bell
Little Switzerland
Rogers, Ltd.
MUSIC, BOOKS & SOFTWARE
Books-A-Million
Eason (Ireland)
Electronics Boutique
Family Bookstores
HMV LTD (UK)
Virgin Retail
Yamaha Music (Singapore)
OPTICAL AND CAMERA
Cole Vision
Lenscrafters
National Vision Associates
New West Eyeworks
Sunglass Hut
Wolf Camera
OTHER
American Greetings
Bentley's Luggage
Factory Card Outlet
Franklin Mint Gallery
Home Shopping Club
MGM Grand Hotel, Inc.
Monte Carlo Resort
Natural Wonders
Planet Hollywood
Universal Studios
Western Auto (Sears Roebuck)
SPORTING GOODS
Bass Pro Shops
Bicycle Exchange
Gander Mountain
Recreational Equipment, Inc.
SportMart
West Marine Products

SALES AND MARKETING

     The Company's worldwide sales effort is conducted primarily through a direct sales force located in Phoenix, Arizona and through operations in the U.K., Singapore, Canada, Chile, Mexico and Germany. The Company also maintains a network of value-added implementors, third-party systems integrators and consultants who incorporate the Company's products as part of overall systems solutions. Internationally, in addition to its direct sales force, the Company relies upon a network of sales agents and distributors, including IBM in Venezuela, Mexico, Scandinavia and the Middle East. The Company has recently established a joint marketing relationship with Siemens Nixdorf. Less formal working relationships with system integrators, other major hardware vendors and the retail systems consulting groups of major accounting firms are also key components of the Company's sales and marketing strategy. The Company believes these relationships provide important product endorsements and valuable feedback as well as sales referrals.

     While the sales cycle varies substantially from customer to customer, it typically requires six to nine months from generation of the sales lead to execution of a license agreement. Because of the complexity and technical nature of the Company's systems, consulting and product development employees participate directly in the sales cycle and educate prospective customers on the advantages of using the Company's solutions.

     The Company's marketing activities are directed at increasing market awareness of the Company's products and services and identifying prospective customers. The execution of major agreements with customers are accompanied by press announcements and public relations activities. The Company combines attendance at key trade shows with a limited amount of focused advertising and direct mail campaigns to generate prospects. In addition to these activities, the Company's marketing personnel provide extensive support to the sales organization, including responding to requests for proposals, conducting product demonstrations and determining hardware specifications. The marketing organization is also responsible for internal product training, corporate communications, and development of sales tools and marketing materials. As of September 30, 1996, the Company's sales and marketing organization consisted of 7 sales and 12 marketing personnel in the United States and 9 sales and 7 marketing personnel in the rest of the world.

PRODUCT DEVELOPMENT AND JDA TECHNOLOGY

     The Company's current product development efforts are directed towards new products addressing emerging requirements for highly adaptable applications utilizing the advantages of client/server technologies across multiple platforms. A key element of the Company's product development strategy is to design into its products broad, enterprise-wide retailing functionality that is applicable to the majority of retailers' needs. At the same time, the Company's objective is to design products that are easily tailored to the specific work flows and business processes of the individual retailer and are readily adapted to changing conditions, reducing the amount of software modification required. In pursuit of its strategy, the Company continues to develop ODBMS, an enterprise system designed to operate in an open, client/server environment, and WinDSS, a next generation Windows-based system for in-store and point-of-sale applications. ODBMS is currently being implemented at two beta sites and recently was released for general commercial availability, and WinDSS is currently being implemented at three beta sites and is scheduled to be released for general commercial availability in the first quarter of 1997. In addition, the Company continues to devote substantial development resources to modify its MMS product line to take advantage of recent client/server enhancements to the IBM AS/400 platform.

     Advanced Retail Architecture. The Company has established its Advanced Retail Architecture ("ARA"), based on the principles of open systems and client/server technologies, for developing new products and modules. This architecture was adopted to protect the Company's investment in product development, as well as its customers' software investment, from changes in underlying technology and front-end interfaces. Products designed to ARA specifications can support multiple platforms and accommodate platform changes or new platforms generally without modification to the JDA application.

     The following schematic illustrates the platform-independent nature of the ARA framework across major systems levels:

                                      LOGO

     Although the Company's initial products were developed prior to the establishment of ARA, the Company's ODBMS and WinDSS products were designed from inception within the ARA framework. The Company intends to apply ARA to the development of new products and enhancement of existing products to the extent feasible. However, the Company's ability to take advantage of the full scope of ARA design objectives is limited by the proprietary nature of the IBM AS/400 and DOS-based platforms upon which MMS and DSS operate. In addition, WinDSS is designed to operate only with Windows presentation level platforms.

     The Company's software design philosophy is to design software with a work flow orientation, incorporating user-defined environments that can be easily adapted by the retailer to address its specialized and evolving business requirements.

     Work Flow Orientation. Retailers are increasingly reorganizing their operations from static, discrete tasks into dynamic business processes, or work flows. These work flows may include multiple transactions among multiple individuals in multiple locations and in varying sequences. For example, the generation of a purchase order may be initiated from many decision makers -- from merchandise manager to distribution manager to store level personnel -- with different information requirements and controls at various points and locations within the retail enterprise. By reflecting and accommodating key business information work flows, the Company's products facilitate coordination of individuals and functions within the enterprise. Furthermore, the Company's products can be adapted as work flows change and as exceptions to standard work flows arise.

     User-Defined Environments. The Company's products are embedded with a broad inventory of pre-defined business objects that model mission-critical retailing functions. These business objects encapsulate the general rules, data structures and hierarchies, and processes required to accomplish each function and can be configured by retailers to develop information views that are tailored to their specific operations. For example, a music store retailer may configure a business object relating to stock replenishment by defining two different classes of merchandise -- fashion items and staples -- requiring different replenishment algorithms and frequencies. Specifically, current compact disc releases would require high frequency replenishment using a weighted average sales method that reflects daily sales trends, while blank cassette tapes would require a low frequency, fixed replenishment. These user-defined environments represent an advance over conventional software architectures that require programming intervention to accommodate even the most simple changes to business processes.

     As of September 30, 1996, there were 82 employees on the Company's product development staff. The Company's product development expenditures in 1993, 1994, 1995 and the nine months ended September 30, 1996 were $1.3 million, $1.9 million, $3.5 million and $4.6 million and represented 7%, 8%, 12% and 14% of revenues, respectively. The Company expects that it will continue to commit substantial resources to product development in the future.

     Both WinDSS and certain modules of ODBMS remain under development, and neither has been fully implemented by customers in a retail environment. There can be no assurance that these products will not require substantial software enhancements or modifications to satisfy performance requirements of customers or to fix design defects or previously undetected errors. In addition, there can be no assurance that modules or features under development or planned for development will be completed in a timely fashion or without unanticipated excess development expense. Should the Company fail to successfully complete the planned development of either ODBMS or WinDSS, or fail to timely effect any required modifications, the Company's business, operating results and financial condition will be materially adversely affected.

     Software products as complex as those offered by the Company may contain errors that may be detected at any point in the products' life cycles. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found, resulting in loss of, or delay in, market acceptance, sales, diversion of development resources, injury to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Product Defects; Product Liability; Risk of Integration Difficulties."

     The computer software industry is subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in its existing markets or other markets that it may enter could be eroded rapidly by technology advancements not embraced by the Company. The life cycles of the Company's products are difficult to estimate. The products must keep pace with technological developments, conform to evolving industry standards and address increasingly sophisticated customer needs. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products or that new products or product enhancements will meet the requirements of the marketplace and achieve market acceptance. If the Company is unable to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially adversely affected.

COMPETITION

     The market for retail information systems is intensely competitive. The Company believes the principal competitive factors in such market are product quality, reliability, performance and price, vendor and product reputation, financial stability, features and functions, ease of use and quality of support. A number of companies offer competitive products addressing certain of the Company's target markets. In the enterprise systems market, the Company competes with in-house systems developed by the Company's targeted customers and with third-party developers such as Intrepid, Island Pacific, Radius PLC, Retek (which agreed in October 1996 to be acquired by HNC Software, Inc.), STS Systems and Richter Management Services, among others. In addition, the Company believes that new market entrants may attempt to develop fully integrated enterprise level systems targeting the retail industry. In particular, SAP Aktiengesellschaft announced in August 1996 its intention to release an integrated client/server enterprise system competitive with the Company's products. In the in-store systems market, which is more fragmented than the enterprise market, the Company competes with major hardware original equipment manufacturers such as AT&T/NCR, IBM, and ICL, as well as software companies such as Applied Intelligence Group, CRS Business Computers, Post Software International, STS Systems, GERS Retail Systems and Gateway Data

Sciences Corporation, among others. In the market for consulting services, the Company competes with major systems integrators such as Andersen Consulting, Price Waterhouse's Management Horizons Division, Deloitte & Touche LLP and Ernst & Young LLP, as well as independent consulting firms such as the ISSC Division of IBM. Many of the Company's existing competitors, as well as a number of potential new competitors, have significantly greater financial, technical and marketing resources than the Company. There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

LEGAL PROCEEDINGS

     In February 1996, a dispute arose with one of the Company's customers. The Company initiated arbitration proceedings against the customer in an effort to collect approximately $100,000 in remaining amounts due pursuant to its contract with the customer. The customer counterclaimed for a full refund of the approximately $985,000 previously paid to the Company, and the Company is vigorously defending such counterclaim. The arbitration proceedings remain ongoing, and the parties are engaged in settlement negotiations. Although management believes, based upon information currently available, that a settlement can be reached upon terms acceptable to the Company, there can be no assurance that such will be the case or that any settlement can be reached in this matter. The Company does not believe that the ultimate outcome of this proceeding will have a material adverse effect on the Company.

     In May 1996, Niederhoffer and Niederhoffer, Inc. ("Niederhoffer") filed a demand for arbitration asserting a claim against JDA Software Services, Inc., a wholly owned subsidiary of the Company. Niederhoffer's claims are based upon an agreement between it and JDA Software Services, Inc. dated April 6, 1990 (the "Finder's Agreement"). Niederhoffer alleges entitlement to a finder's fee in connection with the purchase of convertible preferred stock in the Company in March 1995 by six investment funds advised by TA Associates, Inc. and its affiliates ("TA Investment"), and a claim for Common Stock arising from the related establishment of the Company and reorganization of the Company's wholly owned subsidiaries pursuant to which Company Common Stock was issued to such subsidiaries' stockholders (the "Reorganization"). In the arbitration, Niederhoffer claims damages of approximately $770,000 and asserts a right to 504,000 shares of the Company's Common Stock.

     The Company is contesting both the applicability of the Finder's Agreement to the TA Investment and the related Reorganization and the measurement of the damages as claimed by Niederhoffer. The arbitration is expected to be concluded in December 1996, with the arbitrators' decision rendered following conclusion of the arbitration.

     The Company and its counsel believe that the Company has meritorious defenses to Niederhoffer's claims, and the Company intends to vigorously defend its position in the arbitration. However, since the results of arbitration proceedings are inherently unpredictable, no assurance can be given with respect to the arbitration's outcome or the total expense or possible damages, if any, that may be incurred in the arbitration proceedings or as a result of a settlement or an arbitration award. In the event the arbitration panel concludes that the TA Investment and related Reorganization fell within the scope of the Finder's Agreement, and further agrees with Niederhoffer's assessment of damages, the Company could be required to make cash payments as well as issue to Niederhoffer up to 504,000 shares of the Company's Common Stock or make an additional cash payment to Niederhoffer based upon the arbitrators' determination of the value of such Shares. The Company believes that an arbitrator's decision to award up to 504,000 shares of Common Stock to Niederhoffer based upon a determination that such shares are issuable as a result of the TA Investment would be treated as a charge to additional paid-in capital. Such charge would reduce additional paid-in capital by the amount of any cash paid plus the value of the Common Stock issued, valued as of the date of the TA Investment. However, any cash awarded in lieu of shares in excess of the value of such shares at the date of the TA Investment would be recorded as litigation expense and could have an immediate and material adverse effect on the Company's operating results. In addition, any cash awarded to Niederhoffer would reduce the Company's available liquidity. Any shares of Common Stock awarded to Niederhoffer would have a dilutive effect on the Company's earnings per share.

PROPRIETARY RIGHTS

     The Company's success and ability to compete is dependent in part upon its proprietary technology, including its software source code. To protect its proprietary technology, the Company relies on a combination of trade secret, nondisclosure and copyright law, which may afford only limited protection. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Although the Company relies on the limited protection afforded by such intellectual property laws, it also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable maintenance are also essential to establishing and maintaining a technology leadership position. The Company presently has no patents or patent applications pending. The source code for the Company's proprietary software is protected both as a trade secret and as a copyrighted work. The Company generally enters into confidentiality or license agreements with its employees, consultants and customers, and generally controls access to and distribution of its software, documentation and other proprietary information. The terms of the Company's license agreements with its customers often require the Company to provide the customer with a listing of the product source code. Although the license agreements place restrictions on the use by the customer of the Company's source code and do not permit the re-sale, sublicense or other transfer of such source code, there can be no assurance that unauthorized use of the Company's technology will not occur.

     Despite the measures taken by the Company to protect its proprietary rights, unauthorized parties may attempt to reverse engineer or copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     Certain technology used by the Company's products is licensed from third parties, generally on a non-exclusive basis. These licenses generally require the Company to pay royalties and fulfill confidentiality obligations. The Company believes that there are alternative resources for each of the material components of technology licensed by the Company from third parties. However, the termination of any such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could result in delay in the Company's ability to ship certain of its products while it seeks to implement technology offered by alternative sources. Any required replacement licenses could prove costly. Also, any such delay, to the extent it becomes extended or occurs at or near the end of a fiscal quarter, could result in a material adverse effect on the Company's results of operations. While it may be necessary or desirable in the future to obtain other licenses relating to one or more of the Company's products or relating to current or future technologies, there can be no assurance that the Company will be able to do so on commercially reasonable terms or at all.

     In the future the Company may receive notices claiming that it is infringing the proprietary rights of third parties and there can be no assurance that the Company will not become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claim could be time consuming, result in costly litigation, cause product shipment delays or force the Company to enter into royalty or license agreements rather than dispute the merits of such claims. Moreover, an adverse outcome in litigation or similar adversarial proceedings could subject the Company to significant liabilities to third parties, require the expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, operating results and financial condition. To the extent the Company desires or is required to obtain licenses to patents or proprietary rights of others, there can be no assurance that any such licenses will be made available on terms acceptable to the Company, if at all. As the number of software products in the industry increases and the functionality of these products further overlaps, the Company believes the software developers may become increasingly subject to infringement claims. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time consuming and expensive to defend, prosecute or resolve.

EMPLOYEES

     As of September 30, 1996, the Company employed 345 employees, including 182 in consulting services, 82 in product development, 35 in sales and marketing, 35 in administration, and 11 in maintenance and other services. Of these employees, 219 were located in the United States, 41 in the United Kingdom, 49 in Canada, 24 in Singapore, 2 in Germany and 10 in Latin America. None of the Company's employees is represented by a collective bargaining agreement, nor has the Company experienced any work stoppage. The Company considers its relations with its employees to be good.

     The Company's future operating results depend in significant part upon the continued service of its key technical and senior management personnel. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will retain its key managerial or technical personnel or attract such personnel in the future. The Company has at times experienced and continues to experience difficulty recruiting qualified personnel and there can be no assurance that the Company will not experience such difficulties in the future. The Company, either directly or through personnel search firms, actively recruits qualified product development, consulting and sales and marketing personnel. If the Company is unable to hire and retain qualified personnel in the future, such inability could have a material adverse effect on the Company's business, operating results and financial condition.

FACILITIES

     The Company's principal facility occupies approximately 42,000 square feet in Phoenix, Arizona, the lease for which expires on March 31, 1999. The Company also leases office space in the United States in Scottsdale, Arizona; Stamford, Connecticut; Atlanta, Georgia; and abroad in London, Calgary, Toronto, Singapore, Frankfurt, Santiago and Mexico City. The Company believes that its existing facilities are adequate for its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of the Company are as follows:

                      NAME                    AGE                    POSITION
    ----------------------------------------  ---   -------------------------------------------
    James D. Armstrong......................   45   Chief Executive Officer and Director
    Frederick M. Pakis......................   43   President and Director
    Thomas M. Proud.........................   51   Vice President and Chief Financial Officer
    James L. Smith..........................   41   Executive Vice President
    Brent W. Lippman........................   39   Senior Vice President, Sales and Marketing
    Kenneth J. Desmarchais..................   37   Vice President, Technology
    J. Timothy Davis........................   45   Vice President, U.S. Consulting Services
    Kurt R. Jaggers(1)......................   38   Director
    Crawford L. Cole(1).....................   38   Director

---------------
(1) Member of the Compensation and Audit Committees.

     Mr. Armstrong co-founded the Company with Mr. Pakis in 1985 and has since served as the Chief Executive Officer and a director. In 1978, Mr. Armstrong founded JDA Canada and served as its President until 1987. From September 1985 to December 1987, Mr. Armstrong served on the board of directors of Mark's Work Wearhouse, a publicly held Canadian specialty retailing company. Mr. Armstrong attended Ryerson Polytechnic Institute in Toronto, Ontario.

     Mr. Pakis co-founded the Company with Mr. Armstrong in 1985 and has since served as President and a director. From April 1981 to December 1985, Mr. Pakis was a Manager -- Retail Consulting with Touche Ross & Co. From April 1976 to March 1981, Mr. Pakis served as Director of Corporate Planning for The Sherwin Williams Company, a home improvement specialty store company. Mr. Pakis attended the United States Military Academy at West Point, received a B.S. in Operations Research from Case Western Reserve University and an M.B.A. from the London School of Business, where he studied as a Sloan Fellow.

     Mr. Proud joined the Company in November 1995 as Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Proud served as Chief Financial Officer for Syntellect, Inc., a publicly held interactive voice response company, from June 1994 to November 1995. From July 1993 to May 1994, Mr. Proud served as Chief Financial Officer of Axxess Technologies, Inc., a privately held manufacturing company. From March 1987 to June 1993, Mr. Proud served as Chief Financial Officer for Dataphaz, which was acquired by Computerland Corporation in April 1991. Prior to that, Mr. Proud was employed for eleven years by Price Waterhouse. Mr. Proud received a B.A. in Accounting from Thiel College and an M.S. in Accounting from Kent State University and is a certified public accountant.

     Mr. Smith joined the Company in September 1986 as a project manager. Mr. Smith was promoted to Director of Systems Development in January 1988, to Vice President, Operations in September 1989 and to Executive Vice President of the Company in January 1993. Prior to joining the Company, Mr. Smith was a consultant with the Management Information Consulting Division of Arthur Andersen. Mr. Smith received a B.S. in Mathematics from Cleveland State University and an M.B.A. from Ohio State University.

     Mr. Lippman joined the Company in October 1990 as Director of Marketing. In October 1991 Mr. Lippman was promoted to Vice President of the Company and in October 1996, Mr. Lippman was promoted to Senior Vice President of the Company. Prior to joining the Company, Mr. Lippman served as Sales Manager with Sterling Software, Inc., a publicly held software company, from 1984 to September 1990, and was a Senior Systems Consultant for Wang Laboratories from 1983 to 1984. Mr. Lippman received a B.S. in Operations Research and an M.B.A. from Case Western Reserve University.

     Mr. Desmarchais joined JDA Canada in November 1985 and joined the Company in February 1988 as a project manager. Mr. Desmarchais was promoted to Manager, New Product Development in June 1990 and to Director of Technology in December 1992. Mr. Desmarchais was promoted to Vice President, Technology in

March 1995. Prior to 1985, Mr. Desmarchais was employed for five years as an Advisory Systems Engineer with IBM Canada. Mr. Desmarchais received a B.S. in Computer Science from Ryerson Polytechnic Institute in Toronto, Ontario.

     Mr. Davis joined the Company in September 1996 as Vice President, U.S. Consulting Services. From July 1990 to August 1996, Mr. Davis was Vice President and Senior Manager with Price Waterhouse's Management Horizons Division. From April 1983 to July 1990, Mr. Davis was with Coopers & Lybrand where he held the positions of Senior Consultant, Supervising Consultant and Managing Associate. From May 1980 to August 1982, Mr. Davis was Director, Financial Systems Planning and Analysis for Zale Corporation, a publicly held retail jewelry corporation. Mr. Davis received a B.S. in Business and Public Administration from the University of Texas.

     Mr. Jaggers has served as a director of the Company since March 1995. Mr. Jaggers joined TA Associates, an equity investment firm, in August 1990 and has been a Principal there since January 1993. Mr. Jaggers also serves on the Board of Directors of Network Appliance, Inc., a network file server company. Mr. Jaggers received a B.S. and an M.S. in electrical engineering and an M.B.A. from Stanford University.

     Mr. Cole has served as a director of the Company since January 1996. Mr. Cole is the Chief Executive Officer and President of West Marine, Inc., a publicly held retailer and wholesaler of boating equipment and apparel, and has served in those positions since April 1995. Mr. Cole has been a director of West Marine, Inc. since July 1990. Mr. Cole also held the position of President of West Marine, Inc. from July 1990 to August 1993, before resigning his position to live abroad. Prior to West Marine, Inc., Mr. Cole held a variety of positions with Northern Automotive from July 1987 to May 1990, including Senior Vice President, Store Operations. Prior to that, for three years Mr. Cole was with Garr Consulting Group, a retail consulting firm, where his last position was Vice President, Retail Consulting. Mr. Cole received a B.S.M.E. degree from the University of Virginia and an M.B.A. from the University of Georgia.

     Mr. Jaggers was elected to the Board of Directors in March 1995 pursuant to the Exchange Agreement between the Company and TA Associates. See "Certain Transactions." The Board of Directors is divided into three classes, with each class serving a staggered three-year term. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time are elected and qualified, so that the term of one class of directors expires at each such annual meeting. The terms of office of the Company's current directors expire as follows: Mr. Cole, 1997; Mr. Jaggers, 1998; and Messrs. Armstrong and Pakis, 1999. See "Description of Capital
Stock -- Anti-takeover Effects of Delaware Law and Charter Documents." Officers are elected by and serve at the discretion of the Board of Directors. There are no family relationships among the directors or officers of the Company.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the compensation paid by the Company during the fiscal year ended December 31, 1995 to the Company's chief executive officer and each of the Company's four other most highly compensated executive officers.

                SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 1995

                                                                         LONG TERM
                                                                    COMPENSATION AWARDS
                                              ANNUAL COMPENSATION   -------------------
                                              -------------------       SECURITIES         ALL OTHER
        NAME AND PRINCIPAL POSITION            SALARY     BONUS     UNDERLYING OPTIONS    COMPENSATION
--------------------------------------------  --------   --------   -------------------   ------------
James D. Armstrong..........................  $360,000   $100,000               0           $  8,949(1)
  Chief Executive Officer
Frederick M. Pakis..........................   360,000    100,000               0              8,019(2)
  President
Geoffrey J. Finlay(3).......................   141,675    310,000         235,000             51,422(4)
  Managing Director, JDA International
James L. Smith..............................   150,000    175,000         235,000              5,769(5)
  Executive Vice President
Brent W. Lippman............................   125,000    200,000         235,000              1,109(6)
  Senior Vice President

---------------

(1) Includes $1,109 of Company contributions under its 401(k) Plan and $7,840 for premiums paid for life insurance coverage.
(2) Includes $1,109 of Company contributions under its 401(k) Plan and $6,910 for premiums paid for life insurance coverage.
(3) Mr. Finlay served as the Managing Director of JDA International until October 1996.
(4) Includes $24,287 paid by the Company into an individual retirement account and $27,135 paid for vehicle expenses.
(5) Includes $1,109 of Company contributions under its 401(k) Plan and $4,660 for premiums paid for life insurance coverage.
(6) Includes $1,109 of Company contributions under its 401(k) Plan.

     The following table provides information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 1995 to the persons named in the Summary Compensation Table. Also shown below is the potential realizable value over the option term (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts and assumed rates of appreciation do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of the Common Stock.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                   % OF                               POTENTIAL REALIZABLE
                                                   TOTAL                                VALUE AT ASSUMED
                                    NUMBER OF     OPTIONS                             ANNUAL RATES OF STOCK
                                    SECURITIES    GRANTED                              PRICE APPRECIATION
                                    UNDERLYING   EMPLOYEES   EXERCISE                  FOR OPTION TERM(2)
                                     OPTIONS     IN FISCAL   PRICE PER   EXPIRATION   ---------------------
               NAME                  GRANTED       1995      SHARE(1)       DATE         5%         10%
----------------------------------  ----------   ---------   ---------   ----------   --------   ----------
James D. Armstrong................          0          0          --             --          0            0
Frederick M. Pakis................          0          0          --             --          0            0
Geoffrey J. Finlay................    200,000       15.4       $3.50        3/29/05   $440,226   $1,115,620
                                       35,000        2.7        5.25       11/14/05    115,559      292,850
James L. Smith....................    200,000       15.4        3.50        3/29/05    440,226    1,115,620
                                       35,000        2.7        5.25       11/14/05    115,559      292,850
Brent W. Lippman..................    200,000       15.4        3.50        3/29/05    440,226    1,115,620
                                       35,000        2.7        5.25       11/14/05    115,559      292,850

---------------
(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant. The Company's Common Stock was not publicly traded at the time of the option grants to the officers.
(2) The 5% and 10% assumed compounded annual rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the persons named in the Summary Compensation Table.

OPTION EXERCISES AND FISCAL 1995 YEAR-END VALUES

     The following table provides the specified information concerning unexercised options held as of December 31, 1995 by the persons named in the Summary Compensation Table:

                          AGGREGATED OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF
                                                                SECURITIES
                                                                UNDERLYING       VALUE OF UNEXERCISED
                                                               UNEXERCISED       IN-THE-MONEY OPTIONS
                                                                OPTIONS AT                AT
                                  SHARES                         12/31/95             12/31/95(2)
                                 ACQUIRED        VALUE      ------------------   ---------------------
               NAME             ON EXERCISE   REALIZED(1)   VESTED    UNVESTED     VESTED     UNVESTED
    --------------------------  -----------   -----------   -------   --------   ----------   --------
    James D. Armstrong........          0             0           0         0             0          0
    Frederick M. Pakis........          0             0           0         0             0          0
    Geoffrey J. Finlay........          0             0     170,000    65,000    $1,037,000   $335,250
    James L. Smith............    114,287       $85,715      28,571    92,142       174,283    500,816
    Brent W. Lippman..........     42,859        32,144      99,999    92,142       609,994    500,816

---------------
(1) "Value Realized" represents fair market value of the underlying securities on the exercise date minus the aggregate exercise price of such options. For purposes of this calculation, a fair market value of $4.25 per share was used, the fair market value of the securities as determined by the Board of Directors on September 30, 1995.
(2) Calculated on the basis of the fair market value of the underlying securities as of December 31, 1995 of $9.60 per share, as determined by the Company's board of directors, minus the aggregate exercise price.

     No compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year was paid pursuant to a long-term incentive plan during the last fiscal year to any of the persons named in the Summary Compensation Table. The Company does not have any defined benefit or actuarial plan with any of the persons named in the Summary Compensation Table under which benefits are determined primarily by final compensation or average final compensation and years of service.

BENEFIT PLANS

     1995 Stock Option Plan. The Board of Directors has reserved a total of 1,350,000 shares of Common Stock for issuance under the Company's 1995 Stock Option Plan (the "Option Plan"). At September 30, 1996, 368,758 shares of Common Stock had been issued upon exercise of options, 931,242 shares were subject to outstanding options at a weighted average exercise price of $4.02 and 50,000 shares remained available for future grant under the Option Plan. Options may be granted to employees (including officers) whom the Board of Directors has determined will contribute substantially to the progress of the Company or are key employees. Both incentive stock options and non-incentive stock options may be granted under the Option Plan. The exercise price of an incentive stock option and a non-incentive stock option must be no less than the fair market value at the time of grant. Options granted under the Option Plan are subject to individual vesting schedules, but must be exercised within ten years of the date of grant. On March 30, 1995, the Company entered into a Redemption Agreement with Messrs. Armstrong and Pakis whereby each individual agreed to have his stock in the Company redeemed by the Company if options to purchase up to an aggregate of 1,350,000 shares of the Company's Common Stock are exercised by any of the option holders who acquire options under the Company's 1995 Stock Option Plan. See "Certain Transactions."

     1996 Stock Option Plan. The Board of Directors has reserved a total of 1,250,000 shares of Common Stock for issuance under the Company's 1996 Stock Option Plan (the "1996 Option Plan"). At September 30, 1996, 305,000 shares were subject to outstanding options at a weighted average exercise price of $16.00, and 945,000 shares remained available for future grant under the 1996 Option Plan. Options may be granted to employees (including officers), consultants, advisors and directors who are also employees, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of non-qualified stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant, and in the case of incentive stock options must be no less than the fair market value on the date of the grant. Options granted under the Option Plan generally vest over four years and must be exercised within ten years.

     1996 Outside Directors Stock Option Plan. A total of 150,000 shares of Common Stock have been reserved for issuance under the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan"). As of September 30, 1996, no options have been granted under the Directors Plan. The Directors Plan provides for the automatic granting of non-qualified stock options to directors of the Company who are not employees of the Company ("Outside Directors"). Under the Directors Plan, each new Outside Director elected after March 15, 1996 will automatically be granted an option to purchase 12,500 shares of Common Stock on the date of his or her election. In addition, each serving Outside Director will thereafter automatically be granted an option to purchase 4,000 shares of Common Stock at each annual meeting of stockholders after their election provided that the Outside Director continues to serve in such capacity. The exercise price of the options in all cases will be equal to the fair market value of the Common Stock on the date of grant. Options granted under the Directors Plan generally vest over three years and must be exercised within ten years.


     1996 Employee Stock Purchase Plan. A total of 200,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan") and as of September 30, 1996, 38,445 shares had been issued. The Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions, during concurrent 24-month offering periods. Each offering period will be divided into four consecutive six-month purchase periods. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the offering period or the last day of the purchase period, whichever is lower. The initial offering period commenced on March 15, 1996. On August 9, 1996, the Purchase Plan was amended to provide for a new offering period commencing on August 15, 1996, and the Company provided for the participation in the Purchase Plan by the employees of JDA Canada.

     401(k) Profit Sharing Plan. The Company has adopted a tax-qualified employee savings and profit sharing plan (the "401(k) Plan") covering substantially all of the Company's employees located in the United States, including officers, after one month of service. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the annual limit prescribed by law ($9,240 in 1995 and $9,500 in 1996) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional cash contributions to the 401(k) Plan by the Company. The Company made approximately $57,000 of contributions to the 401(k) Plan in 1995, and no contributions in 1994 and 1993. Such Company contributions allocated to a participant do not vest the first year of service and thereafter vest at the rate of 20% percent per year of service. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under section 401(a) and (k) of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on the contributions, are not taxable to employees until distributed following termination of employment, and so that the contributions are currently deductible by the Company for income tax purposes.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash for services provided as a director. On January 12, 1996, the Company granted options to purchase 30,000 shares of Common Stock under the 1996 Option Plan at an exercise price of $9.60 per share to each of its current outside directors, Kurt R. Jaggers and Crawford
L. Cole, which options vested one-third on March 31, 1996 and fully vest over the next two years. See "Certain Transactions." Under the Directors Plan, directors who are not employees of the Company will receive yearly grants of options to purchase Common Stock. See "-- Benefit Plans -- 1996 Outside Directors Stock Option Plan." The Company does not pay additional amounts for committee participation or special assignments of the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During the fiscal year completed December 31, 1995, the Board of Directors of the Company, of which James D. Armstrong, Chief Executive Officer of the Company, and Frederick M. Pakis, President of the Company, were and are members, fulfilled all functions of the Compensation Committee with regard to compensation of executive officers of the Company. In January 1996, Mr. Cole and Mr. Jaggers, the Company's outside directors, were appointed to the Company's Audit and Compensation Committees for the fiscal year ending December 31, 1996.

     No other directors were at any time during the year ended December 31, 1995 an officer or employee of the Company, and there are no Compensation Committee interlocks between the Company and other entities involving the Company's executive officers and board members who serve as executive officers of such entities.

     On March 30, 1995, the Company entered into employment agreements with Mr. Armstrong, Mr. Pakis and Mr. Smith. Under the terms of the agreements, as amended, in 1995 Mr. Armstrong received an annual base salary of $360,000, Mr. Pakis received an annual base salary of $360,000 and Mr. Smith received an annual base salary of $150,000, each subject to annual review and adjustment by the Board of Directors. Also under the agreements, Messrs. Armstrong, Pakis and Smith each receive a bonus to be determined by the Compensation Committee of the Board of Directors. Effective January 1, 1996, Messrs. Armstrong's and Pakis' annual base salaries have been reduced to $175,000, Mr. Smith's annual base salary has been increased to $165,000, and each may receive a bonus in 1996 targeted to be $100,000. The agreements have terms of two years and renew automatically for not less than a one year period.

     On November 13, 1995, the Company entered into an employment agreement with Thomas M. Proud, the Company's Vice President and Chief Financial Officer. Under the agreement, Mr. Proud receives an annual base salary of $150,000 and may receive a bonus in 1996 targeted to be $50,000. In addition, Mr. Proud was granted options to purchase 60,000 shares of the Company's Common Stock at an exercise price of $5.25 per share.

     On January 12, 1996, the Company granted to each of Mr. Jaggers and Mr. Cole options to purchase 30,000 shares of Common Stock at $9.60 per share that vest over two years. See "-- Compensation of Directors."

     The Company has entered into indemnification agreements with its directors and certain executive officers, as well as with TA Associates. The Company intends to enter into indemnification agreements with its remaining executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law. See "Limitation of Liability and Indemnification."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Pursuant to the provisions of the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation which provide that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of (i) a breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the full extent permitted under Delaware law. The Company has entered into separate indemnification agreements with its directors, certain executive officers and TA Associates which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such officers, directors and TA Associates against certain liabilities that may arise by reason of their status or service as directors, officers or control persons (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of the Company where indemnification will be required or permitted.

                              CERTAIN TRANSACTIONS

     Prior to March 30, 1995, the Company's business was conducted through five affiliated companies, the stock of four of which was owned by Messrs. James D. Armstrong (either directly or through JDA Investments Ltd., a Canadian corporation wholly owned by Mr. Armstrong), Frederick M. Pakis and James L. Smith, and the fifth of which was a wholly-owned subsidiary. The four principal affiliated companies were JDA Services, JDA Software, JDA Worldwide and JDA International.

     On March 14, 1995, the Company was formed and subsequently, on March 30, 1995, JDA Services, JDA Software, JDA Worldwide, JDA International, Messrs. Armstrong, Pakis and Smith, JDA Investments Ltd. and TA Associates entered into a Series A Preferred Stock and Common Stock Exchange Agreement (the "Exchange Agreement"). Pursuant to the Exchange Agreement: (1) Messrs. Armstrong, Pakis and Smith and JDA Investments Ltd. each exchanged all of the outstanding shares of stock of JDA Services, JDA Software, JDA Worldwide and JDA International owned by them for an aggregate of 7,200,000 shares of Common Stock of the Company, Promissory Notes executed by the Company in the aggregate amounts of $15,285,197, and cash in the aggregate amount of $1,000,000; and (2) TA Associates exchanged $15,000,000 in cash for an aggregate of 2,800,000 shares of Series A Preferred Stock of the Company. As a result of the Exchange Agreement, Mr. Armstrong received 3,510,000 shares of Common Stock of the Company,

Promissory Notes in the aggregate amount of $6,964,034 and cash in the amount of $487,500; JDA Investments Ltd. received a Promissory Note in the amount of $487,500; Mr. Pakis received 3,510,000 shares of Common Stock of the Company, Promissory Notes in the aggregate amount of $7,451,534 and cash in the amount of $487,500; and Mr. Smith received 180,000 shares of Common Stock of the Company, Promissory Notes in the aggregate amount of $382,130 and cash in the amount of $25,000. As a result of the Exchange Agreement, JDA Services, JDA Software, JDA Worldwide and JDA International became wholly-owned subsidiaries of the Company.

     Of the Promissory Notes described above, Promissory Notes in the principal amounts of $6,337,500, $487,500, $6,825,000, and $350,000 payable to Mr.
Armstrong, JDA Investments Ltd. and Messrs. Pakis and Smith, respectively, each bore interest at the rate of 6.32297% per annum and, according to their terms, were paid in full by the Company on January 11, 1996. The remaining Promissory Notes in the principal amounts of $626,534, $626,534 and $32,130 payable to Messrs. Armstrong, Pakis and Smith, respectively, each bore interest at the rate of 8% per annum, and provided for annual payment of accrued interest and were paid in full in March 1996.

     Kurt R. Jaggers, a director of the Company, is a Principal of TA Associates, Inc. Pursuant to the terms of the Exchange Agreement, TA Associates is entitled to registration rights with respect to the Common Stock of the Company issued upon conversion of the Company's Series A Preferred Stock. See "Description of Capital Stock -- Registration Rights."

     Also as part of the Exchange Agreement, the Company guaranteed six Promissory Notes payable by its newly acquired subsidiaries, JDA Software and JDA Worldwide, to Messrs. Armstrong and Pakis. These Promissory Notes represented distributions to Messrs. Armstrong and Pakis from JDA Software and JDA Worldwide when these two corporations were S Corporations prior to the Exchange Agreement. Two of these Promissory Notes were each in the principal amount of $449,495, bore interest at 8% per annum and, according to their terms, were paid in full by JDA Software and JDA Worldwide to Messrs. Armstrong and Pakis on January 13, 1996. The other four Promissory Notes were payable by JDA Software and JDA Worldwide to Messrs. Armstrong and Pakis in the principal amounts of $1,718,002 and $241,365 each, bore interest at the rate of 8% per annum, provided for monthly payments of principal and interest and were paid in full upon the closing in March 1996.

     On March 30, 1995, the Company entered into a Redemption Agreement with Messrs. Armstrong and Pakis whereby each individual agreed to have his stock in the Company redeemed by the Company upon the exercise of up to an aggregate of 1,350,000 shares of the Company's Common Stock by the option holders under the Option Plan. See "Management -- Benefit Plans." The Redemption Agreement requires the Company to redeem from Messrs. Armstrong and Pakis, pro rata, a number of shares of Common Stock of the Company equal to the number of shares as to which applicable options are exercised. As to the first 850,000 options exercised under the Option Plan, the redemption price is equal to the exercise price of the option (as set forth in the applicable option agreements), and as to the remaining 500,000 options exercised under the Option Plan, the redemption price is $.01 per share. As a result of the Redemption Agreement, existing stockholders of the Company will not be diluted by the exercise of stock options under the Option Plan, and only the ownership percentages of Messrs. Armstrong and Pakis are diluted by the stock options exercised under the Option Plan. As of September 30, 1996, Messrs. Armstrong and Pakis had sold 368,758 shares of Common Stock to the Company for an aggregate of $1,333,915 pursuant to the Redemption Agreement to cover exercises of options.

     Prior to June 1, 1995, the Company leased its principal facilities in Scottsdale, Arizona from Pakis-Armstrong Venture, an Arizona general partnership, the general partners of which are Mr. Armstrong and Mr. Pakis. The Company leased these facilities, totalling approximately 9,600 square feet, from July 1, 1990 to May 31, 1995. The base rent at the time of the termination of these leases was $120,000 per year, plus the annual cost of the real property taxes, insurance and ordinary maintenance of the facilities. All amounts paid by the Company to Pakis-Armstrong Venture were evenly distributed to Messrs. Armstrong and Pakis.

     Effective January 1, 1996, the Company entered into a lease with Pakis-Armstrong Venture for approximately 5,400 square feet of office space in Scottsdale, Arizona, at a base rent of $67,500 per year. The

Company is also required to pay all real property taxes, insurance and ordinary maintenance on the premises and to name Pakis-Armstrong Venture as an additional insured on an insurance policy for general liability. The term of the lease commences on January 1, 1996, and terminates on December 31, 1997, unless otherwise extended by the parties. The Company intends to use this facility primarily for training purposes. The Company understands that all amounts to be paid by the Company to Pakis-Armstrong Venture for the lease described in this paragraph will be evenly distributed to Messrs. Armstrong and Pakis. The Company believes that the terms of the lease agreement with Pakis-Armstrong Venture are at least as favorable as those that would have been obtained for a similar lease of a comparable property from unaffiliated third parties.


     In the first nine months of 1996, the Company granted Messrs. Smith and Lippman options to purchase 20,000 shares of Common Stock at an exercise price of $18.44 per share, Messrs. Proud and Desmarchais options to purchase 15,000 shares of Common Stock at an exercise price of $18.44 per share, and Mr. Davis options to purchase 15,000 shares of Common Stock at an exercise price of $19.00 per share. The exercise prices of such options were set at the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee of the Board of Directors. Such options vest ratably over a five-year period.



     On April 26, 1996, the Company entered into its standard form Software License Agreement with West Marine Products, Inc., for the license of the Company's WinDSS product. Crawford Cole, the President of West Marine Products, Inc. is a director of the Company. The Software License Agreement provides for a license fee of approximately $400,000 to be paid to the Company over time.



     The Company entered into an employment agreement, effective January 1, 1996, with Geoffrey J. Finlay, who as of such date was the Managing Director of JDA International. Mr. Finlay receives an annual base salary of $188,000 and may receive a bonus in 1996 of approximately $37,000. In October 1996, the Company and Mr. Finlay entered into an agreement pursuant to which Mr. Finlay will continue as an employee of the Company at his then current salary through January 2, 1997 and pursuant to which Mr. Finlay has agreed not to compete with the Company for a period of one year, in exchange for a payment of approximately $60,000.


     The lease for the Company's principal facility in Phoenix, Arizona is individually guaranteed by Messrs. Armstrong and Pakis. See
"Business -- Facilities."

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the sale of the shares offered hereby, assuming no exercise of the Underwriters' over-allotment option, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) by each of the Company's executive officers named in the Summary Compensation Table and by each of the Company's directors, (iii) by all executive officers and directors as a group, and (iv) by the Selling Stockholders. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

                                                 SHARES BENEFICIALLY               SHARES BENEFICIALLY
                                                  OWNED BEFORE THE                   OWNED AFTER THE
                                                      OFFERING          SHARES          OFFERING
                                                 -------------------     BEING     -------------------
               BENEFICIAL OWNER                   NUMBER     PERCENT    OFFERED     NUMBER     PERCENT
-----------------------------------------------  ---------   -------   ---------   ---------   -------
5% STOCKHOLDERS
TA Associates Group(1).........................  2,435,435     19.7%     485,965   1,949,470     14.9%
  435 Tasso St., Suite 200
  Palo Alto, CA 94301
OFFICERS AND DIRECTORS
James D. Armstrong(2)(13)......................  2,919,412     23.6      504,833   2,414,579     18.4
Frederick M. Pakis(3)(13)......................  2,957,233     23.9      521,583   2,435,650     18.6
Geoffrey J. Finlay(4)(13)......................    163,160      1.3            0     163,160      1.2
James L. Smith(5)(13)..........................    339,429      2.7       70,000     269,429      2.0
Brent W. Lippman(6)(13)........................    179,213      1.4       30,000     149,213      1.1
Kenneth J. Desmarchais(7)(13)..................    124,558      1.0       18,000     106,558        *
Thomas M. Proud(8)(13).........................     20,000        *       20,000           0        *
Kurt R. Jaggers(9)(13).........................     32,771        *        4,544      28,227        *
Crawford L. Cole(10)(13).......................     45,000        *            0      45,000        *
All executive officers and directors as a group
  (10 persons).................................  6,780,776     52.6    1,168,960   5,611,816     41.2
OTHER SELLING STOCKHOLDERS
Chestnut Capital International III L.P.(11)....     94,565        *       18,869      75,696        *
Other Selling Stockholders(12).................     30,750        *       30,750           0        *

---------------

   * Represents less than one percent.
 (1) Includes 1,265,067 shares held by Advent VII L.P., 750,637 shares held by Advent Atlantic and Pacific II Limited Partnership, 126,507 shares held by Advent New York L.P., 270,453 shares held by Advent Industrial II L.P. and 22,771 shares held by TA Venture Investors L.P. Advent VII L.P., Advent Atlantic and Pacific II Limited Partnership, Advent Industrial II L.P., Advent New York L.P. and TA Venture Investors, L.P. are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of Advent VII L.P. is TA Associates VI, L.P. The general partner of Advent Atlantic and Pacific II Limited Partnership is TA Associates AAP II Partners, L.P. The general partner of each of TA Associates VII, L.P., TA Associates VI L.P. and TA Associates AAP II Partners, L.P. is TA Associates, Inc. In such capacity, TA Associates, Inc. exercises sole voting and investment power with respect to all of the shares held of record by the named investment partnerships, with the exception of those shares held by TA Venture Investors, L.P.; individually no stockholder, director or officer of TA Associates, Inc. is deemed to have or share such voting or investment power. Principals and employees of TA Associates, Inc. (including Mr. Jaggers, a director of the Company) comprise the general partners of TA Venture Investors, L.P. In such capacity, Mr. Jaggers may be deemed to share voting and investment power with respect to the 22,771 shares held of record by TA Venture Investors, L.P. Mr. Jaggers disclaims beneficial ownership of such shares, except to the extent of the 3,329 shares as to which he holds a pecuniary interest. In the event the Underwriters exercise the over-allotment option, the five investment funds comprising TA Associates Group will sell an aggregate of up to 88,441 additional shares in this offering on a pro rata basis.
 (2) Mr. Armstrong is the Chief Executive Officer of the Company. Includes 81,784 shares held by a trust for the benefit of Mr. Armstrong's children. Mr. Armstrong disclaims beneficial ownership of such shares. Of the 504,833 shares attributed to Mr. Armstrong in the "Shares Offered" column herein, 463,049 shares are being offered by Mr. Armstrong and 41,784 shares are being offered by the trust for the benefit of Mr. Armstrong's children. The 2,414,579 shares attributed to Mr. Armstrong in the "Shares Beneficially Owned After the Offering" column herein do not reflect the redemption of 10,000 shares of Common Stock which will occur prior to the effective date of this offering in connection with the exercise of stock options and the sale of shares in the offering by Mr. Proud. In the event the Underwriters exercise the over-allotment option, Mr. Armstrong will sell up to an additional 91,875 shares in this offering.

 (3) Mr. Pakis is the President of the Company. Includes 60,713 shares held by a trust for the benefit of Mr. Pakis' children. Mr. Pakis disclaims beneficial ownership of such shares. Of the 521,583 shares attributed to Mr. Pakis in the "Shares Offered" column herein, 490,870 shares are being offered by Mr. Pakis and 30,713 shares are being offered by the trust for the benefit of Mr. Pakis' children. The 2,435,650 shares attributed to Mr. Pakis in the "Shares Beneficially Owned After the Offering" column herein do not reflect the redemption of 10,000 shares of Common Stock which will occur prior to the effective date in connection with the exercise of stock options and the sale of shares in the offering by Mr. Proud. In the event the Underwriters exercise the over-allotment option, Mr. Pakis will sell up to an additional 91,875 shares in this offering.

 (4) Mr. Finlay served as the Managing Director of JDA International until October 1996. Includes 162,000 shares subject to options exercisable within 60 days of the date of this offering.
 (5) Mr. Smith is the Executive Vice President of the Company. Includes 97,713 shares subject to options exercisable within 60 days of the date of this offering.
 (6) Mr. Lippman is the Senior Vice President, Sales and Marketing, of the Company. Includes 135,570 shares subject to options exercisable within 60 days of the date of this offering.
 (7) Mr. Desmarchais is the Vice President, Technology, of the Company. Includes 102,500 shares subject to options exercisable within 60 days of the date of this offering.

 (8) Mr. Proud is a Vice President and the Chief Financial Officer of the Company. Includes 20,000 shares subject to options exercisable within 60 days of the date of this offering. Excludes 55,000 shares subject to periodic vesting following expiration of such 60-day period.

 (9) Mr. Jaggers is a director of the Company. Includes 22,771 shares held by TA Venture Investors, L.P., all of which are included in the 2,435,435 shares described in footnote (1) above. Mr. Jaggers disclaims beneficial ownership to such shares, except to the extent of the 3,329 shares as to which he holds a pecuniary interest. Does not include any shares beneficially owned by Advent VII L.P., Advent Atlantic and Pacific II Limited Partnership, Advent Industrial II L.P. or Advent New York L.P., of which Mr. Jaggers disclaims beneficial ownership. Includes 10,000 shares subject to options exercisable within 60 days of the date of this offering.
(10) Mr. Cole is a director of the Company. Includes 10,000 shares subject to options exercisable within 60 days of the date of this offering.
(11) Messrs. Jonathan J. Fleming, Michael F. Schiavo, Peter A. Schober and John
     G. Turner are the general partners of MVP Capital Limited Partnership which has voting and investment power to act for Chestnut Capital International III L.P. In the event the Underwriters exercise the over-allotment option, Chestnut Capital International II L.P. will sell an additional 3,434 shares in this offering.
(12) Includes 17 individuals who are each selling 1,000 shares and 11 individuals who are each selling 1,250 shares.
(13) The individual's address is c/o the Company, 11811 North Tatum Boulevard, Suite 2000, Phoenix, Arizona 85028.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. The following summary of certain provisions of the Common Stock and the preferred stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the Second Restated Certificate of Incorporation and Bylaws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and the provisions of applicable law.

COMMON STOCK


     As of September 30, 1996, there were 12,365,237 shares of Common Stock outstanding and held of record by approximately 99 stockholders. In addition, as of such date 1,236,242 shares were subject to outstanding options, and 504,000 unissued shares were subject to a pending claim in arbitration. See "Risk Factors -- Pending Arbitrations" and "Business -- Legal Proceedings." The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock. Subject to preferences applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any preferred stock. Holders of Common Stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be issued upon completion of the offering will be fully paid and non-assessable.


PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS


     Following the sale of the shares of Common Stock offered hereby, the holders of approximately 2,025,000 shares of Common Stock will have certain rights to register those shares under the Securities Act of 1933, as amended (the "Securities Act") pursuant to the Exchange Agreement. See "Certain Transactions." Subject to certain limitations, the holders of at least 20% of such shares then outstanding may require, on up to two occasions, that the Company use its best efforts to register such shares for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of such registration rights are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering. The holders of at least 20% of such shares may also require the Company to register all or a portion of their registrable securities on Form S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price is at least $500,000. All fees, costs and expenses of such registrations (other than underwriting discounts and commissions) will be borne by the Company. In connection with a pending claim in arbitration, registration rights similar to those described above are being sought and could be awarded with respect to 504,000 unissued shares of the Company's Common Stock. See "Risk Factors -- Pending Arbitrations" and "Business -- Legal Proceedings."

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CHARTER DOCUMENTS

     The Company is a Delaware corporation and subject to Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. In general, Section 203 of the Delaware Law prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder, subject to certain exceptions such as the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision would be expected to have an anti-takeover effect, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

     The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. The Company's Certificate of Incorporation also eliminates the right of stockholders to act without a meeting and does not provide for cumulative voting in the election of directors. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the Company. The amendment of any of these provisions would require approval by holders of 66 2/3% or more of the outstanding Common Stock.

TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.


     As of September 30, 1996 and giving effect to this offering, the Company will have outstanding an aggregate of 13,115,237 shares of Common Stock. Of these shares, the 2,450,000 shares sold in the offering and approximately 3,713,928 shares already outstanding will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (subject to certain limitations and restrictions described below). The remaining 6,932,824 shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. Such outstanding shares will be subject to the lock-up agreements as described below on the date of this Prospectus. Of those 6,932,824 shares of Common Stock, 6,875,395 shares will be subject to lock-up agreements until the date 180 days from the effective date of this offering. In addition, 190,201 shares will be subject to lock-up agreements until the date 90 days from the effective date of this offering. However, 981,242 of these 6,875,395 shares may be redeemed by the Company and become treasury stock pursuant to the Redemption Agreement between the Company and Mr. Armstrong and Mr. Pakis as the result of the exercise of stock options issued under the Option Plan. See "Management -- Benefit
Plans -- 1995 Stock Option Plan" and "Certain Transactions." Upon expiration of the lock-up agreements 180 days from the effective date of this offering, the 5,894,153 shares of Common Stock not subject to redemption by the Company will be eligible for sale, subject to the limitations of Rule 144. In addition, existing registration rights or registration rights the Company may be required to grant could increase the number of shares available for sale in the public markets. See "Description of Capital Stock -- Registration Rights."


     As of September 30, 1996, there were a total of 931,242 shares of Common Stock subject to outstanding options under the Option Plan, 512,708 of which were vested and exercisable, and 305,000 shares of Common Stock subject to outstanding options under the 1996 Option Plan, 20,000 of which were vested and exercisable. All options held by officers and directors of the Company are subject to 180 day lock-up agreements described below. On June 13, 1996, the Company filed registration statements on Form S-8 under the Securities Act to register all of the shares of Common Stock issued or reserved for future issuance under the Option Plan, the 1996 Option Plan, the Directors Plan and the Purchase Plan. Therefore, shares purchased upon exercise of options granted pursuant to the Option Plan, the 1996 Option Plan or the Directors Plan or purchased under the Purchase Plan generally are available for resale in the public market.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 131,152 shares immediately after this offering) or (ii) generally, the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for a least three years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

     Certain Selling Stockholders have agreed that they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares for a period of 180 days after the effective date of the offering without the prior written consent of Montgomery Securities. The remaining Selling Stockholders and the remaining executive officers and director of the Company have agreed that they will not, subject to certain limited exceptions, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares for a period of 90 days after the effective date of the offering without the prior written consent of Montgomery Securities.

                                  UNDERWRITING

     Montgomery Securities, Hambrecht & Quist LLC and Piper Jaffray Inc. (the "Underwriters") have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock indicated below opposite their respective names at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                                    NUMBER OF
                                   UNDERWRITER                                       SHARES
----------------------------------------------------------------------------------  ---------
Montgomery Securities.............................................................
Hambrecht & Quist LLC.............................................................
Piper Jaffray Inc. ...............................................................
                                                                                    ---------
          Total...................................................................  2,450,000
                                                                                    =========

     The Underwriters have advised the Company that they initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of
not more than $          per share, and the Underwriters may allow, and such
dealers may reallow, a concession of not more than $          per share to
certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part. The Underwriters may offer the shares of Common Stock through a selling group.

     In connection with this offering, the Underwriters and selling group members, if any, may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales in this offering in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Passive market making consists of displaying bids on the Nasdaq National Market limited by the prices of independent market makers and effecting purchases limited by such prices and in response to order flow. Net purchases by a passive market maker on each day are limited in amount to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

     The Company and certain of the Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 367,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,450,000 shares to be purchased by the Underwriters. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.


     Certain of the Selling Stockholders have agreed not to sell or offer to sell or otherwise dispose of the shares of Common Stock currently held by them, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 180 days after the effective date of this offering, without the prior written consent of Montgomery Securities. The remaining Selling Stockholders and the remaining executive officers and director of the Company have agreed not to sell or offer or otherwise dispose of Common Stock or any securities convertible into or exchangeable for any shares of Common Stock for a period of 90 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the effective date of this offering it will not, without the consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for shares of Common Stock offered hereby and shares issued pursuant to the Company's option plans or stock purchase plan.

     The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters against certain liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been and general corporate legal matters will be passed upon for the Company by Gray Cary Ware & Freidenrich, A Professional Corporation, San Diego, California. Morrison & Foerster LLP, Irvine, California is acting as counsel for the Underwriters in connection with certain legal matters relating to the sale of the Common Stock offered hereby.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 and the related financial statement schedule included in this Prospectus and the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; on the Internet at http://www.sec.gov; and at the following regional offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may also be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the Public Reference Section of the Commission.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statements of Stockholders' Equity (Deficit).............................  F-5
Combined Statements of Cash Flows.....................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
JDA Software Group, Inc.
Phoenix, Arizona

     We have audited the accompanying consolidated balance sheets of JDA Software Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of JDA Software Group, Inc. and subsidiaries as of December 31, 1994 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP

Phoenix, Arizona
January 20, 1996

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS



                                                                         DECEMBER 31,
                                                                  --------------------------   SEPTEMBER 30,
                                                                     1994           1995           1996
                                                                  -----------   ------------   -------------
                                                                                                (UNAUDITED)
                                                   ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................  $ 2,912,876   $    498,302    $14,411,323
  Restricted investments (Note 1)...............................           --     14,649,072             --
  Accounts receivable -- net of allowance for doubtful accounts
    of $112,700, $350,700 and $809,000 (Note 3).................    6,709,352      9,835,371     15,923,795
  Receivables from related parties..............................       81,414             --             --
  Prepaid expenses and other current assets.....................      249,982        276,884        574,907
  Deferred tax asset (Note 9)...................................           --        425,300        460,000
                                                                  -----------   ------------   ------------
         Total current assets...................................    9,953,624     25,684,929     31,370,025
                                                                  -----------   ------------   ------------
GOODWILL -- net of accumulated amortization of $10,600..........           --             --      1,666,907
                                                                                               ------------
EQUIPMENT AND LEASEHOLD IMPROVEMENTS (Notes 3 and 5):
  Computer and office equipment.................................    2,957,663      4,253,125      6,534,870
  Leasehold improvements........................................      317,795        179,698        219,667
                                                                  -----------   ------------   ------------
                                                                    3,275,458      4,432,823      6,754,537
  Less accumulated depreciation and amortization................    1,671,828      2,022,773      2,744,328
                                                                  -----------   ------------   ------------
    Equipment and leasehold improvements -- net.................    1,603,630      2,410,050      4,010,209
                                                                  -----------   ------------   ------------
         TOTAL..................................................  $11,557,254   $ 28,094,979    $37,047,141
                                                                  ===========   ============   ============
                                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank line of credit (Note 3)..................................  $        --   $    575,000    $        --
  Notes payable to stockholders (Notes 1 and 10)................           --     19,180,496             --
  Interest payable to stockholders..............................           --        732,301             --
  Accounts payable..............................................      486,754        881,028        614,968
  Accrued and other liabilities (Note 4)........................    1,704,717      2,589,309      5,087,695
  Corporate taxes payable.......................................      378,500        300,100        663,080
  Deferred revenue..............................................       95,758        767,066      1,815,903
  Current portion of capital lease obligations (Note 5).........       56,132         52,651         60,000
                                                                  -----------   ------------   ------------
         Total current liabilities..............................    2,721,861     25,077,951      8,241,646
CAPITAL LEASE OBLIGATIONS, less current portion (Note 5)........      193,953        200,709        115,831
DEFERRED TAX LIABILITY (Note 9).................................                     108,000        108,000
NOTES PAYABLE TO STOCKHOLDERS (Notes 1 and 10)..................    2,413,000             --             --
                                                                  -----------   ------------   ------------
         Total liabilities......................................    5,328,814     25,386,660      8,465,477
                                                                  -----------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK (Notes 1 and
  7)............................................................           --     15,000,000             --
SERIES B REDEEMABLE PREFERRED STOCK (Notes 1 and 7).............           --             --             --
STOCKHOLDERS' EQUITY (DEFICIT) (Notes 1, 7 and 8):
  Common stock in 1996, $.01 par value -- authorized, 18,000,000 shares; issued and outstanding, 7,200,000 and 12,365,237
    shares......................................................        5,583         72,000        123,652
  Additional paid-in capital....................................    5,254,000      5,652,748     41,369,368
  Retained earnings (deficit)...................................      952,920    (18,029,225)   (12,955,025)
  Foreign currency translation adjustment (Note 6)..............       15,937         12,796         43,669
                                                                  -----------   ------------   ------------
         Total stockholders' equity (deficit)...................    6,228,440    (12,291,681)    28,581,664
                                                                  -----------   ------------   ------------
         TOTAL..................................................  $11,557,254   $ 28,094,979    $37,047,141
                                                                  ===========   ============   ============

                See notes to consolidated financial statements.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                NINE MONTHS ENDED
                                         YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                  ---------------------------------------   -------------------------
                                     1993          1994          1995          1995          1996
                                  -----------   -----------   -----------   -----------   -----------
                                                                                   (UNAUDITED)
REVENUES:
  Software licenses.............  $ 9,620,396   $12,220,624   $15,253,102   $ 9,498,378   $16,152,577
  Consulting, maintenance and
     other services.............   10,700,706    11,608,381    14,831,149    11,313,155    16,201,645
                                  -----------   -----------   -----------   -----------   -----------
          Total revenues........   20,321,102    23,829,005    30,084,251    20,811,533    32,354,222
COST OF REVENUES:
  Software licenses.............      304,751        56,850       159,237       147,200       266,020
  Consulting, maintenance and
     other services.............    6,780,536     6,870,499     9,781,454     7,157,990    11,153,340
                                  -----------   -----------   -----------   -----------   -----------
          Total cost of
            revenues............    7,085,287     6,927,349     9,940,691     7,305,190    11,419,360
                                  -----------   -----------   -----------   -----------   -----------
GROSS PROFIT....................   13,235,815    16,901,656    20,143,560    13,506,343    20,934,862
                                  -----------   -----------   -----------   -----------   -----------
OPERATING EXPENSES:
  Product development...........    1,345,124     1,922,791     3,511,737     2,383,729     4,592,757
  Sales and marketing...........    2,404,414     3,227,763     5,198,982     3,588,548     4,783,163
  General and administrative
     (Notes 5, 8 and 10)........    2,466,067     2,528,852     3,929,404     2,607,069     3,386,570
  Tax related compensation to
     S Corporation
     stockholders (Note 1)......    7,422,035            --            --            --            --
                                  -----------   -----------   -----------   -----------   -----------
          Total operating
            expenses............   13,637,640     7,679,406    12,640,123     8,579,346    12,762,490
                                  -----------   -----------   -----------   -----------   -----------
INCOME (LOSS) FROM OPERATIONS...     (401,825)    9,222,250     7,503,437     4,926,997     8,172,372
OTHER INCOME (EXPENSE) --
  Net (Note 10).................     (171,658)     (221,152)     (433,609)     (311,115)      277,133
                                  -----------   -----------   -----------   -----------   -----------
INCOME (LOSS) BEFORE INCOME
  TAXES.........................     (573,483)    9,001,098     7,069,828     4,615,882     8,449,505
PROVISION FOR INCOME TAXES
  (Note 9)......................      865,000       500,000     1,497,000       786,758     3,375,305
                                  -----------   -----------   -----------   -----------   -----------
NET INCOME (LOSS)...............  $(1,438,483)  $ 8,501,098   $ 5,572,828   $ 3,829,124   $ 5,074,200
                                  ===========   ===========   ===========   ===========   ===========
PRO FORMA (Note 1):
  Historical net income (loss)..                              $ 5,572,828   $ 3,829,124
  Pro forma adjustment to adjust
     income tax provision
     (Note 9)...................                               (1,172,000)     (955,000)
                                                              -----------   -----------
  Pro forma net income..........                              $ 4,400,828   $ 2,874,124
                                                              ===========   ===========
PRO FORMA NET INCOME PER
  SHARE.........................                              $      0.42   $      0.27   $      0.43
                                                              ===========   ===========   ===========
SHARES USED IN PER SHARE
  CALCULATION...................                               10,952,000    10,952,000    11,884,215
                                                              ===========   ===========   ===========

                See notes to consolidated financial statements.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
  THREE YEARS ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                            UNREALIZED
                                                                                              FOREIGN
                                           COMMON STOCK        ADDITIONAL      RETAINED      CURRENCY
                                       ---------------------     PAID-IN       EARNINGS     TRANSLATION
                                         SHARES      AMOUNT      CAPITAL      (DEFICIT)     ADJUSTMENTS      TOTAL
                                       ----------   --------   -----------   ------------   -----------   ------------
BALANCE, JANUARY 1, 1993..............      4,495   $  4,495   $ 2,323,986   $   (218,772)   $  99,975    $  2,209,684
  Stockholder contribution (Note 1)...                           2,625,000                                   2,625,000
  Dividends...........................                                         (2,733,029)                  (2,733,029)
  Issuance of common stock............         26         26       179,974                                     180,000
  Acquisition of minority interest and
    other.............................      1,062      1,062       125,040                                     126,102
  Unrealized foreign currency
    translation adjustment (Note 6)...                                                        (104,890)       (104,890)
  Net loss............................                                         (1,438,483)                  (1,438,483)
                                        ---------    -------    ----------   ------------   ----------    ------------
BALANCE, DECEMBER 31, 1993............      5,583      5,583     5,254,000     (4,390,284)      (4,915)        864,384
  Dividends...........................                                         (3,157,894)                  (3,157,894)
  Unrealized foreign currency
    translation adjustment (Note 6)...                                                          20,852          20,852
  Net income..........................                                          8,501,098                    8,501,098
                                        ---------    -------    ----------   ------------   ----------    ------------
BALANCE, DECEMBER 31, 1994............      5,583      5,583     5,254,000        952,920       15,937       6,228,440
  Dividends...........................                                         (3,897,425)                  (3,897,425)
  Reorganization and issuance of
    preferred stock (Note 1)..........  7,194,417     66,417      (274,340)   (19,984,460)                 (20,192,383)
  Stock options exercised (Note 8)....                             673,088       (673,088)
  Unrealized foreign currency
    translation adjustment (Note 6)...                                                          (3,141)         (3,141)
  Net income..........................                                          5,572,828                    5,572,828
                                        ---------    -------    ----------   ------------   ----------    ------------
BALANCE, DECEMBER 31, 1995............  7,200,000     72,000     5,652,748    (18,029,225)      12,796     (12,291,681)
  Issuance of common stock:
    IPO (Notes 1 and 11)..............  2,182,866     21,829    25,279,461                                  25,301,290
    Conversion of preferred stock
      (Note 11).......................  2,800,000     28,000     7,472,000                                   7,500,000
    Employee stock purchase plan......     38,445        384       424,433                                     424,817
    Acquisition of JDA Canada (Note
      11).............................    143,926      1,439     2,540,726                                   2,542,165
  Foreign currency translation
    adjustment........................                                                          30,873          30,873
  Net income..........................                                          5,074,200                    5,074,200
                                        ---------    -------    ----------   ------------   ----------    ------------
BALANCE, SEPTEMBER 30, 1996
  (unaudited)......................... 12,365,237   $123,652   $41,369,368   $(12,955,025)   $  43,669    $ 28,581,664
                                        =========    =======    ==========   ============   ==========    ============

                See notes to consolidated financial statements.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                                                      NINE MONTHS ENDED SEPTEMBER
                                                                    YEARS ENDED DECEMBER 31                       30,
                                                            ---------------------------------------   ---------------------------
                                                               1993          1994          1995           1995           1996
                                                            -----------   -----------   -----------   ------------   ------------
                                                                                                              (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).......................................  $(1,438,483)  $ 8,501,098   $ 5,572,828   $  3,829,124   $  5,074,200
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization.........................      465,777       525,611       637,205        242,178        802,290
    Allowance for doubtful accounts.......................      (73,500)      110,160       238,000        195,007        349,144
    Deferred income taxes.................................                                 (317,300)       (90,285)       269,146
    Tax related compensation (Note 1).....................    2,413,000            --
    Other.................................................     (104,890)       42,901        70,478
  Changes in assets and liabilities, net of effects from
    purchase of JDA Canada:
    Accounts receivable...................................   (2,092,794)   (1,812,378)   (3,364,019)    (1,525,086)    (5,787,689)
    Receivables from related parties......................       32,141        53,766        81,414        182,656
    Prepaid expenses and other current assets.............      349,545       (43,138)      (26,902)      (735,602)       (35,980)
    Accounts payable......................................     (269,220)      155,733       394,274         (6,940)      (325,629)
    Accrued and other liabilities.........................    1,970,063      (200,831)      806,192      1,096,732      2,193,059
    Deferred revenue......................................       (9,484)       34,188       671,308        146,952      1,048,837
    Interest payable to stockholders......................           --            --       732,301                      (732,301)
                                                            -----------   -----------   -----------   ------------   ------------
        Net cash provided by operating activities.........    1,242,155     7,367,110     5,495,779      3,334,736      2,855,077
                                                            -----------   -----------   -----------   ------------   ------------
INVESTING ACTIVITIES:
  Purchase of investments.................................           --            --   (14,649,072)   (14,432,395)
  Redemption of investments...............................                                                             14,649,072
  Cash acquired from purchase of TDA Canada...............                                                                214,210
  Purchase of equipment and leasehold improvements........     (404,615)     (704,966)   (1,421,542)      (820,272)    (2,154,023)
                                                            -----------   -----------   -----------   ------------   ------------
        Net cash (used in) provided by investing
          activities......................................     (404,615)     (704,966)  (16,070,614)   (15,252,667)    12,709,259
                                                            -----------   -----------   -----------   ------------   ------------
FINANCING ACTIVITIES:
  Initial public offering transactions:
    Issuance of common stock..............................                                                             25,301,290
    Redemption of Series B preferred stock................                                                             (7,500,000)
    Payments on notes to stockholders.....................                                                             (4,880,832)
  Stockholder transactions:
    Issuance of redeemable preferred stock -- net.........           --            --    14,792,077     14,792,077
    Reorganization distribution...........................           --            --    (2,294,539)    (2,295,433)
    Dividends.............................................   (2,733,029)   (3,157,894)   (3,897,425)    (3,897,425)
    Payments on notes payable to stockholders.............      (57,081)           --      (922,456)      (354,000)   (14,299,664)
    Cash capital contribution from S Corporation
      stockholders........................................    2,625,000            --            --
    Issuance of common stock..............................      181,102            --            --
  Net borrowings (payments) on bank line of credit........     (850,000)     (650,000)      575,000      1,130,000       (575,000)
  Issuance of common stock -- employee stock purchase
    plan..................................................                                                                424,817
  Capital lease payments and other........................      111,519      (157,244)      (92,396)        (2,860)      (121,926)
                                                            -----------   -----------   -----------   ------------   ------------
        Net cash provided by (used in) financing
          activities......................................     (722,489)   (3,965,138)    8,160,261      9,372,359     (1,651,315)
                                                            -----------   -----------   -----------   ------------   ------------
NET (DECREASE) INCREASE IN CASH...........................      115,051     2,697,006    (2,414,574)    (2,545,572)    13,913,021
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............      100,819       215,870     2,912,876      2,912,876        498,302
                                                            -----------   -----------   -----------   ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR....................  $   215,870   $ 2,912,876   $   498,302   $    367,304   $ 14,411,323
                                                            ===========   ===========   ===========   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for:
    Interest..............................................  $   262,277   $   261,160   $   367,210   $     40,179   $  1,301,959
                                                            ===========   ===========   ===========   ============   ============
    Income taxes..........................................           --   $   867,220   $ 1,827,899   $     14,880   $  2,877,766
                                                            ===========   ===========   ===========   ============   ============
  Tax related compensation paid with a note payable.......  $ 2,413,000            --            --             --             --
                                                            ===========   ===========   ===========   ============   ============
  Assets under capital lease..............................  $   161,755   $   157,640   $    95,702             --             --
                                                            ===========   ===========   ===========   ============   ============
  Net issuance of common stock against additional paid-in
    capital (Note 1)......................................           --            --   $    66,417   $     66,417             --
                                                            ===========   ===========   ===========   ============   ============
  Distributions to stockholders paid with a note payable
    (Note 1)..............................................           --            --   $17,689,921   $ 17,689,921             --
                                                            ===========   ===========   ===========   ============   ============
  Conversion of Series A preferred stock..................           --            --            --             --   $  7,500,000
                                                            ===========   ===========   ===========   ============   ============
Acquisition of JDA Canada:
  Common stock issued.....................................           --            --            --             --   $  2,542,165
  Fair value of assets acquired, other than cash..........           --            --            --             --     (1,149,750)
  Liabilities assumed.....................................           --            --            --             --        499,302
  Goodwill................................................           --            --            --             --     (1,677,507)
                                                            ===========   ===========   ===========   ============
                                                                                                                     ------------
  Cash acquired...........................................                                                           $    214,210
                                                            ===========   ===========   ===========   ============   ============


                See notes to consolidated financial statements.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1995

1.  REORGANIZATION

     Prior to March 1995, JDA Software Services, Inc., JDA International Limited, JDA Software, Inc., JDA Worldwide, Inc. and JDA Asia Pte Ltd. ("the Predecessor Companies") issued combined financial statements because such companies operated under the common control and management of the Company's two principal stockholders, Mr. James Armstrong and Mr. Frederick Pakis ("Armstrong and Pakis"). At that time, the common stockholders of the Predecessor Companies agreed to enter into a transaction to be effective March 30, 1995 (the "Reorganization") under which the Predecessor Companies were consolidated under a common holding company, the holding company issued $15,000,000 of redeemable convertible preferred stock and the stockholders of the Predecessor Companies received the proceeds from the issuance of the preferred stock as well as any undistributed equity of the Predecessor Companies. Accordingly, JDA Software Group, Inc. ("JDA" or the "Company") was formed in March 1995 and on March 30, 1995, JDA and the stockholders of the Predecessor Companies entered into simultaneous transactions under which (1) the Predecessor Companies were contributed into JDA, the Predecessor Company stockholders received 7,200,000 shares of common stock representing all of JDA's then outstanding common stock, $2,294,539 of cash, $14,000,000 of notes due January 11, 1996, $898,990 of notes due through January 13, 1996 and $2,790,931 of notes due through 2000 (together the "Notes"); and (2) JDA issued $15,000,000 of its Series A Redeemable Convertible Preferred Stock (the "Preferred Stock") (Note 7) for $15,000,000 cash. The transaction has been accounted for as a combination of companies under common control in a manner similar to a pooling of interests, the issuance of $15,000,000 of Preferred Stock and the distribution of cash and the Notes as a dividend. Additional paid-in capital has been charged for $66,417 to reflect the new par value of common stock outstanding and $207,923 for expenses applicable to the Reorganization.

     $14,000,000 of the Notes were issued to the common stockholders and the proceeds from the issuance of the Preferred Stock were invested in restricted short-term investments which were used for the payment of the Notes. Accordingly, at December 31, 1995, the assets and liabilities of JDA include short-term notes payable of $14,000,000 and restricted investments of $14,649,072. Such investments were held to their January 11, 1996 maturity date when the $14,000,000 of Notes were repaid. The remaining stockholder notes provide an acceleration clause whereby the holder may demand payment from the Company upon the closing of an initial public offering ("IPO") of at least $15,000,000. The Company intends to repay the notes upon the closing of an IPO and therefore, the notes have been classified as a current liability.

     Prior to the Reorganization, JDA pursued a tax strategy designed to maximize private company stockholder value. Under this strategy:

          a. Certain of the Predecessor Companies, which earned substantially all of the Company's U.S. taxable income, elected S Corporation status under Subchapter S of the Internal Revenue Code. This election resulted in substantially all U.S. federal taxable income being taxed to the stockholders rather than to the Predecessor Companies; and,

          b. For the years 1991, 1992 and 1993, these Predecessor Companies paid annual tax related compensation to the stockholders that was charged to expense in order to minimize income taxes in those tax jurisdictions that did not recognize S Corporations. This compensation was in lieu of S Corporation dividends to the stockholders, and in 1993, $2,625,000 of such payments were contributed to the capital of the Company.

     The tax related compensation was terminated after 1993 and the S Corporation status was terminated at the date of the Reorganization. The historical financial statements include tax related compensation expense of $7,422,035 for 1993. For 1993, 1994 and the first three months of 1995, the historical financial statements do not include a provision for U.S. federal income taxes.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

     Pro forma financial statement information has been included to present the 1995 income statement data as if U.S. federal income had been taxable to JDA rather than the stockholders; and to eliminate the tax provision at March 31, 1995 which established deferred taxes applicable to the Predecessor Companies which were taxed as S Corporations.

     The Company is preparing for an IPO of its common stock which, upon completion, will result in the conversion of all outstanding shares of Preferred Stock into 2,800,000 shares of common stock and $7,500,000 of Series B Preferred Stock (Note 7), which Series B Preferred Stock will be redeemed from the proceeds from the offering. The accompanying pro forma balance sheet information gives effect to the conversion of all outstanding shares of Preferred Stock into common stock and Series B Preferred Stock at the closing of the offering. The provisions of the Series B Preferred Stock require that the stock be redeemed within two days after receipt of the proceeds from the offering.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS -- JDA is a leading international provider of comprehensive enterprise-wide solutions that address mission-critical business information requirements of retail organizations. The Company's products and services are marketed and sold on credit terms in the United States through the Company's direct sales force and a network of value-added implementors, systems integrators and consultants. Sales to customers outside the U.S. are facilitated by an overseas direct sales force employed by the Company's subsidiaries and through a network of sales agents and distributors. The Company's solutions have been deployed by a broad range of retail enterprises worldwide.

     A summary of significant accounting policies is as follows:

          a. Principles of Consolidation -- The consolidated financial statements include the accounts of JDA and its wholly-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

          b. Revenue -- JDA derives its revenues from software licenses and consulting, maintenance and other services. The Company records revenues from software licenses as completed products are shipped if collection of the related receivable is probable and the Company's remaining obligation with respect to the contract is insignificant. Allowances for product returns are estimated based on previous experience and are recorded as a reduction of revenue at the time sales are recognized. Consulting services are billed on an hourly basis and revenues are recorded as the work is performed. Maintenance revenues are recorded as revenue in the applicable month.

          c. Cash and Cash Equivalents -- All highly liquid investments with an original maturity of three months or less are recorded as cash equivalents.

          d. Equipment and Leasehold Improvements are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the related assets, generally three to seven years, or the life of the lease, whichever is shorter.

          e. Product Development Costs -- Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility has been established. JDA considers technological feasibility to be established when all planning, designing, coding and testing has been completed according to design specifications. After technological feasibility is established, any additional costs would be capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Historically product development has been substantially completed concurrently with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

          f. Deferred Revenue represents advance customer billings on maintenance, software license receivables due after 12 months and consulting projects which will be recognized as revenue as the work is performed.

          g. Income Taxes through March 30, 1995 have been provided on income taxable to the Predecessor Companies in accordance with SFAS No. 109, Accounting for Income Taxes. Through that date, substantially all income subject to U.S. federal income tax was attributable to certain Predecessor Companies which had elected S Corporation status under the Internal Revenue Code. Accordingly, historical tax provisions through that date do not include provisions for U.S. federal income taxes. Subsequent to March 30, 1995, taxes have been provided on all income in accordance with SFAS No. 109.

          At March 31, 1995, deferred income taxes were established for those Predecessor Companies that had been treated as S Corporations. Such income taxes aggregating $260,000 have been included in the historical income tax provision at that date.

          h. Pro Forma Net Income Per Share has been calculated for 1995 based upon the number of shares of common and equivalent shares outstanding subsequent to the Reorganization including the common shares that will be issued upon the conversion of the Preferred Stock, plus the estimated number of shares that will be necessary to repay certain stockholder notes arising from the Reorganization and the redemption of Series B Preferred Stock. Outstanding options have not been considered because, as described in Note 8, no dilution will result from the exercise of such options.

          i. Foreign Currency -- Foreign currency assets and liabilities are generally translated into U.S. dollars using the exchange rates in effect at the statement of financial position date. Results of operations are generally translated using the average exchange rates throughout the period. The effects of exchange rate fluctuations on translation of assets and liabilities are reported as a separate component of equity.

          j. New Accounting Pronouncements -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" and SFAS No. 123 "Accounting for Stock Based Compensation." Management believes the impact of SFAS No. 121 will not have a significant impact on the Company's financial statements. With respect to SFAS No. 123, the Company has determined that it will not change to the fair value method and will continue to use Accounting Principles Board Opinion No. 25 for measurement and recognition of employee stock based transactions. (Note 8)

          k. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          l. Product Concentration -- The Company has to date derived substantially all of its revenues from the license and related consulting services of a limited number of information management software applications for the retail industry.

          m. Reclassifications -- Certain reclassifications were made to the 1993 and 1994 financial statements to conform with the 1995 presentation.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

3.  LINE OF CREDIT

     The Company has a $2,500,000 line of credit, bearing interest at the bank's reference rate plus .25% (8.75% at December 31, 1995), collateralized by accounts receivable and equipment. $1,925,000 of this line of credit was available to the Company at December 31, 1995. The line of credit is guaranteed by Armstrong and Pakis and matures on July 1, 1996. Under the terms of the line of credit, the Company is required to maintain certain tangible net worth and profitability requirements. JDA is in compliance with the agreement at December 31, 1995.

4.  ACCRUED AND OTHER LIABILITIES

     Accrued and other liabilities at December 31 consist of the following:

                                                                       1994         1995
                                                                    ----------   ----------
    Accrued compensation and benefits.............................  $  534,171   $  753,723
    Sales returns allowance.......................................          --      300,000
    Value added tax...............................................     532,881      244,144
    Accrued vacation..............................................     107,500      238,774
    Customer deposits.............................................     183,568      215,193
    Other accrued expenses........................................     346,597      837,475
                                                                    ----------   ----------
              Total...............................................  $1,704,717   $2,589,309
                                                                    ==========   ==========

     A sales returns allowance was established in 1995 following changes in software license contract terms and the introduction of new products.

5.  COMMITMENTS AND CONTINGENCIES

     The Company leases office space and certain equipment under capital and operating leases, including leases with stockholders (Note 10). The leases expire at various dates and include renewal options. Armstrong and Pakis guarantee certain of these leases. Capital leases included in equipment and leasehold improvements total approximately $279,000 and $192,000 (net of accumulated amortization of approximately $198,000 and $71,000) as of December 31, 1994 and 1995, respectively.

     Future minimum lease payments for such leases for the years ending December 31 are as follows:

                                                                     CAPITAL    OPERATING
                                                                      LEASE       LEASE
                                                                     --------   ----------
    1996...........................................................  $ 67,000   $1,153,000
    1997...........................................................    67,000      931,000
    1998...........................................................    53,600      749,000
    1999...........................................................    38,800      344,000
    2000...........................................................    15,400      198,000
    Thereafter.....................................................    52,000    2,600,000
                                                                     --------   ----------
              Total................................................   293,800   $5,975,000
                                                                                ==========
    Less amounts representing interest.............................   (40,440)
                                                                     --------
    Net present value of future minimum lease payments.............   253,360
    Less current portion...........................................   (52,651)
                                                                     --------
                                                                     $200,709
                                                                     ========

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

     Rent expense incurred under the operating leases for the three years ended December 31, 1995 was approximately $224,000, $289,000 and $707,000, respectively.

6.  INTERNATIONAL OPERATIONS

     For the three years ended December 31, amounts included in the consolidated financial statements applicable to international operations, principally those in the United Kingdom and Europe, were as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                      ---------------------------------------
                                                         1993          1994          1995
                                                      -----------   -----------   -----------
    REVENUES:
      United States.................................  $14,058,785   $17,691,505   $20,827,569
      United Kingdom and Europe.....................    6,262,317     5,662,800     8,113,328
      Asia..........................................           --       474,700     1,143,354
                                                      -----------   -----------   -----------
              Total revenues........................  $20,321,102   $23,829,005   $30,084,251
                                                      ===========   ===========   ===========
    INCOME (LOSS) FROM OPERATIONS:
      United States.................................  $(3,061,689)  $ 7,142,093   $ 4,817,466
      United Kingdom and Europe.....................    2,659,864     2,016,107     2,173,226
      Asia..........................................           --        64,050       512,745
                                                      -----------   -----------   -----------
              Total income (loss) from operations...  $  (401,825)  $ 9,222,250   $ 7,503,437
                                                      ===========   ===========   ===========
    ASSETS:
      United States.................................  $ 3,620,120   $ 9,145,065   $25,489,895
      United Kingdom and Europe.....................    3,233,592     2,062,155     2,033,366
      Asia..........................................           --       350,034       571,718
                                                      -----------   -----------   -----------
              Total assets..........................  $ 6,853,712   $11,557,254   $28,094,979
                                                      ===========   ===========   ===========

     In 1995, United States revenue includes export sales to Latin America totaling approximately $2,435,000.

     Transaction gains and losses recorded in income in 1993, 1994 and 1995 were immaterial.

     Translation adjustments recorded as a separate component of equity were:

                                                               1993        1994      1995
                                                             ---------   --------   -------
    Balance, beginning of year.............................  $  99,975   $ (4,915)  $15,937
    Unrealized gain (loss).................................   (104,890)    20,852    (3,141)
                                                             ---------   --------   -------
    Balance, end of year...................................  $  (4,915)  $ 15,937   $12,796
                                                             =========   ========   =======

7.  REDEEMABLE PREFERRED STOCK

     As explained in Note 1, the Preferred Stock was issued March 30, 1995 in connection with the Reorganization. Dividends are payable on the Preferred Stock only to the extent that dividends are declared payable on the common stock. In the event of an IPO as contemplated in Note 1 or at the option of the holder, the Preferred Stock is convertible into (1) 2,800,000 shares of common stock or 28% of total then outstanding shares of common stock, subject to certain anti-dilutive adjustments; and (2) 1,250,004 shares of Series B Redeemable Preferred Stock aggregating $7,500,000. The Series B Redeemable Preferred Stock is required to be redeemed by JDA no more than two days after the closing of a JDA IPO. The Preferred Stock may be redeemed by JDA for $15,000,000 until 2001 and after six years must be redeemed for $15,000,000 if requested by the holder.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

8.  EMPLOYEE BENEFIT PLANS

     JDA has adopted three stock option plans. The Board of Directors has reserved a total of 1,350,000 shares of common stock for issuance under the Company's 1995 Stock Option Plan (the "1995 Option Plan"). Both incentive stock options and nonstatutory stock options may be granted under the 1995 Option Plan. The exercise price of an incentive stock option and a nonstatutory stock option must be no less than the fair market value at the date of grant. Options granted under the 1995 Option Plan are subject to individual vesting schedules, but must be exercised within ten years of the date of grant.

     In connection with the issuance of the Preferred Stock (Note 1), two of the common stockholders, Armstrong and Pakis, have agreed that upon (1) the exercise of the first 850,000 employee stock options, they will sell an equivalent number of their common shares to JDA at the specific option exercise price; and (2) upon the exercise of the next 500,000 options, they will sell an equivalent number of their common shares to JDA at $.01 per share. Accordingly, shares outstanding of the Company will not increase upon the exercise of the first 1,350,000 stock options.

     At December 31, 1995, 50,000 options were available for additional grants under the 1995 Option Plan.

     The Board of Directors has also reserved a total of 1,250,000 shares of common stock for issuance under the Company's 1996 Employee Stock Option Plan (the "1996 Option Plan") and a total of 150,000 shares of common stock have been reserved for issuance under the Company's 1996 Outside Directors Stock Option Plan (the "Directors Plan"). At December 31, 1995, no options had been issued under the 1996 Option Plan. Options may be granted to employees, consultants, advisors and directors who are also employees, although only directors and officers who are also employees may receive incentive stock options intended to qualify for certain tax treatment. The exercise price of nonqualified stock options must equal at least 85% of the fair market value of the common stock on the date of grant, and in the case of incentive stock options must be no less than the fair market value. Options granted under the option plans generally vest over four years and must be exercised within ten years. No options have been granted under the Directors Plan. The Directors Plan provides for the automatic granting of nonqualified stock options to directors of the Company who are not employees of the Company ("Outside Directors").

     The following is a summary of changes in outstanding options related to the 1995 Option Plan:

                                                                  NUMBER OF      EXERCISE
                                                                   SHARES         PRICE
                                                                  ---------   --------------
      Outstanding at December 31, 1994..........................         --               --
        Granted.................................................  1,310,000   $3.50 to $5.25
        Cancelled or expired....................................    (10,000)           $4.25
        Exercised...............................................   (192,862)           $3.50
                                                                  ---------
      Outstanding at December 31, 1995..........................  1,107,138   $3.50 to $5.25
                                                                   ========
      Exercisable at December 31, 1995..........................    544,320
                                                                   ========

     The options granted during 1995 include 190,000 options issued at $5.25 which were compensatory, although such compensation was considered immaterial. The 192,862 options exercised in 1995 resulted in a charge to retained earnings and a credit to additional paid-in capital of $673,088 representing the acquisition of shares from Armstrong and Pakis, the cancellation of such shares and the reissuance of the shares to the option holders. Amounts paid to Armstrong and Pakis were equal to amounts received from the option holders upon exercise of their options.

     JDA has a defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees of JDA are eligible to participate in the plan after reaching age 21. Voluntary salary reductions may be elected by each participating employee and contributed to the plan. JDA may contribute an amount equal to 100% of the

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES employee's contribution up to 20% of the employee's annual wages. Employees are immediately vested for their own contributions and they are 100% vested in the Company's matching contributions after six years of service. The Company made approximately $57,000 of contributions to the plan in 1995, and no contributions in 1994 and 1993.

     In addition, a total of 200,000 shares of common stock have been reserved for issuance under the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). At December 31, 1995, no shares had been issued. The Purchase Plan permits eligible employees to purchase common stock at a discount through payroll deductions. The purchase price of the stock will be equal to 85% of the fair market value.

9.  INCOME TAXES

     As explained in Note 1, all U.S. federal taxable income was taxed to the Company's stockholders through March 31, 1995. Accordingly, the tax provision does not include provisions for U.S. federal income taxes through that date. Pro forma income tax provisions have been presented for 1995 in order to indicate the tax provision that would have been recorded had all income been taxable to JDA. The following presents income tax provisions for the three years ended December 31, 1995:

                                                                                  1995
                                                                           ------------------
                                                            1993    1994   ACTUAL   PRO FORMA
                                                            -----   ----   ------   ---------
                                                                (IN
                                                             THOUSANDS)
    Current:
      Federal.............................................                 $1,354     $2,410
      State...............................................   $ 71   $ 62      320        362
      Foreign.............................................    794    438      140        140
                                                             ----   ----   ------     ------
              Total current...............................    865    500    1,814      2,912
                                                             ----   ----   ------     ------
    Deferred:
      Federal.............................................                   (299)      (236)
      State...............................................                    (53)       (42)
      Foreign.............................................                     35         35
                                                                           ------     ------
              Total deferred..............................                   (317)      (243)
                                                                           ------     ------
              Total provisions............................   $865   $500   $1,497     $2,669
                                                             ====   ====   ======     ======

     JDA's effective tax rate differs from the federal statutory rate as follows:

                                                                            1995
                                                                           ------
                                                          1993     1994    ACTUAL   PRO FORMA
                                                          -----   ------   ------   ---------
                                                          (IN THOUSANDS)
    Federal statutory rate..............................  $(195)  $3,060   $2,404     $2,404
    Research and development credit.....................                      (30)       (30)
    Record deferred income taxes........................                     (260)
    Foreign and state income taxes......................    793       62      274        384
    S Corporation benefit...............................    267   (2,622)    (802)
    Other...............................................                      (89)       (89)
                                                          -----   ------   ------     ------
      Total.............................................  $ 865   $  500   $1,497     $2,669
                                                          =====   ======   ======     ======

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

     Significant components of the Company's net deferred tax asset (liability) as of December 31, 1995 are as follows:

                                                                     CURRENT    NON-CURRENT
                                                                     --------   -----------
    Deferred tax asset:
      Accrued compensation.........................................  $ 95,500
      Sales returns allowance......................................   120,000
      Allowance for doubtful accounts..............................   120,000
      Other........................................................   124,800
                                                                     --------
                                                                      460,300
    Deferred tax liability:
      Tax over book depreciation...................................              $(108,000)
      Other........................................................   (35,000)
                                                                     --------
                                                                     $425,300    $(108,000)
                                                                     ========    =========

     No deferred taxes were recorded at December 31, 1994 due to the S Corporation status of the Predecessor Companies which earned substantially all of the Company's U.S. taxable income.

10.  RELATED PARTIES

     Transactions with stockholders for the three years ended December 31, 1995 consist principally of the leasing of office space to JDA, the receipt by Armstrong and Pakis of dividends and other tax related compensation arising from the former S corporation status of certain of the Predecessor Companies, interest to Armstrong and Pakis and the receipt by Armstrong and Pakis of Notes and cash arising from the Reorganization discussed in Note 1.

     The following summarizes such transactions:

          a. Notes issued to stockholders consist of $14,000,000 of notes due on January 11, 1996 with interest at 6.3%, $898,990 of notes with interest at 8% due January 13, 1996 and $5,203,931 of notes with interest at 8% due through 2000. A portion of the 1993 tax related compensation expense ($2,413,000) was paid with a note payable which has been consolidated with the $5,203,931 notes issued in connection with the Reorganization. The $14,000,000 notes were repaid on January 11, 1996 and the $898,990 notes were paid January 13, 1996; the notes with a face value of $5,203,931 provide for an acceleration clause whereby the holder may demand payment upon the Company's closing of an IPO of at least $15,000,000. (Note 1). At December 31, 1995, the remaining balance of such notes was $4,880,832.

          b. Interest expenses applicable to stockholder notes aggregated $182,200, $241,300 and $1,046,300 in the three years ended December 31, 1995.

          c. Office lease payments to stockholders aggregated $120,000, $120,000 and $50,000 for the three years ended December 31, 1995.

11.  UNAUDITED NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to interim financial statements. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments and reclassifications considered necessary for a fair and comparable presentation have been included and are of a normal recurring

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES nature. Operating results for the nine months ended September 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

COMPLETION OF INITIAL PUBLIC OFFERING

     On March 15, 1996, the Company successfully completed its initial public offering of common stock. The Company sold 2,182,866 shares of common stock in the initial public offering for $25,301,290 net of issuance costs of $1,089,560.

     In March 1996, subsequent to the initial public offering, all outstanding shares of the Series A Redeemable Convertible Preferred Stock were converted into (1) 2,800,000 shares of common stock and (2) 1,250,004 shares of Series B Redeemable Preferred Stock. The Series B Redeemable Preferred Stock was then redeemed for $7,500,000 in cash.

ACQUISITION OF JDA SOFTWARE SERVICES LTD

     On August 15, 1996, the Company acquired JDA Software Services Ltd. ("JDA Canada") for 143,926 shares of common stock. JDA Canada was previously an affiliated company, but has been independently owned since 1987. The acquisition was accounted for as a purchase resulting in goodwill of $1,677,507, which will be amortized over 15 years. Unaudited pro-forma operating results for the year ended December 31, 1995, and the nine months ended September 30, 1996, assuming that the acquisition had occurred at the beginning of the applicable year are as follows:

                                                                YEAR ENDED         NINE MONTHS ENDED
                                                             DECEMBER 31, 1995     SEPTEMBER 30, 1996
                                                             -----------------     ------------------
Revenues...................................................     $33,273,314            $35,026,070
                                                                ===========            ===========
Net income.................................................     $ 4,318,633            $ 5,099,379
                                                                ===========            ===========
Net income per share.......................................     $      0.39            $      0.43
                                                                ===========            ===========

NET INCOME PER SHARE

     Income per common and common equivalent share for the nine months ended September 30, 1996 is computed on the weighted average number of common shares outstanding during the period and includes the effect of shares issuable upon exercise of stock options utilizing the treasury stock method when the effect of such issuance is dilutive.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS

     On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed Of". The adoption of SFAS No. 121 had no effect on these interim unaudited condensed consolidated financial statements.

COMMON STOCK OFFERING

     The Company is preparing for a common stock offering of an aggregate of 2,450,000 shares of which 750,000 will be sold by the Company and 1,700,000 shares will be sold by selling stockholders.

RELATED PARTIES

     In March 1996, with the proceeds of the IPO, the Company repaid notes of $4,880,832 held by stockholders.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

LITIGATION

     In February 1996, a dispute arose with one of the Company's customers. The Company initiated arbitration proceedings against the customer in an effort to collect approximately $100,000 in remaining amounts due pursuant to its contract with the customer. The customer counterclaimed for a full refund of the approximately $985,000 previously paid to the Company, and the Company is vigorously defending such counterclaim. The arbitration proceedings remain ongoing, and the parties are engaged in settlement negotiations. Although management believes, based upon information currently available, that a settlement can be reached upon terms acceptable to the Company, there can be no assurance that such will be the case or that any settlement can be reached in this matter. The Company does not believe that the ultimate outcome of this proceeding will have a material adverse effect on the Company.

     In May 1996, Niederhoffer and Niederhoffer, Inc. ("Niederhoffer") filed a demand for arbitration asserting a claim against JDA Software Services, Inc., a wholly owned subsidiary of the Company. Niederhoffer's claims are based upon an agreement between it and JDA Software Services, Inc. dated April 6, 1990 (the "Finder's Agreement"). Niederhoffer alleges entitlement to a finder's fee in connection with the purchase of convertible preferred stock in the Company in March 1995 by six investment funds advised by TA Associates, Inc. and its affiliates ("TA Investment"), and a claim for Common Stock arising from the related establishment of the Company and reorganization of the Company's wholly owned subsidiaries pursuant to which Company Common Stock was issued to such subsidiaries' stockholders (the "Reorganization"). In the arbitration, Niederhoffer claims damages of approximately $770,000 and asserts a right to 504,000 shares of the Company's Common Stock.

     The Company is contesting both the applicability of the Finder's Agreement to the TA Investment and the related Reorganization and the measurement of the damages as claimed by Niederhoffer. The arbitration is expected to be concluded in December 1996, with the arbitrators' decision rendered following conclusion of the arbitration.

     The Company and its counsel believe that the Company has meritorious defenses to Niederhoffer's claims, and the Company intends to vigorously defend its position in the arbitration. However, since the results of arbitration proceedings are inherently unpredictable, no assurance can be given with respect to the arbitration's outcome or the total expense or possible damages, if any, that may be incurred in the arbitration proceedings or as a result of a settlement or an arbitration award. In the event the arbitration panel concludes that the TA Investment and related Reorganization fell within the scope of the Finder's Agreement, and further agrees with Niederhoffer's assessment of damages, the Company could be required to make cash payments as well as issue to Niederhoffer up to 504,000 shares of the Company's Common Stock or make an additional cash payment to Niederhoffer based upon the arbitrators' determination of the value of such shares. The Company believes that an arbitrators' decision to award up to 504,000 shares of Common Stock to Niederhoffer based upon a determination that such shares were issuable as a result of the TA Investment would be treated as a charge to additional paid-in capital. Such charge would reduce additional paid-in capital by the amount of any cash paid plus the value of the Common Stock issued, valued as of the date of the TA Investment. However, any cash awarded in lieu of shares in excess of the value of such shares at the date of the TA Investment would be recorded as litigation expense and could have an immediate and material adverse effect on the Company's operating results. In addition, any cash awarded to Niederhoffer would reduce the Company's available liquidity. Any shares of Common Stock awarded to Niederhoffer would have a dilutive effect on the Company's earnings per share.

                   JDA SOFTWARE GROUP, INC. AND SUBSIDIARIES

STOCK OPTIONS

     The following is a summary of changes in outstanding options related to:

                                                         NUMBER OF          EXERCISE
                                                          SHARES              PRICE
                                                         ---------       ---------------
        The 1995 Option Plan:
        Outstanding at December 31, 1995...............  1,107,138        $3.50 to $5.25
          Exercised....................................   (175,896)       $3.50 to $4.25
                                                         ---------
        Outstanding at September 30, 1996..............    931,242        $3.50 to $5.25
                                                          ========
        Exercisable at September 30, 1996..............    512,708        $3.50 to $5.25
                                                          ========
        The 1996 Option Plan:
        Outstanding at December 31, 1995...............          0
          Granted......................................    305,000       $9.60 to $19.75
          Cancelled or expired.........................          0
          Exercised....................................         (0)
                                                         ---------
        Outstanding at September 30, 1996..............    305,000       $9.60 to $19.75
                                                          ========
        Exercisable at September 30, 1996..............     20,000                 $9.60
                                                          ========

LINE OF CREDIT

     The Company's $2,500,000 line of credit was increased to $5,000,000 on June 17, 1996 and bears interest at the bank's reference rate. The line of credit is no longer guaranteed by Armstrong and Pakis and matures July 1, 1998.

                                  * * * * * *

------------------------------------------------------
------------------------------------------------------

  No dealer, sales representative or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                          ----------------------------

                               TABLE OF CONTENTS
                          ----------------------------


                                         Page
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    5
Use of Proceeds........................   13
Reorganization and Prior S Corporation
  Status...............................   13
Dividend Policy........................   13
Price Range of Common Stock............   14
Capitalization.........................   15
Selected Consolidated Financial Data...   16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   18
Business...............................   27
Management.............................   43
Certain Transactions...................   49
Principal and Selling Stockholders.....   52
Description of Capital Stock...........   54
Shares Eligible for Future Sale........   55
Underwriting...........................   57
Legal Matters..........................   58
Experts................................   58
Available Information..................   58
Index to Consolidated Financial
  Statements...........................  F-1


------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,450,000 SHARES

                            JDA SOFTWARE GROUP, INC.

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                             MONTGOMERY SECURITIES

                               HAMBRECHT & QUIST

                               PIPER JAFFRAY INC.

                                November  , 1996

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. The Company is paying all of the expenses incurred on behalf of the Selling Stockholders (other than underwriting discounts and commissions). All amounts shown are estimates except for the registration fee and the NASD filing fee.

Registration fee..................................................................    29,136
NASD filing fee...................................................................    10,115
Nasdaq National Market fee........................................................    16,838
Blue sky qualification fees and expenses..........................................    10,000
Printing and engraving expenses...................................................   100,000
Legal fees and expenses...........................................................   100,000
Accounting fees and expenses......................................................    45,000
Transfer agent and registrar fees.................................................     8,000
Fee for Custodian for Selling Stockholders........................................     3,000
Miscellaneous.....................................................................    27,911
          Total...................................................................  $350,000
                                                                                     =======

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Second Restated Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements with its directors, certain of its executive officers and TA Associates that require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officers' liability insurance, if available on reasonable terms.

     These indemnification provisions and the indemnification agreements entered into between the Registrant and its directors, certain of its executive officers and TA Associates, may be sufficiently broad to permit indemnification of the Registrant's officers, directors and TA Associates for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since November 1, 1993, the Registrant has sold and issued the following unregistered securities:

          (a) Issuances of Shares of Common and Preferred Stock.

          On March 30, 1995, the registrant issued a total of 2,800,000 shares of Series A Preferred Stock to TA Associates at a price of $5.35715 per share.

          On March 30, 1995, the Registrant also issued 7,200,000 shares of Common Stock to three current officers of the Company and one corporation wholly-owned by one of the officers in exchange for stock in certain Subsidiaries of the Registrant, Promissory Notes executed by the Company in favor of the officers in the aggregate amount of $15,285,197 and cash in the amount of $1 million. See "Certain Transactions."

          On August 15, 1996, the Company issued an aggregate of 143,926 shares of Common Stock to the shareholders of JDA Software Services Ltd., a Canadian corporation, in exchange for all of the outstanding capital stock of JDA Software Services Ltd. The issuance of Common Stock in connection with the acquisition of JDA Software Services Ltd. was exempt from the registration requirements of the Securities Act pursuant to Regulation S promulgated thereunder.

          (b) Option Issuances to, and Exercises by, Employees and
     Directors. From March 30, 1995 to June 13, 1996, the Registrant issued options to purchase a total of 1,420,000 shares of Common Stock at exercise prices ranging from $3.50 to $13.00 per share to 36 employees and two Outside Directors. No consideration was paid to the Registrant by any recipient of any of the foregoing options for the grant of any such options. From March 30, 1995 to June 13, 1996, the Registrant issued a total of 211,075 shares of Common Stock to 24 employees upon exercise of stock options at an exercise price of $3.50 per share.

     There were no underwriters employed in connection with any of the transactions set forth in Item 15.

     Unless otherwise provided above, the issuances described in Items 15(a) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, the issuances described in Item 15(b) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS.


  EXHIBIT
  NUMBER                                     DESCRIPTION OF DOCUMENT
-----------        ----------------------------------------------------------------------------
     1.1      --   Form of Underwriting Agreement.
     3.1*     --   Second Restated Certificate of Incorporation of the Company.
     3.2*     --   Bylaws.
     4.1*     --   Specimen Common Stock certificate.
     4.2*     --   Stock Redemption Agreement among the Company, James D. Armstrong and
                   Frederick M. Pakis dated March 30, 1995.
     4.3*     --   Stockholders' Agreement among the Company, James D. Armstrong, Frederick M.
                   Pakis, James L. Smith and the purchasers of the Series A Preferred Stock dated March 30, 1995.
     5.1      --   Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.
    10.1*     --   Form of Indemnification Agreement.
    10.2*     --   1995 Stock Option Plan, as amended, and form of agreement thereunder.
    10.3*     --   1996 Stock Option Plan and forms of agreements thereunder.
 (1)10.4      --   1996 Employee Stock Purchase Plan, as amended, and form of agreement thereunder.
    10.5*     --   1996 Outside Directors Stock Option Plan and forms of agreements thereunder.
    10.6*     --   Employment Agreement between James D. Armstrong and JDA Software, Inc. dated
                   March 30, 1995, as amended.
    10.7*     --   Employment Agreement between Frederick M. Pakis and JDA Software, Inc. dated
                   March 30, 1995, as amended.
    10.8*     --   Employment Agreement between James L. Smith and JDA Software, Inc. dated
                   March 30, 1995, as amended.

  EXHIBIT
  NUMBER                                     DESCRIPTION OF DOCUMENT
-----------        ----------------------------------------------------------------------------
    10.9*     --   Employment Agreement between Thomas M. Proud and JDA Software, Inc. dated
                   November 13, 1995.
 (1)10.10     --   Lease Agreement between The Manufacturers Life Insurance Company and JDA
                   Software Canada Ltd. (formerly known as JDA Software Services Ltd.) dated
                   December 6, 1995 (North York, Ontario).
    10.11*    --   Series A Preferred Stock and Common Stock Exchange Agreement among the
                   Company, James D. Armstrong, Frederick M. Pakis, James L. Smith and the
                   purchasers named therein dated March 30, 1995.
    10.12*    --   Assignment and Assumption Agreement regarding Master Lease between Pacific
                   Atlantic Systems Leasing, Inc. and JDA Software, Inc. and Consent of
                   Paradise Partners Limited Partnership to Assignment, dated March 17, 1995
                   (Phoenix, Arizona).
    10.13*    --   Lease Agreement between Pakis-Armstrong Venture and JDA Software, Inc. dated
                   January 1, 1996 (Scottsdale, Arizona).
    10.14*    --   Lease Agreement between Holly Pond Associates Limited Partnership and JDA
                   Software, Inc. dated June 16, 1993 (Stamford, Connecticut).
    10.15*    --   Lease Agreement between Woodhill Associates and JDA Software, Inc. dated
                   July 10, 1992 and First Lease Amendment between Metropolitan Life Insurance
                   Company, successor in interest to Woodhill Associates, and JDA Software,
                   Inc. dated May 16, 1995 (Norcross, Georgia).
    10.16*    --   Lease Agreement between The Port of Singapore Authority and JDA Asia Pte
                   Ltd. dated September 12, 1995 (Singapore).
    10.17*    --   Lease Agreements between Skanda Developments Limited and JDA Software
                   Services Ltd. (predecessor to JDA International Ltd.) dated June 25, 1991
                   (England).
    10.18*    --   Lease Agreement between BBS Business -- und Buroservice in Niederrad GmbH and JDA Software GmbH dated July 4, 1995 (Germany).
    10.19*+   --   License Agreement between Uniface Corporation and JDA Software, Inc. dated
                   February 9, 1994.
    10.20*+   --   Standard Value-Added Reseller Agreement between Uniface Corporation and JDA
                   Software, Inc. dated February 9, 1994.
   10.21***   --   Acquisition and Exchange Agreement among the Company and the Shareholders of
                   JDA Software Services Ltd. dated August 15, 1996.
    10.22*    --   Promissory Notes of the Company payable to James D. Armstrong, Frederick M.
                   Pakis and James L. Smith dated March 30, 1995.
    10.23*    --   Promissory Notes of JDA Software, Inc. payable to James D. Armstrong and
                   Frederick M. Pakis, guaranteed by the Company, dated March 29, 1995.
    10.24*    --   Promissory Notes of JDA Worldwide, Inc. payable to James D. Armstrong and
                   Frederick M. Pakis, guaranteed by the Company, dated March 29, 1995.
    10.25*    --   JDA Software, Inc. 401(k) Profit Sharing Plan, adopted as amended effective
                   January 1, 1995.
 (1)10.26     --   Business Loan Agreement between Bank of America Arizona and JDA Software,
                   Inc. dated June 17, 1996.
    10.27**   --   Second Amendment to Employment Agreement between James D. Armstrong and JDA
                   Software, Inc. dated April 23, 1996.
    10.28**   --   Second Amendment to Employment Agreement between Frederick M. Pakis and JDA
                   Software, Inc. dated April 23, 1996.
    10.29**   --   Second Amendment to Employment Agreement between James L. Smith and JDA
                   Software, Inc. dated April 23, 1996.
 (1)10.30     --   Lease Agreement between Oxford Development Group, Inc. and JDA Software
                   Canada Ltd. (formerly known as JDA Software Services Ltd.) dated July 11,
                   1994 (Calgary, Alberta).

  EXHIBIT
  NUMBER                                     DESCRIPTION OF DOCUMENT
-----------        ----------------------------------------------------------------------------
 (1)11.1      --   Statement regarding computation of earnings per share.
 (1)21.1      --   Subsidiaries of the Registrant.
    23.1      --   Consent of Independent Auditors.
    23.2      --   Consent of Counsel (included in Exhibit 5.1).
 (1)24.1      --   Power of Attorney (see page II-5).
 (1)27.1      --   Financial Data Schedule.


---------------

  * Incorporated by reference to the Company's Registration Statement Form S-1 (No. 333-748), declared effective on March 14, 1996.

 ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, as filed on August 14, 1996.

*** Incorporated by reference to the Company's Current Report on Form 8-K dated
    August 15, 1996, as filed on August 30, 1996.

  + Confidential treatment has been granted as to part of this exhibit.


(1) Previously filed as an exhibit to this Registration Statement.


     (B) FINANCIAL STATEMENT SCHEDULES.

          Schedule II -- Valuation and Qualifying Accounts and Reserves

          Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, County of Maricopa, State of Arizona, on the 19th day of November, 1996.


                                          JDA SOFTWARE GROUP, INC.


                                          By:    /s/  FREDERICK M. PAKIS


                                            ------------------------------------

                                                     Frederick M. Pakis


                                                         President

                                               (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                  SIGNATURE                               TITLE                    DATE
---------------------------------------------  ----------------------------  -----------------
                  JAMES D. ARMSTRONG*          Chief Executive Officer and   November 19, 1996
---------------------------------------------    Director (Principal
             James D. Armstrong                  Executive Officer)
                   FREDERICK M. PAKIS*         President and Director        November 19, 1996
---------------------------------------------    (Principal Executive
             Frederick M. Pakis                  Officer)
                     THOMAS M. PROUD*          Vice President and Chief      November 19, 1996
---------------------------------------------    Financial Officer
               Thomas M. Proud                   (Principal Financial and
                                                 Accounting Officer)
                     KURT R. JAGGERS*          Director                      November 19, 1996
---------------------------------------------
               Kurt R. Jaggers
                    CRAWFORD L. COLE*          Director                      November 19, 1996
---------------------------------------------
              Crawford L. Cole
      *By:     /s/  FREDERICK M. PAKIS
---------------------------------------------
             Frederick M. Pakis
              Attorney-in-Fact

                            JDA SOFTWARE GROUP, INC.

                                  SCHEDULE II

                          VALUATION AND QUALIFYING ACCOUNTS
                                    1995 AND 1994

                                        ADDITIONS                  CHARGED
                                        BALANCE AT    CHARGED TO      TO
                                       BEGINNING OF   COSTS AND     OTHER                     BALANCE AT END
             DESCRIPTION                  PERIOD       EXPENSES    ACCOUNTS   DEDUCTIONS        OF PERIOD
-------------------------------------  ------------   ----------   --------   ----------      --------------
FOR THE NINE MONTHS ENDED SEPTEMBER
  30:
1996 (UNAUDITED)
Allowance for Doubtful Accounts......    $350,700      $435,000    $110,130    $(86,830)        $  809,000
Sales Returns Allowance..............     300,000       150,000          --          --            450,000
                                         --------      --------     -------    --------           --------
          Total......................    $650,700      $585,000    $110,130    $(86,830)        $1,259,000
                                         ========      ========     =======    ========           ========
FOR THE YEARS ENDED DECEMBER 31:
1995
Allowance for Doubtful Accounts......    $112,700      $327,453          --    $(89,453)(1)     $  350,700
Sales Returns Allowance..............          --       300,000          --          --            300,000
                                         --------      --------     -------    --------           --------
          Total......................    $112,700      $627,453          --    $(89,453)        $  650,700
                                         ========      ========     =======    ========           ========
1994
Allowance for Doubtful Accounts......    $  2,500      $110,200          --          --         $  112,700
                                         ========      ========     =======    ========           ========
1993
Allowance for Doubtful Accounts......    $ 76,000            --          --    $(73,500)(1)     $    2,500
                                         ========      ========     =======    ========           ========

---------------

(1) Represents accounts receivable which were written off.

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
  EXHIBIT                                                                                NUMBERED
  NUMBER                               DESCRIPTION OF DOCUMENT                             PAGE
-----------        ----------------------------------------------------------------    ------------
     1.1      --   Form of Underwriting Agreement.
     3.1*     --   Second Restated Certificate of Incorporation of the Company.
     3.2*     --   Bylaws.
     4.1*     --   Specimen Common Stock certificate.
     4.2*     --   Stock Redemption Agreement among the Company, James D. Armstrong and Frederick M. Pakis dated March 30, 1995.
     4.3*     --   Stockholders' Agreement among the Company, James D. Armstrong,
                   Frederick M. Pakis, James L. Smith and the purchasers of the
                   Series A Preferred Stock dated March 30, 1995.
     5.1      --   Opinion of Gray Cary Ware & Freidenrich, A Professional
                   Corporation.
    10.1*     --   Form of Indemnification Agreement.
    10.2*     --   1995 Stock Option Plan, as amended, and form of agreement
                   thereunder.
    10.3*     --   1996 Stock Option Plan and forms of agreements thereunder.
 (1)10.4      --   1996 Employee Stock Purchase Plan, as amended, and form of agreement thereunder.
    10.5*     --   1996 Outside Directors Stock Option Plan and forms of agreements thereunder.
    10.6*     --   Employment Agreement between James D. Armstrong and JDA
                   Software, Inc. dated March 30, 1995, as amended.
    10.7*     --   Employment Agreement between Frederick M. Pakis and JDA
                   Software, Inc. dated March 30, 1995, as amended.
    10.8*     --   Employment Agreement between James L. Smith and JDA Software,
                   Inc. dated March 30, 1995, as amended.
    10.9*     --   Employment Agreement between Thomas M. Proud and JDA Software,
                   Inc. dated November 13, 1995.
 (1)10.10     --   Lease Agreement between The Manufacturers Life Insurance Company and JDA Software Canada Ltd. (formerly known as JDA Software
                   Services Ltd.) dated December 6, 1995 (North York, Ontario).
    10.11*    --   Series A Preferred Stock and Common Stock Exchange Agreement
                   among the Company, James D. Armstrong, Frederick M. Pakis, James
                   L. Smith and the purchasers named therein dated March 30, 1995.
    10.12*    --   Assignment and Assumption Agreement regarding Master Lease between Pacific Atlantic Systems Leasing, Inc. and JDA Software,
                   Inc. and Consent of Paradise Partners Limited Partnership to
                   Assignment, dated March 17, 1995 (Phoenix, Arizona).
    10.13*    --   Lease Agreement between Pakis-Armstrong Venture and JDA
                   Software, Inc. dated January 1, 1996 (Scottsdale, Arizona).
    10.14*    --   Lease Agreement between Holly Pond Associates Limited
                   Partnership and JDA Software, Inc. dated June 16, 1993
                   (Stamford, Connecticut).
    10.15*    --   Lease Agreement between Woodhill Associates and JDA Software,
                   Inc. dated July 10, 1992 and First Lease Amendment between
                   Metropolitan Life Insurance Company, successor in interest to
                   Woodhill Associates, and JDA Software, Inc. dated May 16, 1995
                   (Norcross, Georgia).
    10.16*    --   Lease Agreement between The Port of Singapore Authority and JDA
                   Asia Pte Ltd. dated September 12, 1995 (Singapore).
    10.17*    --   Lease Agreements between Skanda Developments Limited and JDA
                   Software Services Ltd. (predecessor to JDA International Ltd.)
                   dated June 25, 1991 (England).

                                                                                       SEQUENTIALLY
  EXHIBIT                                                                                NUMBERED
  NUMBER                               DESCRIPTION OF DOCUMENT                             PAGE
-----------        ----------------------------------------------------------------    ------------
    10.18*    --   Lease Agreement between BBS Business -- und Buroservice in
                   Niederrad GmbH and JDA Software GmbH dated July 4, 1995
                   (Germany).
    10.19*+   --   License Agreement between Uniface Corporation and JDA Software,
                   Inc. dated February 9, 1994.
    10.20*+   --   Standard Value-Added Reseller Agreement between Uniface
                   Corporation and JDA Software, Inc. dated February 9, 1994.
   10.21***   --   Acquisition and Exchange Agreement among the Company and the
                   Shareholders of JDA Software Services Ltd. dated August 15,
                   1996.
    10.22*    --   Promissory Notes of the Company payable to James D. Armstrong,
                   Frederick M. Pakis and James L. Smith dated March 30, 1995.
    10.23*    --   Promissory Notes of JDA Software, Inc. payable to James D.
                   Armstrong and Frederick M. Pakis, guaranteed by the Company, dated March 29, 1995.
    10.24*    --   Promissory Notes of JDA Worldwide, Inc. payable to James D.
                   Armstrong and Frederick M. Pakis, guaranteed by the Company, dated March 29, 1995.
    10.25*    --   JDA Software, Inc. 401(k) Profit Sharing Plan, adopted as
                   amended effective January 1, 1995.
 (1)10.26     --   Business Loan Agreement between Bank of America Arizona and JDA
                   Software, Inc. dated June 17, 1996.
    10.27**   --   Second Amendment to Employment Agreement between James D.
                   Armstrong and JDA Software, Inc. dated April 23, 1996.
    10.28**   --   Second Amendment to Employment Agreement between Frederick M.
                   Pakis and JDA Software, Inc. dated April 23, 1996.
    10.29**   --   Second Amendment to Employment Agreement between James L. Smith and JDA Software, Inc. dated April 23, 1996.
 (1)10.30     --   Lease Agreement between Oxford Development Group, Inc. and JDA
                   Software Canada Ltd. (formerly known as JDA Software Services
                   Ltd.) dated July 11, 1994 (Calgary, Alberta).
 (1)11.1      --   Statement regarding computation of earnings per share.
 (1)21.1      --   Subsidiaries of the Registrant.
    23.1      --   Consent of Independent Auditors.
    23.2      --   Consent of Counsel (included in Exhibit 5.1).
 (1)24.1      --   Power of Attorney (see page II-5).
 (1)27.1      --   Financial Data Schedule.


---------------

  * Incorporated by reference to the Company's Registration Statement Form S-1 (No. 333-748), declared effective on March 14, 1996.

 ** Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996, as filed on August 14, 1996.

*** Incorporated by reference to the Company's Current Report on Form 8-K dated
    August 15, 1996, as filed on August 30, 1996.

  + Confidential treatment has been granted as to part of this exhibit.


(1) Previously filed as an exhibit to this Registration Statement.